Form 10-K405, Exhibit 13
period 1996-12-31
WILLBROS GROUP INC
filed 1997-03-31
CIK 895450

                                                       EXHIBIT 13



         SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      (Dollar amounts in thousands, except per share data)

                                             Year ended December 31,
                                        ---------------------------------
                                           1996        1995        1994
                                        ---------  ----------  ----------

  Statement of Income Data:
     Contract revenues                 $  197,688  $  220,506  $  145,716
     Operating expenses:
       Contract cost                      145,812     161,584      98,700
       Depreciation and amortization       13,932      15,193      14,598
       General and administrative          25,803      27,937      24,261
       Compensation from changes
        in redemption value of
        common stock                        6,122       2,100       1,681
                                        ---------  ----------  ----------
     Operating income                       6,019      13,692       6,476
     Net interest income (expense)           (215)        144         835
     Minority interest                     (2,220)     (1,589)     (1,758)
     Other income (expense)                 1,472        (381)        113
                                       ----------  ----------  ----------
     Income before income taxes             5,056      11,866       5,666
     Provision (credit) for income taxes    2,332         (75)     (4,146)
                                       ----------  ----------  ----------
     Net income                        $    2,724  $   11,941  $    9,812
                                       ==========  ==========  ==========
     Net income per share              $  .09(1)   $    .84    $    .70

  Cash Flow Data:
     Cash provided by (used in):
       Operating activities            $   29,961  $   (8,396) $   (3,771)
       Investing activities               (24,072)    (18,558)    (13,169)
       Financing activities                (1,630)     (2,321)     (1,271)
  Other Data:
     EBITDA (2)                        $   19,203  $   26,915  $   19,429
     Capital expenditures              $   24,957  $   18,946  $    7,171
     Backlog (3)                       $  108,751  $  139,359  $   97,493
     Number of employees                    3,700       3,110       2,030
  Balance Sheet Data (at period end):
     Cash and cash equivalents         $   24,118  $   19,859  $   49,142
     Working capital                       36,723      38,767      28,390
     Total assets                         147,465     149,954     131,188
     Total debt                             1,340       3,119       5,828
     Redemption value of common
      stock held by plan participants           -       7,918       5,430
     Redeemable Preferred Stock                 -      36,200      36,200
     Stockholders' equity                  92,386      39,273      27,340


                                                  Year ended December 31,
                                                  -----------------------
                                                       1993        1992
                                                  -----------------------
  Statement of Income Data: (CONTINUED)
     Contract revenues                             $  210,011  $  180,947
     Operating expenses:
       Contract cost                                  147,991     127,942
       Depreciation and amortization                   16,672      15,029
       General and administrative                      24,145      19,300
       Compensation from changes
        in redemption value of
        common stock                                    1,256       1,830
                                                    ---------   ---------
     Operating income                                  19,947      16,846
     Net interest income (expense)                       (785)     (2,133)
     Minority interest                                 (3,615)     (1,014)
     Other income (expense)                             5,567         176
                                                    ---------   ---------
     Income before income taxes                        21,114      13,875
     Provision (credit) for income taxes                8,405       2,764
                                                    ---------   ---------
     Net income                                    $   12,709  $   11,111
                                                    =========  ==========
     Net income per share                          $    .92    $    .85

  Cash Flow Data:
     Cash provided by (used in):
       Operating activities                        $   66,460  $   40,896
       Investing activities                           (14,621)    (83,875)
       Financing activities                            (8,175)    (41,758)
  Other Data:
     EBITDA (2)                                    $   38,571  $   31,037
     Capital expenditures                          $   16,534  $   15,047
     Backlog (3)                                   $   76,066  $  160,565
     Number of employees                                1,870       3,090
  Balance Sheet Data (at period end):
     Cash and cash equivalents                     $   67,346  $   24,080
     Working capital                                   20,663      14,481
     Total assets                                     152,059     118,831
     Total debt                                         6,639      16,000
     Redemption value of common
      stock held by plan participants                   3,279       2,038
     Redeemable Preferred Stock                        36,200      35,000
     Stockholders' equity                              20,295       7,983

----------------------------

(1) After deducting $1,448 ($.10 per common share) of dividends on the Company's Preferred Stock.
(2) EBITDA represents earnings (net income) before interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See the Company's Consolidated Statements of Cash Flows in the Company's Consolidated Financial Statements. EBITDA is included in this information because it is a basis upon which the Company assesses its financial performance.
(3) The Company follows a practice of reflecting anticipated revenues from uncompleted portions of existing contracts and contracts whose award is reasonably assured as backlog. Historically, a substantial amount of the Company's revenues in a given year have not been reflected in its backlog at the beginning of that year. The average of revenues for the years 1992 through 1996 exceeds the average of backlog at the beginning of the years 1992 through 1996 by more than 150%.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

  The Company derives its revenues from providing construction services, engineering services and specialty services to the oil and gas industry and government entities worldwide. The Company obtains contracts for its work primarily by competitive bidding or through negotiations with long standing clients. Bidding activity, backlog and revenues resulting from the award of contracts to the Company may vary significantly from period to period.

  A number of factors relating to the Company's business affect the Company's recognition of contract revenues. Revenues from fixed price construction and engineering contracts are recognized on the percentage-of-completion method. Under this method, estimated contract revenues are accrued based generally on the percentage that costs to date bear to total estimated costs, taking into consideration physical completion. Generally, the Company does not recognize income on a fixed-price contract until the contract is approximately 10% complete. Costs which are considered to be reimbursable are excluded before the percentage-of-completion calculation is made. Accrued revenues pertaining to reimbursables are limited to the cost of the reimbursables. If a current estimate of total contract cost indicates a loss on a contract, the projected loss is recognized in full when determined. Revenues from unit-price contracts are recognized as earned. Revenues from change orders, extra work, variations in the scope of work and claims are recognized when realization is assured.

  The Company derives its revenues from contracts with durations from a few weeks to several months or in some cases, more than a year. Unit-price contracts provide relatively even quarterly results; however, major projects are usually fixed-price contracts that may result in uneven quarterly financial results due to the method by which revenues are recognized. These financial factors, as well as external factors such as weather, client needs, client delays in approving change orders, labor availability, governmental regulation and politics may affect the progress of a project's completion and thus the timing of revenue recognition. The Company believes that its operating results should be evaluated over a relatively long time horizon during which major contracts in progress are completed and change orders, extra work, variations in the scope of work and claims are negotiated and realized.

  Under the Company's stock ownership plans established in 1992 and 1995, the Company had an obligation to purchase, under certain conditions and at a formula price, common stock held by retiring or terminating employees. The Company recorded as non-cash compensation expense the change in the redemption value at the end of each period using the maximum formula price. The Company recognized a non-cash compensation expense of $4.7 million for the difference between the maximum redemption value of the shares subject to redemption and the initial public offering price upon the effectiveness of the initial public offering. The amount of these non-cash compensation expenses have not been added back in calculating EBITDA. The Company's stock redemption obligations terminated in the fourth quarter of 1996.

  As previously noted, the Company uses EBITDA as part of its overall assessment of financial performance by comparing EBITDA between accounting periods. Management believes that EBITDA is used by the financial community as one way of measuring performance of companies in a peer group and in evaluating the market value of companies.

  The Company recognizes anticipated revenue as backlog when the award of a contract is reasonably assured. Backlog decreased $30.6 million to $108.8 million as of December 31, 1996, due to a $27.8 million decrease in Africa, a $29.5 million decrease in the Middle East and a $.5 million decrease in the C.I.S. offset by a $2.1 million increase in Asia, a $14.6 million increase in North America and a $10.5 million increase in South America.

RESULTS OF OPERATIONS
---------------------

 Year Ended December 31, 1996, Compared to Year Ended December
31, 1995

  CONTRACT REVENUES.   Contract revenues decreased $22.8 million
(10%) to $197.7 million for 1996. The decrease was due primarily to (a) a $19.2 million decrease in contract revenues in North America due to a $23.1 million reduction in construction services revenue offset by a $4.0 million increase in engineering and material procurement services in the United States; (b) an $8.7 million decrease in contract revenues in Africa where a $17.5 million increase in construction services revenue related to construction of a 20-inch gas pipeline river crossing and related facilities was offset by a $26.2 million decrease in specialty services revenue associated with construction of swamp flowlines, flowline repair, dredging, pipe coating and material procurement in Nigeria; offset by (c) a $4.5 million increase in contract revenues in Asia due to engineering, material procurement and construction services related to a 16 to 18-inch, 225-mile (365-kilometer) pipeline and four pump stations in Pakistan.

  CONTRACT COST. Contract cost decreased $15.8 million (10%) to $145.8 million for 1996. The decrease was primarily attributable to (a) a $20.1 million decrease in contract costs in North America due to a decrease in construction services activity; (b) a $7.4 million decrease in contract costs in Africa due primarily to decreases in specialty services work; offset by (c) a $10.9 million increase in contract costs in Asia.

  DEPRECIATION AND AMORTIZATION.   Depreciation and amortization
expense decreased $1.3 million to $13.9 million for 1996, due primarily to certain assets becoming fully depreciated.

  GENERAL AND ADMINISTRATIVE.   General and administrative
expense decreased $2.1 million to $25.8 million for 1996, primarily due to reduced incentive compensation expense.

  OPERATING INCOME.   Operating income decreased $7.7 million
(54%) to $6.0 million for 1996. The decrease was primarily attributable to (a) a $7.5 million reduction in Asia due to cost overruns and delay in settlement of certain project cost recoveries on a project in Pakistan; (b) a $1.9 million decrease in North America due to reduced construction services and a charge for compensation expense for the difference between the maximum redemption value of common stock subject to redemption and the initial public offering price; offset by (c) a $2.1 million increase in South America due to high margin specialty services activity in Venezuela, which was substantially completed in 1996.

  NET INTEREST INCOME (EXPENSE).   Net interest income decreased
$.3 million to a net expense of $.2 million for 1996, due primarily to a decrease in interest income on short-term investments.

  MINORITY INTEREST EXPENSE.   Minority interest expense
increased $.6 million to $2.2 million for 1996, due to the increased level of operations in jointly owned companies in certain work countries.

  OTHER INCOME (EXPENSE).   Other income increased $1.9 million
to $1.5 million for 1996. The increase was primarily due to (a) a $1.0 million increase in net foreign exchange gains arising from remeasuring assets and liabilities in countries with highly inflationary economies and (b) a $.7 million increase in net gains on sales and retirements of equipment.

  PROVISION (CREDIT) FOR INCOME TAXES.   The provision for income
tax expense increased $2.4 million to $2.3 million for 1996, due to increases in taxable income and tax rates in certain work countries in 1996, and a lesser reduction in 1996 than in 1995 in previous estimates of income taxes in certain work countries.

 Year Ended December 31, 1995, Compared to Year Ended December
31, 1994

  CONTRACT REVENUES.   Contract revenues increased $74.8 million
(51%) to $220.5 million for 1995. The increase was primarily attributable to (a) a $29.7 million increase in contract revenues in Asia from engineering, material procurement and construction services related to a 16 to 18-inch, 225-mile (365-kilometer) pipeline and four pump stations in Pakistan; (b) a $27.1 million increase in contract revenues in Africa related to specialty services associated with dredging, pipe coating and material procurement in Nigeria; (c) a $14.8 million increase in contract revenues in South America related to fabrication and installation of concrete piles and platforms and other specialty services in Venezuela; (d) a $7.0 million increase in contract revenues in North America associated with construction of a 20 inch, 130 mile (205 kilometer) gas pipeline in the United States; offset by (e) a $2.6 million decrease in contract revenues in Oman due to reduced speciality services.

  CONTRACT COST.   Contract cost increased $62.9 million (64%) to
$161.6 million for 1995. The increase was primarily attributable to (a) a $30.0 million increase in contract cost in Asia due to engineering, material procurement and construction services in Pakistan; (b) a $22.7 million increase in contract cost in Africa associated with specialty services in Nigeria; and (c) a $6.3 million increase in contract cost in South America related to increased construction and specialty services in Venezuela.

  DEPRECIATION AND AMORTIZATION.   Depreciation and amortization
expense increased $.6 million to $15.2 million for 1995, due primarily to equipment and spare parts additions in 1995 of $18.9 million (compared to $7.2 million in 1994).

  GENERAL AND ADMINISTRATIVE.   General and administrative
expense increased $3.6 million to $27.9 million for 1995, due primarily to increased costs associated with new contracts in Africa and South America and the opening of a new office in Asia.

  OPERATING INCOME.   Operating income increased $7.2 million
(111%) to $13.7 million for 1995. The increase was primarily attributable to (a) a $6.0 million increase in South America related to increased specialty services; (b) a $3.6 million increase in Africa related to increased specialty services; (c) a $2.2 million increase in North America related to increased construction contracts and engineering margins; offset by (d) a $4.7 million decrease in the Middle East due to reduced specialty services.

  NET INTEREST INCOME (EXPENSE).   Net interest income decreased
$.7 million to $.1 million for 1995, due primarily to reduced interest income on short-term investments.

  MINORITY INTEREST EXPENSE.   Minority interest expense
decreased $.2 million to $1.6 million for 1995, due to decreased activity in certain work countries.

  OTHER INCOME (EXPENSE).   Other income decreased $.5 million to
an expense of $.4 million for 1995, due primarily to a foreign exchange loss.

  PROVISION (CREDIT) FOR INCOME TAXES.   The credit for income
taxes decreased $4.0 million to a credit of $.1 million for 1995, principally due to increased taxable income in 1995 and a lesser reduction in 1995 than in 1994 in previous estimates of income taxes in certain countries.


EFFECT OF INFLATION AND CHANGING PRICES; FOREIGN EXCHANGE RISK
MANAGEMENT
--------------------------------------------------------------



  The Company's operations are affected by increases in prices, whether caused by inflation, government mandates or other economic factors, in the countries in which it operates. The Company attempts to recover anticipated increases in the cost of labor, fuel and materials through price escalation provisions in certain of its major contracts or by considering the estimated effect of such increases when bidding or pricing new work.

  The Company attempts to negotiate contracts which provide for payment in U.S. dollars, but it may be required to take all or a portion of payment under a contract in another currency. To mitigate non-U.S. currency exchange risk, the Company seeks to match anticipated non-U.S. currency revenues with expenses in the same currency. To the extent it is unable to match non-U.S. currency revenues with expenses in the same currency, the Company may use forward contracts, options or other common hedging techniques in the same non-U.S. currencies. As a result of the Company's foreign exchange risk management measures, aggregate foreign exchange gains during the last five years have exceeded aggregate foreign exchange losses during the same period.


CAPITAL STRUCTURE, LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------


  The Company's primary requirements for capital are to fund the acquisition, upgrade and maintenance of its equipment, provide working capital for current projects, finance the mobilization of employees and equipment to new projects, establish a presence in countries where the Company perceives growth opportunities and finance the possible acquisition of new businesses and equity investments. Historically the Company has met its capital requirements primarily from operating cash flow.

  Cash and cash equivalents increased $4.2 million (21%) to $24.1 million for the year ended December 31, 1996. The increase is primarily due to a $7.3 million decrease in working capital (changes in operating assets and liabilities) and $22.7 million of cash flow from operations offset by $24.1 million in net capital expenditures for property, equipment and spare parts and $1.6 million in financing activities.

  At December 31, 1996, the Company had a $100 million line of credit under a credit agreement with several financial institutions and Bank of America National Trust and Savings Association, as agent. This credit agreement provided a revolving credit facility and a standby and commercial letter of credit facility. At December 31, 1996, there were no borrowings and no financial or commercial letters of credit were outstanding. Standby letters of credit outstanding totaled $28.7 million, leaving $71.3 million available under the facility.

  Subsequent to December 31, 1996, the Company entered into a new five-year $150 million credit agreement, that may be extended annually, subject to certain approvals, for three years, with a syndicated bank group including ABN AMRO Bank N.V. as agent and Credit Lyonnais as co-agent. The new credit agreement provides for a $100 million revolving credit facility, part of which can be used for acquisitions and equity investments. The entire facility, less amounts used under the revolving portions of the facility, may be used for standby and commercial letters of credit. Principal is payable at termination on all revolving loans except qualifying acquisition and equity investment loans which are payable quarterly over the remaining life of the new credit agreement. Interest is payable quarterly at prime or other alternative interest rates. A commitment fee is payable quarterly based on an annual rate of 1/4% of the unused portion of the credit facility. The Company's obligations under the new credit agreement are secured by the stock of the principal subsidiaries of the Company. The new credit agreement requires the Company to maintain certain financial ratios, restricts the amount of annual dividend payments to the greater of 25 cents per share or 25% of net income and limits the Company's ability to purchase its own stock.

  The Company has unsecured credit facilities with banks in certain countries outside the United States. Borrowings under these lines, in the form of short-term notes and overdrafts, are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $8.0 million at December 31, 1996.

  The Company believes that cash flow from operations and borrowing under existing credit facilities will be sufficient to finance working capital and capital expenditures for ongoing operations at least through the end of 1997.

                 REPORT OF INDEPENDENT AUDITORS




THE STOCKHOLDERS AND BOARD OF DIRECTORS
WILLBROS GROUP, INC.:

          We have audited the accompanying consolidated balance sheets of Willbros Group, Inc. and subsidiaries (the "Company") as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of Willbros Group, Inc. and subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles in the United States.



                                   KPMG PEAT MARWICK







Panama City, Panama
January 31, 1997

                      WILLBROS GROUP, INC.

                   CONSOLIDATED BALANCE SHEETS

       (In thousands, except share and per share amounts)

                                                          December 31,
                                                    ----------------------
                                                       1996         1995
                                                    ---------    ----------
                             ASSETS
                          ------------
Current assets:
  Cash and cash equivalents                        $   24,118  $   19,859
  Accounts receivable                                  53,756      65,652
  Contract cost and recognized
   income not yet billed                                3,643      11,515
  Prepaid expenses                                      3,866       1,992
                                                    ---------  ----------
       Total current assets                            85,383      99,018
Spare parts, net                                        5,724       4,615
Property, plant and equipment, net                     53,445      44,318
Other assets                                            2,913       2,003
                                                    ---------  ----------
       Total assets                                $  147,465  $  149,954
                                                   ==========  ==========

              LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------------
Current liabilities:
  Notes payable                                    $      640  $    3,119
  Accounts payable and accrued liabilities             32,868      41,015
  Accrued income taxes                                  4,050       4,918
  Contract billings in excess of cost and
   recognized income                                   11,102      11,199
                                                    ---------   ---------
       Total current liabilities                       48,660      60,251
Deferred income taxes                                     200       1,358
Other liabilities                                       6,219       4,954
                                                    ---------   ---------
       Total liabilities                               55,079      66,563
Redemption value of common stock held
 by plan participants                                       -       7,918
Redeemable Preferred Stock, $100 par value,
 redeemable at par March 31, 2001, 8%
 dividend payable quarterly beginning March
 31, 1996, 362,000 shares authorized, none
 issued at December 31, 1996 (362,000 at
 December 31, 1995)                                         -      36,200
Stockholders' equity:
  Class A Preferred Stock, par value $.01 per
   share, 1,000,000 shares authorized, none
   issued                                                   -           -
  Common stock, par value $.05 per share,
   35,000,000 shares authorized and 14,385,980
   shares issued at December 31, 1996 (3,000,000
   at December 31, 1995)                                  719         150
  Capital in excess of par value                       55,475      10,731
  Cumulative foreign currency translation
   adjustment                                            (784)       (784)
  Retained earnings                                    40,160      39,956
  Notes receivable for stock purchases                 (3,184)     (2,377)
  Treasury stock at cost, 78,000 shares at
   December 31, 1995                                        -        (485)
  Redemption value of common stock held by
   plan participants                                        -      (7,918)
                                                    ---------   ---------
       Total stockholders' equity                      92,386      39,273
                                                    ---------   ---------
       Total liabilities and stockholders' equity  $  147,465  $  149,954

                                                   ==========  ==========




  See accompanying notes to consolidated financial statements.
                               24

                      WILLBROS GROUP, INC.

                CONSOLIDATED STATEMENTS OF INCOME

       (In thousands, except share and per share amounts)


                                            Year Ended December 31,
                                       ----------------------------------
                                          1996        1995        1994
                                       ----------  ----------  ----------

                                                               <>C>
Contract revenues                      $  197,688  $  220,506  $  145,716
Operating expenses:
  Contract                                145,812     161,584      98,700
  Depreciation and amortization            13,932      15,193      14,598
  General and administrative               25,803      27,937      24,261
  Compensation from changes in
   redemption value of common stock         6,122       2,100       1,681
                                        ---------  ----------  ----------
                                          191,669     206,814     139,240
                                        ---------  ----------  ----------
       Operating income                     6,019      13,692       6,476

Other income (expense):
  Interest income                           1,063       1,863       2,205
  Foreign exchange gain (loss)                705        (331)         42
  Minority interest                        (2,220)     (1,589)     (1,758)
  Interest expense                         (1,278)     (1,719)     (1,370)
  Other - net                                 767         (50)         71
                                        ---------   ---------  ----------
                                             (963)     (1,826)       (810)
                                        ---------   ---------  ----------
       Income before income taxes           5,056      11,866       5,666
Provision (credit) for income taxes         2,332         (75)     (4,146)
                                        ---------   ---------   ---------
       Net income                      $    2,724  $   11,941  $    9,812
                                       ==========  ==========  ==========

Net income per common and common
 equivalent share                      $   .09     $   .84     $   .70
                                       ==========  =========   ==========

Weighted average number of common
 and common equivalent shares
 outstanding                           14,151,532  14,215,181  13,981,201
                                       ==========  ==========  ==========



  See accompanying notes to consolidated financial statements.
                               25

                      WILLBROS GROUP, INC.

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              (In thousands, except share amounts)

                                                                 Capital
                                             Common Stock       in Excess
                                       ----------------------     of Par
                                         Shares    Par Value      Value
                                       ---------   ----------  ----------
Balance, January 1, 1994:               2,475,000  $      124  $    5,203
  Net income                                    -           -           -
  Purchase of treasury stock                    -           -           -
  Payment of notes receivable                   -           -           -
  Exercise of stock options               372,000          18       1,223
  Increase in redemption value
   of common stock                              -           -       1,681
  Translation adjustments                       -           -           -
  Deemed divided                                -           -           -
                                       ----------  ----------  ----------
Balance, December 31, 1994              2,847,000         142       8,107
                                       ----------  ----------  ----------

  Net income                                    -           -           -
  Purchase of treasury stock                    -           -           -
  Payment of notes receivable                   -           -           -
  Exercise of stock options               153,000           8         524
  Increase in redemption value
   of common stock                              -           -       2,100
  Translation adjustments                       -           -           -
                                        ---------   ---------   ---------
Balance, December 31, 1995              3,000,000         150      10,731
                                        ---------   ---------   ---------

  Net income                                    -           -           -
  Preferred dividends                           -           -           -
  Purchase of treasury stock                    -           -           -
  Exercise of stock options                     -           -           -
  Sale of common stock, net of
   offering expenses                      525,980          26       2,965
  Conversion of preferred stock        10,860,000         543      35,657
  Payment of notes receivable                   -           -           -
  Increase in redemption value
   of common stock                              -           -       1,427
  Compensation expense at
   initial public offering date                 -           -       4,695
  Termination of redemption
   obligation                                   -           -           -
                                       ----------  ----------   ---------
Balance, December 31, 1996             14,385,980  $      719  $   55,475
                                       ==========  ==========  ==========



                                       Cumulative                 Notes
                                        Foreign                Receivable
                                        Currency                   for
                                      Translation   Retained      Stock
                                      Adjustment    Earnings    Purchases
                                       ---------   ----------   ---------

Balance, January 1, 1994 (Continued)   $     (783) $   20,977  $   (1,947)
  Net income                                    -       9,812           -
  Purchase of treasury stock                    -           -           -
  Payment of notes receivable                   -           -         648
  Exercise of stock options                     -           -      (1,096)
  Increase in redemption value
   of common stock                              -           -           -
  Translation adjustments                       7           -           -
  Deemed divided                                -      (2,774)          -
                                        ---------  ----------  ----------
Balance, December 31, 1994                   (776)     28,015      (2,395)
                                        ---------  ----------  ----------

  Net income                                    -      11,941           -
  Purchase of treasury stock                    -           -           -
  Payment of notes receivable                   -           -         663
  Exercise of stock options                     -           -        (645)
  Increase in redemption value
   of common stock                              -           -           -
  Translation adjustments                      (8)          -           -
                                       ----------  ----------  ----------
Balance, December 31, 1995                   (784)     39,956      (2,377)
                                       ----------  ----------  ----------
  Net income                                    -       2,724           -
  Preferred dividends                           -      (1,448)          -
  Purchase of treasury stock                    -           -           -
  Exercise of stock options                     -      (1,072)     (1,715)
  Sale of common stock, net of
   offering expenses                            -           -           -
  Conversion of preferred stock                 -           -           -
  Payment of notes receivable                   -           -         908
  Increase in redemption value
   of common stock                             -            -           -
  Compensation expense at
   initial public offering date                -            -           -
  Termination of redemption
   obligation                                  -            -           -
                                       ----------  ----------  ----------
Balance, December 31, 1996             $     (784) $   40,160  $   (3,184)
                                       ==========  ==========  ==========

                                       Redemption
                                        Value of
                                         Common                  Total
                                       Stock Held                Stock-
                                        Treasury     by Plan    holders'
                                         Stock    Participants   Equity
                                       ---------   ----------  ----------

Balance, January 1, 1994 (Continued)   $        -  $   (3,279) $   20,295
  Net income                                    -           -       9,812
  Purchase of treasury stock                 (323)         66        (257)
  Payment of notes receivable                   -        (536)        112
  Exercise of stock options                     -           -         145
  Increase in redemption value
   of common stock                              -      (1,681)          -
  Translation adjustments                       -           -           7
  Deemed divided                                -           -      (2,774)
                                        ---------  ----------  ----------
Balance, December 31, 1994                   (323)     (5,430)     27,340
                                        ---------  ----------  ----------

  Net income                                    -           -      11,941
  Purchase of treasury stock                 (376)        166        (210)
  Payment of notes receivable                   -        (554)        109
  Exercise of stock options                   214           -         101
  Increase in redemption value
   of common stock                              -      (2,100)          -
  Translation adjustments                       -           -          (8)
                                        ---------  ----------  ----------
Balance, December 31, 1995                   (485)     (7,918)     39,273
                                        ---------  ----------  ----------

  Net income                                    -           -       2,724
  Preferred dividends                           -           -      (1,448)
  Purchase of treasury stock               (2,531)         63      (2,468)
  Exercise of stock options                 3,016           -         229
  Sale of common stock, net of
   offering expenses                            -           -       2,991
  Conversion of preferred stock                 -           -      36,200
  Payment of notes receivable                   -        (897)         11
  Increase in redemption value
   of common stock                              -      (1,427)          -
  Compensation expense at
   initial public offering date                 -           -       4,695
  Termination of redemption
   obligation                                   -      10,179      10,179
                                       ----------  ----------  ----------
Balance, December 31, 1996             $        -  $        -  $   92,386
                                       ==========  ==========  ==========


  See accompanying notes to consolidated financial statements.
                               26

                      WILLBROS GROUP, INC.

              CONSOLIDATED STATEMENTS OF CASH FLOWS

                         (In thousands)

                                             Year Ended December 31,
                                       ----------------------------------
                                          1996        1995        1994
                                       ---------   ---------   ----------

Cash flows from operating activities:
  Net income                           $   2,724   $   11,941  $    9,812
  Reconciliation of net income to
   cash provided by (used in)
   operating activities:
     Depreciation and amortization        13,932       15,193      14,598
     Compensation from changes
      in redemption value
      of common stock                      6,122        2,100       1,681
     Loss (gain) on sales and
      retirements                            (96)         592         394
     Changes in operating assets
      and liabilities:
       Accounts receivable                11,896      (33,923)       (607)
       Contract cost and recognized
        income not yet billed              7,872      (10,797)      2,308
       Prepaid expenses and
        other assets                      (2,784)        (556)       (679)
       Accounts payable and
        accrued liabilities               (8,147)       8,930      (2,066)
       Accrued income taxes                 (868)      (1,541)     (9,977)
       Contract billings in excess of
        cost and recognized income           (97)          97     (19,228)
       Deferred income taxes              (1,158)        (976)       (207)
       Other liabilities                     565          544         200
                                       ---------    ---------  ----------
          Cash provided by (used in)
           operating activities           29,961       (8,396)     (3,771)

Cash flows from investing activities:
  Proceeds from sales of property
   and equipment                             885          388         759
  Purchase of property and equipment     (18,474)     (13,179)     (3,703)
  Purchase of spare parts                 (6,483)      (5,767)     (3,468)
  Purchase of CAMSA, net of cash
   received of $663                            -            -      (6,757)
                                        --------   ----------  ----------
          Cash used in investing
           activities                    (24,072)     (18,558)    (13,169)

Cash flows from financing activities:
  Proceeds from notes payable to banks    13,291        6,530      11,211
  Proceeds from common stock               3,220          101         145
  Proceeds from notes payable to
   former shareholders                     1,401            -           -
  Collection of notes receivable
   for stock purchases                       908          663         648
  Repayment of notes payable to banks    (16,237)      (9,239)     (7,952)
  Purchase of treasury stock              (2,531)        (376)       (323)
  Payment of dividends on
   preferred stock                        (1,448)           -           -
  Repayment of notes payable to former
   shareholders                             (234)           -           -
  Repayment of bank debt                       -            -      (5,000)
                                      ----------   ----------   ---------
          Cash used in financing
           activities                     (1,630)      (2,321)     (1,271)
Effect of exchange rate changes on
 cash and cash equivalents                     -           (8)          7
                                        ---------  ----------  ----------
Cash provided by (used in)
 all activities                            4,259      (29,283)    (18,204)
Cash and cash equivalents,
 beginning of year                        19,859       49,142      67,346
                                        --------   ----------   ---------
Cash and cash equivalents,
 end of year                           $  24,118    $  19,859  $   49,142
                                       =========    =========  ==========


  See accompanying notes to consolidated financial statements.
                               27

                      WILLBROS GROUP, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (In thousands, except share and per share amounts)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------
   PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Willbros Group, Inc. ("WGI"), a Republic of Panama corporation, and all of its majority-owned subsidiaries (the "Company"). All material intercompany accounts and transactions are eliminated in consolidation. The ownership interest of minority participants in subsidiaries that are not wholly owned (principally in Nigeria and Oman) is included in accounts payable and accrued liabilities and is not material. The minority participants' share of the net income of those subsidiaries is included in other expense.

   The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States and include certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

   ACCOUNTS RECEIVABLE - Accounts receivable include retainage, all due within one year, of $1,437 in 1996 and $2,654 in 1995 and are stated net of allowances for bad debts of $1,119 in 1996 and $2,992 in 1995.

   SPARE PARTS - Spare parts (excluding expendables), stated net of accumulated depreciation of $9,750 in 1996 and $10,641 in 1995, are depreciated over three years on the straight-line method.

   PROPERTY, PLANT AND EQUIPMENT - Depreciation is provided on the straight-line method using principally estimated lives of four to six years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. Normal repair and maintenance costs are charged to expense as incurred. Major overhaul costs are accrued and allocated to contracts based on estimates of equipment condition. Significant renewals and betterments are capitalized.

   REVENUES - Construction and engineering fixed-price contracts are accounted for using the percentage-of-completion method. Under this method, estimated contract revenues are accrued based generally on the percentage that costs to date bear to total estimated costs, taking into consideration physical completion. Estimated contract losses are recognized in full when determined. Revenues from unit-price contracts are recognized as earned. Revenues from change orders, extra work, variations in the scope of work and claims are recognized when realization is assured.

   INCOME TAXES - The Company accounts for income taxes by the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences of operating loss and tax credit carryforwards and differences between the financial carrying values of assets and liabilities and their tax bases.

   RETIREMENT PLANS AND BENEFITS - The Company has defined benefit and defined contribution retirement plans and a postretirement medical benefits plan that provide retirement benefits to substantially all regular employees. Qualified plans are contributory on the part of employees. Pension costs are funded in accordance with annual actuarial valuations. The Company records the cost of postretirement medical benefits, which are funded on the pay-as-you-go basis, over the employees' working lives.

   COMMON STOCK OPTIONS - The Company follows the intrinsic value method of accounting for common stock options granted to employees.

                      WILLBROS GROUP, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (In thousands, except share and per share amounts)


   FOREIGN CURRENCY TRANSLATION - All significant asset and liability accounts stated in currencies other than United States dollars are translated into United States dollars at current exchange rates. Translation adjustments are accumulated in a separate component of stockholders' equity. Revenue and expense accounts are converted at prevailing rates throughout the year. Foreign currency transaction adjustments and translation adjustments in highly inflationary economies are recorded in income.

   CASH FLOWS - In the determination of cash flows, all highly liquid debt instruments are considered to be cash equivalents. The Company paid interest of $1,280 in 1996, $1,712 in 1995 and $1,377 in 1994 and income taxes of $3,676 in 1996, $2,426 in 1995 and $2,227 in 1994.

   INCOME PER SHARE - Primary income per share is calculated by dividing net income, less any preferred dividend requirements, by the weighted average number of common share and dilutive share equivalents (options and warrants), outstanding during the year. Fully diluted income per share is calculated assuming all shares and dilutive share equivalents are outstanding as of the beginning of the year. There is no significant difference between primary and fully diluted income per share. The weighted average number of common share and share equivalents assumes that all common shares issued in the twelve months prior to the initial public offering were outstanding for all periods presented.


2. CONCENTRATION OF CREDIT RISK
-------------------------------
   The Company has a concentration of customers in the oil and gas industry which exposes the Company to a concentration of credit risk within an industry. The Company seeks to obtain advance and progress payments for contract work performed on major contracts. Receivables are generally not collateralized. The Company believes that its allowance for bad debts is adequate.


3. CONTRACTS IN PROGRESS
------------------------
   Most contracts allow for progress billings to be made during performance of the work. These billings may be made on a basis different from that used for recognizing revenue. Contracts in progress for which cost and recognized income exceed billings or billings exceed cost and recognized income consist of:

                                                        December 31,
                                                   ---------------------
                                                      1996        1995
                                                   ----------  ---------

       Costs incurred on contracts in progress     $   67,296  $   73,928
       Recognized income                                8,763       3,359
                                                   ----------  ----------
                                                       76,059      77,287
       Progress billings and advance payments          83,518      76,971      -----
                                                   $   (7,459) $      316
                                                   ==========  ==========

       Contract cost and recognized income not
        yet billed                                 $    3,643  $   11,515
       Contract billings in excess of cost and
        recognized income                             (11,102)    (11,199)
                                                   ----------  ----------
                                                   $   (7,459) $      316
                                                   ==========  ==========

4. PROPERTY, PLANT AND EQUIPMENT
--------------------------------
   Property, plant and equipment, at cost, consist of:

                                                         December 31,
                                                   ----------------------
                                                       1996       1995
                                                   ----------  ----------

     Construction equipment                        $   38,475  $   33,346
     Marine equipment                                  32,355      23,100
     Transportation equipment                          16,318      15,208
     Land, buildings, furniture
      and equipment                                     9,663       8,677
                                                   ----------  ----------
                                                       96,811      80,331
     Less accumulated depreciation
      and amortization                                 43,366      36,013
                                                   ----------  ----------
                                                   $   53,445  $   44,318
                                                   ==========  ==========


                      WILLBROS GROUP, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (In thousands, except share and per share amounts)


5. NOTES PAYABLE
----------------
   The Company has unsecured credit facilities with banks in certain countries outside the United States. Borrowings under these lines of $173, in the form of short-term notes and overdrafts, are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $8,000 at December 31, 1996.

  The Company has notes payable to three former shareholders requiring quarterly payments of $117 plus interest at the Company's rate for senior debt to be made through April 15, 1999.
At December 31, 1996, the current portion of these notes, included in notes payable, is $467 and the long-term portion, included in other liabilities, is $700.


6. LINE OF CREDIT
-----------------
   At December 31, 1996, the Company had a $100,000 credit agreement with a bank consortium which provided for revolving loans and letters of credit. There were no borrowings and outstanding letters of credit totaled $28,735 (of which none were commercial or financial letters of credit) at December 31, 1996, leaving an amount fully available under the line of $71,265.

     The Company has an underwritten commitment for a new five-year $150,000 credit agreement that may be extended annually for three years with a bank. The new credit agreement, which was entered into subsequent to December 31, 1996, provides for a $100,000 revolving credit facility, part of which can be used for acquisitions and equity investments. The entire facility, less amounts used under the revolving portion of the facility, may be used for standby and commercial letters of credit. Principal is payable at termination on all revolving loans except qualifying acquisition and equity investment loans which are payable quarterly over the remaining life of the credit agreement.
Interest is payable quarterly at prime or other alternative interest rates. A commitment fee is payable quarterly based on an annual rate of 1/4% of the unused portion of the new credit facility. The Company's obligations under the new credit agreement are secured by the stock of the principal subsidiaries of the Company. The new credit agreement requires the Company to maintain certain financial ratios, restricts the amount of annual dividend payments to the greater of 25 cents per share or 25% of net income and limits the Company's ability to purchase its own stock.


7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
-------------------------------------------
   Accounts payable and accrued liabilities consist of:

                                                        December 31,
                                                   ----------------------
                                                      1996        1995
                                                   ----------  ----------

     Trade payables                                $   18,471  $   23,826
     Payrolls and payroll liabilities                  10,793      13,452
     Equipment reconditioning and
      overhaul reserves                                 3,604       3,737
                                                   ----------  ----------
                                                   $   32,868  $   41,015
                                                   ==========  ==========

8. RETIREMENT PLANS
-------------------
   The Company has defined benefit plans (pension plans) covering substantially all regular employees which are funded by employee and Company contributions. The Company's funding policy is to contribute at least the minimum required by the Employee Retirement Income Security Act of 1974 in accordance with annual actuarial valuations. Benefits under the plans are determined by employee earnings and credited service. Pension expense includes the following components:

                                            Year Ended December 31,
                                       ----------------------------------
                                         1996         1995        1994
                                       ---------   ----------   ---------

     Service cost for benefits earned
      during the period                $   1,136   $      915  $    1,206
     Interest cost on projected
      benefit obligation                   1,725        1,608       1,447
     Actual loss (gain) on plan assets    (3,325)      (4,855)        550
     Deferred gain (loss) on plan assets   1,301        3,285      (2,169)
     Amortization                             (2)           -          22
                                       ---------   ----------  ----------
                                       $     835   $      953  $    1,056
                                       =========   ==========  ==========

                      WILLBROS GROUP, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (In thousands, except share and per share amounts)


   Accrued pension liability includes the following components:

                                             Year Ended December 31,
                                       ----------------------------------
                                          1996       1995         1994
                                       ---------   ---------   ----------

     Projected benefit obligation over
      (under) plan assets:
       Projected benefit obligation:
          Vested benefits              $  20,963   $   20,477  $   16,478
          Nonvested benefits                 383          505         510
                                       ---------   ----------  ----------
            Accumulated benefits          21,346       20,982      16,988
          Related to future pay
           increases                       4,437        4,180       3,561
                                       ---------   ----------  ----------
                                          25,783       25,162      20,549
       Plan assets at fair value
        (primarily listed stocks
        and bonds)                       (26,995)     (23,660)    (18,595)
                                       ---------   ----------  ----------
                                          (1,212)       1,502       1,954
       Unrecognized net gain (loss)        2,456         (499)     (1,124)
       Unrecognized prior service cost     (228)        (253)       (282)
       Transition asset at
        January 1, 1987                      143          172         201
                                       ---------   ----------  ----------
                                       $   1,159   $      922  $      749
                                       =========   ==========  ==========

   The projected benefit obligation is determined using a weighted average discount rate of 7.5 percent at December 31, 1996, 7.0 percent at December 31, 1995, and 8.0 percent at December 31, 1994. The rate of increase in future pay increases is 6.0 percent and assets are expected to have a long-term rate of return of 8.5 percent. The transition asset is amortized over 15 years.

   The Company has a defined contribution plan which is funded by participating employee contributions and the Company. The Company matches employee contributions up to a maximum of 4% of salary in cash or beginning in 1997 up to 5% of salary, if the participant so elects, in WGI common stock. Company contributions for this plan were $569 in 1996, $506 in 1995 and $487 in 1994.

   Effective January 1, 1994, the Company established an Executive Benefit Restoration Plan. The Plan partially restores benefits to certain executives whose benefits under the defined benefit pension plans are reduced as a result of limitations imposed by the U. S. Internal Revenue Code. Plan expense is $325 in 1996, $303 in 1995 and $285 in 1994 and plan liability, included in accounts payable and accrued liabilities, is $1,061 at December 31, 1996 and $909 at December 31, 1995. The Company established a trust to fund benefit payments. Contributions of assets to the trust by the Company are irrevocable but are subject to creditor claims under certain conditions. Assets held in trust, included in other assets, are $974 at December 31, 1996, and $605 at December 31, 1995.


9. POSTRETIREMENT MEDICAL BENEFITS
----------------------------------

   Postretirement medical benefit expense is $589 in 1996, $690 in 1995 and $615 in 1994 and includes service cost of $242 in 1996, $262 in 1995 and $269 in 1994 and interest cost of $347 in 1996, $405 in 1995 and $315 in 1994 and amortization of $23 in 1995 and $31 in 1994.

   Accrued postretirement medical benefit liability includes the following components:

                                                        December 31,
                                                   ----------------------
                                                      1996        1995
                                                  ----------   ----------

     Accumulated postretirement benefit obligation:
       Retirees                                    $    1,734  $   2,062
       Fully eligible active plan participants            528        562
       Other active plan participants                   2,093      2,326
                                                   ----------  ---------
          Accumulated postretirement benefits           4,355      4,950
     Unrecognized net gain (loss)                       1,027        (70)
                                                   ----------  ---------
                                                   $    5,382  $   4,880
                                                   ==========  =========

   The non-current portion of the liability, $5,282 at December
31, 1996, and $4,717 at December 31, 1995, is included in other liabilities.

   The weighted average annual assumed rate of increase in the per capita cost of covered benefits is 8.5 percent for 1996 and is assumed to decrease to 5.5 percent by the year 2006 and to remain at that level. The discount rate used in determining the liability is 7.5 percent at December 31, 1996, 7.0 percent at December 31, 1995, and 8.0 percent at December 31, 1994.
Increasing the assumed health care cost trend rates by one percentage point in each year would increase the postretirement medical liability at December 31, 1996, by $634 and expense for 1996 by $106.

                               31



                      WILLBROS GROUP, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (In thousands, except share and per share amounts)


10. INCOME TAXES
----------------
   The provision (credit) for income taxes represents income
taxes arising as a result of operations and credits for revision of previous estimates of income taxes payable in a number of countries.  The Company is not subject to income tax in Panama on income earned outside of Panama.  All income has been earned outside of Panama; therefore, there is no expected relationship between income (loss) before income taxes and the provision
(credit) for income taxes.  The effective consolidated tax rate differs from the statutory tax rate in each country because
taxable income and operating losses from different countries cannot be offset and tax rates and methods of determining taxes payable are different in each country.

 Income (loss) before income taxes and the provision (credit) for income taxes in the Consolidated Statements of Income consist of:

                                            Year Ended December 31,
                                       ---------   ---------   ---------
                                          1996       1995        1994
                                       ---------   ---------   ----------

     Income (loss) before income taxes:
       Other countries                 $  12,888   $   16,044  $  11,841
       United States                      (7,832)      (4,178)    (6,175)
                                       ---------   ----------  ---------
                                       $   5,056   $   11,866  $   5,666
                                       =========   ==========  =========
     Provision (credit) for income taxes:
       Currently payable:
          Other countries              $   3,696   $      893  $  (3,942)
          United States:
            Federal                            -            -          -
            State                           (206)           8          3
                                       ---------   ----------  ---------
                                           3,490          901     (3,939)
       Deferred, other countries          (1,158)        (976)      (207)
                                       ---------   ----------  ---------
                                       $   2,332   $      (75) $  (4,146)
                                       =========   ==========  ==========

   The Company has a deferred tax asset in the United States of $20,329 at December 31, 1996, and $19,436 at December 31, 1995,
relating to United States net operating loss and credit carryforwards and employee benefit expense, and a deferred tax liability of $1,565 at December 31, 1996, and $1,485 at December 31, 1995, relating to excess tax depreciation. The net deferred tax asset is reduced to zero by a valuation allowance. The Company has a deferred tax liability in other countries of $200 at December 31, 1996, and $1,358 at December 31, 1995, related to temporary differences, principally in contract revenues and expenses.

   The Company has $45,971 in United States net operating loss carryforwards and $1,379 of United States investment tax credit carryforwards at December 31, 1996. The United States net operating loss carryforwards will expire, unless utilized, beginning in 1997 and ending December 31, 2011. The carryforwards available on an annual basis are limited. The Company has a nonexpiring operating loss carryforward in the United Kingdom of $29,412 (17,200 pound sterling) as of December 31, 1996.


11. STOCK OWNERSHIP PLANS
-------------------------
   During May, 1996, the Company established the Willbros Group, Inc. 1996 Stock Plan (the "1996 Plan") with 1,125,000 shares of common stock authorized for issuance to provide for awards to key employees of the Company, and the Willbros Group, Inc. Director Stock Plan (the "Director Plan") with 125,000 shares of common stock authorized for issuance to provide for the grant of stock options to non-employee directors.

     Under the 1996 Plan, options vesting 25% at the date of grant (October, 1996) and 25% each January 1 thereafter, were granted to purchase 95,000 shares at $8.67 and 349,000 shares at $9.125. Under the Director Plan, options to purchase 27,000 shares at $10.00 were granted at the date of the initial public offering and options to purchase 10,000 shares at $9.125 were granted in October, 1996. At December 31, 1996, the 1996 Plan has 681,000 shares and the Director Plan has 88,000 shares available for grant.

     The per share weighted-average fair value of options granted during 1996 under the 1996 Plan is $2.87 and under the Director Plan is $2.58, calculated using the Black Scholes option-pricing model (assuming the options have a life of 3 years, the risk-free interest rate at the date of grant is 6.01% and volatility is 35.15%).

     No compensation expense for the options granted under the 1996 Plan and the Director Plan is recorded. Had compensation expense for vested options been recorded at December 31, 1996, the Company's net income would have been reduced to $2,310, and net income per share would have been reduced to $.06.

                      WILLBROS GROUP, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (In thousands, except share and per share amounts)

   Under employee stock ownership plans established in 1992 and 1995, certain key employees were issued options to purchase common stock at a discount from fair value and were allowed to finance up to 90% of the option price with three-year non-interest bearing recourse notes. Options were issued to purchase 372,000 shares of common stock at $3.33 per share in 1994 and 195,000 shares (including 42,000 treasury shares) of common stock at $3.83 per share in 1995. During May 1996, options were issued to purchase 273,000 shares of common stock, all from treasury stock, at $4.53 per share and 5,192 shares of preferred stock, all from treasury, at $136 per share. All options were exercised shortly after issuance. The Company had an obligation to purchase, under certain conditions and at a formula price, stock held by retiring or terminating employees, and recorded as compensation expense the change in the redemption value at the end of each period using the maximum formula price. The Company recognized a non-cash compensation expense of $4,695 for the difference between the maximum redemption value of the shares subject to redemption and the initial public offering price upon the effectiveness of the initial public offering. The maximum redemption amount was classified outside of stockholders' equity in the consolidated balance sheets. The Company's redemption obligation terminated in the fourth quarter of 1996.


12. ACQUISITION
---------------
   Effective May 1, 1994, the Company acquired 100 percent of the shares of Construcciones Acuaticas Mundiales, S.A. ("CAMSA"), a Venezuelan company, from an affiliate of Heerema Holding Construction, Inc. ("Heerema"), a former shareholder of the Company, for $7,420 cash (including transaction fees) in a transaction accounted for as a purchase. Accordingly, the Company has made allocations of the purchase price among acquired assets and liabilities based on their respective fair values at the date of purchase. The net assets of CAMSA included $663 of cash. Heerema's residual interest in CAMSA was reduced to its previous carrying value by a deemed dividend. Pro forma net income of the Company, assuming the acquisition occurred at January 1, 1994, is not materially different from historical results for the year ended December 31, 1994.


13. SEGMENT INFORMATION
-----------------------
   The Company operates in a single industry segment. The main lines of business include construction, engineering and specialty services to the oil and gas industry. Due to a limited number of major projects and clients, the Company may at any one time have a substantial part of its operations dedicated to one project, client and country.

   Customers with more than 10% of contract revenue are as follows:

                                             Year Ended December 31,
                                       ----------------------------------
                                          1996         1995       1994
                                       ---------   ---------   ----------

     Customer A                             33 %        32 %        29 %
     Customer B                             16          13           -
                                           ----        ----        ----
                                            49 %        45 %        29 %
                                           ====        ====        ====

   Information about the Company's operations in different geographic areas is shown below:

                                              Year Ended December 31,
                                       ---------------------------------
                                          1996         1995        1994


     Contract revenues:
        Africa                         $  87,283   $   95,972  $   68,908
        Asia                              34,209       29,728           -
        C.I.S.                               868        1,283         540
        Middle East                       23,513       21,870      23,469
        North America (1)                 32,918       52,100      48,061
        South America                     18,897       19,553       4,738
                                        --------   ----------  ----------
                                       $ 197,688   $  220,506  $  145,716
                                       =========   ==========  ==========

     Operating profit (loss): (2)
        Africa                         $  25,764   $   26,021  $   22,736
        Asia                              (8,421)      (1,662)       (582)
        C.I.S.                               172          548        (797)
        Middle East                          900        1,175       6,225
        North America                     (2,680)      (1,280)     (3,898)
        South America                      5,822        3,855      (2,917)
                                       ---------   ----------  ----------
                                       $  21,557   $   28,657  $   20,767
                                       =========   ==========  ==========


     Identifiable assets:
        Africa                         $  54,767   $   63,281  $   37,211
        Asia                               9,961       20,498           -
        C.I.S.                               286          690         174
        Middle East                       20,781       15,543      13,626
        North America                     43,385       36,160      67,375
        South America                     18,285       13,782      12,802
                                       ---------   ----------  ----------
                                       $ 147,465   $  149,954  $  131,188
                                       =========   ==========  ==========

---------------------
(1) Net of inter-geographic area revenues of $3,052 in 1996, $4,986 in 1995, and $2,001 in 1994.

(2) Operating profit (loss) is before deducting general corporate expenses of $15,538 in 1996, $14,965 in 1995 and $14,291 in 1994.

                      WILLBROS GROUP, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (In thousands, except share and per share amounts)


14.FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------

   The carrying value of financial instruments does not materially differ from fair value.


15. INITIAL PUBLIC OFFERING
---------------------------
   An initial public offering of the Company's common stock was completed in August 1996, with the sale of 5,490,500 shares of common stock, consisting of 525,980 newly issued shares resulting in net proceeds to the Company of $4,892 before offering costs and 4,964,520 shares sold by a stockholder of the Company for which the Company did not receive any proceeds. Subsequent to the initial public offering, there are 14,385,980 shares of common stock outstanding.

   In July 1996, prior to the initial public offering, all 362,000 shares of the $100 redeemable preferred stock of the Company outstanding were converted into common stock of the Company at a conversion rate of 30 shares of common stock for each share of preferred stock.


16. CONTINGENCIES, COMMITMENTS AND OTHER CIRCUMSTANCES
------------------------------------------------------
   The Company provides construction, engineering and specialty services to the oil and gas industry. The Company's principal markets are currently Africa, Asia, the Middle East, South America and the United States. Operations outside the United States may be subject to certain risks which ordinarily would not be expected to exist in the United States, including foreign currency fluctuations, expropriation of assets, civil uprisings and riots, instability of government and legal systems of decrees, laws, regulations, interpretations and court decisions which are not always fully developed and which may be retroactively applied. Management is not presently aware of any events of the type described in the countries in which it operates that have not been provided for in the accompanying consolidated financial statements. Based upon the advice of knowledgeable professionals in the various work countries concerning the interpretation of the laws, practices and customs of the countries in which it operates, management believes the Company has followed the current practices in those countries; however, because of the nature of these potential risks, there can be no assurance that the Company may not be adversely affected by them in the future. The Company insures substantially all of its equipment in countries outside the United States against certain political risks and terrorism.

   The Company has the usual liability of contractors for the completion of contracts and the warranty of its work. Where work is performed through a joint venture, the Company also has possible liability for the contract completion and warranty responsibilities of its joint venturers. Management is not aware of any material exposure related thereto which has not been provided for in the accompanying consolidated financial statements.

   Certain post contract completion audits and reviews are being conducted by clients andor government entities. While there can be no assurance that claims will not be received as a result of such audits and reviews, management does not believe a legitimate basis for any material claims exists. At the present time it is not possible for management to estimate the likelihood of such claims being asserted or, if asserted, the amount or nature thereof.

   The Company has certain operating leases for office and camp facilities. Rental expense, excluding daily rentals and reimbursable rentals under cost plus contracts, was $2,112 in 1996, $1,896 in 1995 and $1,876 in 1994. Minimum lease commitments under operating leases as of December 31, 1996, total $11,309 and are payable as follows: 1997, $2,291; 1998, $1,886;
1999, $1,648; 2000, $1,474; 2001, $1,514; later years, $2,496.

                      WILLBROS GROUP, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (In thousands, except share and per share amounts)


17. QUARTERLY FINANCIAL DATA (UNAUDITED)
---------------------------------------
    Selected unaudited quarterly financial data for the years ended December 31, 1996 and 1995:

                                         First       Second      Third
                                        Quarter      Quarter    Quarter
                                       ---------   ---------   ---------

     December 31, 1996:
       Revenue                         $  53,479   $   48,977  $   47,407
       Operating income (loss)             2,387        2,308      (1,499)
       Compensation from changes in
        redemption value included in
        operating income                     142        1,285       4,695
       Income (loss) before income taxes   2,327        2,277      (2,486)
       Net income (loss)                   2,044        1,386      (2,841)
       Net income (loss) per share           .09          .05        (.20)

     December 31, 1995:
       Revenue                         $  36,001   $   39,121  $   56,962
       Operating income                      525          374       2,389
       Compensation from changes in
        redemption value included in
        operating income                       -           54         302
       Income before income taxes            566          311       2,937
       Net income                            117            9       2,155
       Net income per share                  .01            -         .15


                                                      Fourth
                                                      Quarter     Total
                                                   ----------  ----------
    December 31, 1996: (Continued)
       Revenue                                     $   47,825  $  197,688
       Operating income (loss)                          2,823       6,019
       Compensation from changes in
        redemption value included in
        operating income                                    -       6,122
       Income (loss) before income taxes                2,938       5,056
       Net income (loss)                                2,135       2,724
       Net income (loss) per share                        .15         .09

    December 31, 1995:
       Revenue                                     $   88,422  $  220,506
       Operating income                                10,404      13,692
       Compensation from changes in
        redemption value included in
        operating income                                1,744       2,100
       Income before income taxes                       8,052      11,866
       Net income                                       9,660      11,941
       Net income per share                               .68         .84

   Operating income (loss) in the above information includes the quarterly charges for compensation expense for the change in redemption value of shares subject to redemption prior to the initial public offering.

   Revenue for the fourth quarter of 1995 included $22,898 in Asia, primarily for the initial purchase of linepipe for a project.

   Operating income in the fourth quarter of 1995 included recognition of cost recoveries related to previous year's contracts in Africa amounting to $7,753. Operating income in the fourth quarter of 1996 included cost overruns on a project in Pakistan but did not include related cost recoveries which had not been realized.

                      WILLBROS GROUP, INC.

                         CORPORATE DATA


COMMON STOCK INFORMATION AND DIVIDEND POLICY
--------------------------------------------

   The Company's common stock commenced trading on August 15, 1996, on the New York Stock Exchange under the symbol WG. As of December 31, 1996, there were 212 stockholders of record. The table below sets forth the common stock trading price for the subsequent quarterly periods.

       1996                        High         Low
  --------------                ---------     -------

     Third Quarter               $11-7/8      $9-5/8
     Fourth Quarter              $11          $9
