Form 10-K, Exhibit 13
period 1997-12-31
WILLBROS GROUP INC
filed 1998-03-27
CIK 895450

                                                         EXHIBIT 13



                       WILLBROS GROUP, INC.
          SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


                                              Year Ended December 31,
------------------------------------------------------------------------
                                          1997        1996        1995
------------------------------------------------------------------------
(Dollar amounts in thousands, except per share data)

  Statement of Income Data:
     Contract revenues                $  251,877  $  197,688  $  220,506
     Operating expenses:
       Contract cost                     182,435     145,812     161,584
       Depreciation and amortization      18,936      13,932      15,193
       General and administrative         29,118      25,803      27,937
       Compensation from changes
        in redemption value of
        common stock (1)                       -       6,122       2,100
------------------------------------------------------------------------
     Operating income                     21,388       6,019      13,692
     Net interest income (expense)           304        (215)        144
     Minority interest                    (1,911)     (2,220)     (1,589)
     Other income (expense)                   58       1,472        (381)
------------------------------------------------------------------------
     Income before income taxes           19,839       5,056      11,866
     Provision (credit) for income
      taxes                                5,723       2,332         (75)
------------------------------------------------------------------------
     Net income                       $   14,116  $    2,724  $   11,941
========================================================================
     Earnings per share (2):
       Basic                          $      .97  $      .09  $      .84
       Diluted                        $      .96  $      .09  $      .84

  Cash Flow Data:
     Cash provided by (used in):
       Operating activities           $   45,788  $   29,961  $   (8,396)
       Investing activities              (46,386)    (24,072)    (18,558)
       Financing activities               19,747      (1,630)     (2,321)

  Other Data:
     EBITDA (3)                       $   38,471  $   19,203  $   26,915
     Capital expenditures             $   47,272  $   24,957  $   18,946
     Backlog (at period end)          $  135,797  $  108,751  $  139,359
     Number of employees (at
      period end)                          4,230       3,700       3,110

  Balance Sheet Data (at period end):
     Cash and cash equivalents        $   43,238  $   24,118  $   19,859
     Working capital                      39,563      36,723      38,767
     Total assets                        201,202     147,465     149,954
     Total debt                            8,574       1,340       3,119
     Redemption value of common
      stock held by plan participants          -           -       7,918
     Redeemable preferred stock                -           -      36,200
     Stockholders' equity                118,986      92,386      39,273


                       WILLBROS GROUP, INC.
          SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                 Year Ended December 31,
------------------------------------------------------------------------
                                                     1994       1993
------------------------------------------------------------------------
 (Dollar amounts in thousands, except per share data)

  Statement of Income Data:
     Contract revenues                            $  145,716  $  210,011
     Operating expenses:
       Contract cost                                  98,700     147,991
       Depreciation and amortization                  14,598      16,672
       General and administrative                     24,261      24,145
       Compensation from changes
        in redemption value of
        common stock (1)                               1,681       1,256
------------------------------------------------------------------------
     Operating income                                  6,476      19,947
     Net interest income (expense)                       835        (785)
     Minority interest                                (1,758)     (3,615)
     Other income (expense)                              113       5,567
------------------------------------------------------------------------
     Income before income taxes                        5,666      21,114
     Provision (credit) for income taxes              (4,146)      8,405
------------------------------------------------------------------------
     Net income                                   $    9,812  $   12,709
========================================================================
     Earnings per share (2):
       Basic                                      $      .70  $      .92
       Diluted                                    $      .70  $      .92

  Cash Flow Data:
     Cash provided by (used in):
       Operating activities                       $   (3,771) $   66,460
       Investing activities                          (13,169)    (14,621)
       Financing activities                           (1,271)     (8,175)

  Other Data:
     EBITDA (3)                                   $   19,429  $   38,571
     Capital expenditures                         $    7,171  $   16,534
     Backlog (at period end)                      $   97,493  $   76,066
     Number of employees (at
      period end)                                      2,030       1,870

  Balance Sheet Data (at period end):
     Cash and cash equivalents                    $   49,142  $   67,346
     Working capital                                  28,390      20,663
     Total assets                                    131,188     152,059
     Total debt                                        5,828       6,639
     Redemption value of common
      stock held by plan participants                  5,430       3,279
     Redeemable preferred stock                       36,200      36,200
     Stockholders' equity                             27,340      20,295

-------------------------

(1) Under the Company's stock ownership plans established in 1992 and 1995, the Company had an obligation to purchase, under certain conditions and at a formula price, Common Stock held by retiring or terminating employees. The Company recorded as non-cash compensation expense the change in the redemption value at the end of each period using the maximum formula price. In addition, in the third quarter of 1996, the Company recognized a non-cash compensation expense of $4,695 for the difference between the maximum redemption value of the shares subject to redemption and the initial public offering price. The Company's stock redemption obligations terminated in the fourth quarter of 1996.
(2) Earnings per share for the year ended December 31, 1996 is calculated after deducting $1,448 ($.10 per common share) of dividends on the Company's Preferred Stock.
(3) EBITDA represents earnings (net income) before interest, income taxes, depreciation and amortization. Non-cash compensation expenses have not been added back in calculating EBITDA. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See the Company's Consolidated Statements of Cash Flows in the Company's Consolidated Financial Statements included elsewhere in this Annual Report. EBITDA is included in this Annual Report because it is a basis upon which the Company assesses its financial performance.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General

  The Company derives its revenues from providing construction, engineering and specialty services to the oil and gas industry and government entities worldwide. The Company obtains contracts for its work primarily by competitive bidding or through negotiations with long-standing clients. Bidding activity, backlog and revenues resulting from the award of contracts to the Company may vary significantly from period to period.

  A number of factors relating to the Company's business affect the Company's recognition of contract revenues. Revenues from fixed-price construction and engineering contracts are recognized on the percentage-of-completion method. Under this method, estimated contract revenues are accrued based generally on the percentage that costs to date bear to total estimated costs, taking into consideration physical completion. Generally, the Company does not recognize income on a fixed-price contract until the contract is approximately 10% complete. Costs which are considered to be reimbursable are excluded before the percentage-of-completion calculation is made. Accrued revenues pertaining to reimbursables are limited to the cost of the reimbursables. If a current estimate of total contract cost indicates a loss on a contract, the projected loss is recognized in full when determined. Revenues from unit-price contracts are recognized as earned. Revenues from change orders, extra work, variations in the scope of work and claims are recognized when realization is assured.

  The Company derives its revenues from contracts with durations from a few weeks to several months or in some cases, more than a year. Unit-price contracts provide relatively even quarterly results; however, major projects are usually fixed-price contracts that may result in uneven quarterly financial results due to the nature of the work and the method by which revenues are recognized. These financial factors, as well as external factors such as weather, client needs, client delays in providing approvals, labor availability, governmental regulation and politics may affect the progress of a project's completion and thus the timing of revenue recognition. The Company believes that its operating results should be evaluated over a relatively long time horizon during which major contracts in progress are completed and change orders, extra work, variations in the scope of work and cost recoveries and other claims are negotiated and realized.

  Under the Company's stock ownership plans established in 1992 and 1995, the Company had an obligation to purchase, under certain conditions and at a formula price, Common Stock held by retiring or terminating employees. The Company recorded as non-cash compensation expense the change in the redemption value at the end of each period using the maximum formula price. In addition, in the third quarter of 1996, the Company recognized a non-cash compensation expense of $4.7 million for the difference between the maximum redemption value of the shares subject to redemption and the initial public offering price. These non-cash compensation expenses have not been added back in calculating EBITDA. The Company's stock redemption obligations terminated in the fourth quarter of 1996.

  During 1997, the Company initiated a program to evaluate the capability of all its computer systems and applications to handle Year 2000 dates. Certain key systems and applications were found which cannot properly handle Year 2000. These systems will be modified or replaced before the year 2000. The cost of systems modification is expensed; the cost of replacement systems is capitalized. The Company does not expect to incur significant Year 2000 modification expense over the next two years. The Company is not aware of any Year 2000 compliance issues of its vendors or customers which could have a material adverse impact on its business, but cannot be certain that such issues will not arise.

  As previously noted, the Company uses EBITDA as part of its overall assessment of financial performance by comparing EBITDA between accounting periods. Management believes that EBITDA is used by the financial community as a method of measuring performance and of evaluating the market value of companies considered to be in similar businesses to those of the Company.

  The Company recognizes anticipated contract revenue as backlog when the award of a contract is reasonably assured. Anticipated revenues from post-contract award processes, including change orders, extra work, variations in the scope of work and the effect of escalation or currency fluctuation formulas, are not added to backlog until their realization is assured. Backlog increased $27.0 million (25%) to $135.8 million at December 31, 1997, compared to $108.8 million at December 31, 1996. The increase consists of increases in backlog of $32.9 million in Venezuela, $5.6 million in the United States, $3.2 million in Nigeria, and $0.8 million in Mexico, offset by decreases in backlog of $9.8 million in Pakistan, $4.3 million in Indonesia, $1.1 million in Oman and $.3 million in the C.I.S.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                            (continued)


Results of Operations

  The Company's contract revenues and contract costs are primarily related to the timing and location of development projects in the oil and gas industry worldwide. Contract revenue and cost variations by country from year to year are the result of (a) entering new countries as part of the Company's strategy for geographical diversification, (b) the execution of new contract awards, (c) the completion of contracts, and (d) the overall level of activity in the Company's lines of business.


 Year Ended December 31, 1997, Compared to Year Ended December 31,
 1996

  CONTRACT REVENUES.   Contract revenues increased $54.2 million
(27%) to $251.9 million due to (a) $77.2 million of additional construction revenues, reflecting a pickup in worldwide pipeline construction activity; and (b) $16.8 million of additional engineering services related to execution of Engineering, Procurement, Construction (EPC) contracts and strong demand for engineering services, especially in the United States; offset by
(c) a $39.8 million decrease in specialty services revenues due primarily to a lack of funding by certain clients. United States revenue increased $45.9 million (140%) primarily due to engineering services associated with a proposed major gas pipeline project and for work performed under an EPC contract for a 45 mile (75 kilometer) 24 inch gas pipeline. Nigeria revenue decreased $11.3 million (13%) primarily due to a reduction of specialty services work attributable to delays in funding from the Nigerian government which has caused a slowdown in the award of specialty services projects, offset by an increase in construction services revenue primarily resulting from work on a 20 mile (30 kilometer) 36 inch gas pipeline and river crossing. Venezuela revenue increased $12.9 million (68%) primarily due to increased construction services, including work on an offshore loading and storage terminal and work begun on 120 miles (200 kilometers) each of 36 inch and 20 inch pipelines, offset by a decrease in specialty services due to the completion of two contracts in 1996. Indonesia revenue increased $26.5 million (1,790%) due to work on an 85 mile (135 kilometer) gas gathering system and station in Sumatra. Oman contract revenue decreased $0.7 million (3%) as a result of a reduction of specialty services, offset by an increase in construction work. Pakistan revenue decreased $18.8 million (58%) primarily due to the substantial completion of the engineering and procurement portion of an EPC contract.

  CONTRACT COST.   Contract cost increased $36.6 million (25%) to
$182.4 million due to an increase of $47.4 million in construction services cost and an increase of $18.9 million in engineering services cost, offset by a decrease of $29.7 million in specialty services cost. Variations in contract cost by country were closely related to the variations in contract revenue.

  DEPRECIATION AND AMORTIZATION.   Depreciation and amortization
increased $5.0 million to $18.9 million in 1997 due to additions made to the equipment fleet to prepare for new contracts in Indonesia and Venezuela.

  GENERAL AND ADMINISTRATIVE.   General and administrative expense
increased $3.3 million to $29.1 million in 1997 to support the growth in worldwide activities.

  COMPENSATION FROM CHANGES IN REDEMPTION VALUE OF COMMON STOCK. Compensation from changes in redemption value of common stock decreased $6.1 million to zero in 1997 because the Company's stock redemption obligations terminated in the fourth quarter of 1996.

  OPERATING INCOME.   Operating income increased $15.4 million
(255%) to $21.4 million. The increase was primarily attributable to (a) a $7.2 million increase in Indonesia primarily resulting from work performed on a project in Sumatra; (b) a $6.9 million increase in Oman due to increased construction services work and a favorable winding up of a specialty services contract; (c) a $5.9 million increase in Nigeria from the realization of certain cost recoveries related to services associated with activities already completed; and (d) a $4.1 million increase in the United States due to increased engineering services and elimination of compensation from changes in the redemption value of common stock; offset by (e) a $10.9 million decrease in Venezuela due to decreased specialty services.

  NET INTEREST INCOME (EXPENSE).   Net interest income (expense)
increased $0.5 million to income of $0.3 million due to reduced interest expense on borrowings under foreign credit lines to mitigate exchange risk.

  MINORITY INTEREST EXPENSE.   Minority interest expense decreased
$0.3 million to $1.9 million due to a reduction of activity in countries where minority interest partners are involved.

  OTHER INCOME (EXPENSE).   Other income (expense) decreased $1.4
million to $0.1 million due primarily to a reduction in foreign exchange gains and an increase in loss on retirements of equipment.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                            (continued)


  PROVISION FOR INCOME TAXES.   Provision for income taxes
increased $3.4 million to $5.7 million due primarily to an increase in taxable income in certain work countries and a lesser reduction in 1997 than in 1996 in previous estimates of income taxes in certain work countries.


 Year Ended December 31, 1996, Compared to Year Ended December 31,
 1995

  CONTRACT REVENUES.   Contract revenues decreased $22.8 million
(10%) to $197.7 million due to (a) a decrease in construction services revenue of $28.1 million related to completion of a number of worldwide projects, (b) a decrease in specialty services revenue of $22.1 million associated with a reduction of specialty services work, offset by (c) an increase in engineering services of $27.4 million due to increased engineering and material procurement. United States revenue decreased $19.2 million (37%) due to a reduction in construction services revenue offset by an increase in engineering and material procurement. Nigeria revenue decreased $8.7 million (9%) due to a decrease in specialty services revenue associated with the construction of swamp flowlines, flowline repair, dredging, pipe coating and material procurement, offset by an increase in construction services related to construction of a 24 inch gas pipeline river crossing. Pakistan revenue increased $3.0 million (10%) due to an EPC contract related to a 16-18 inch, 225 mile (365 kilometer) pipeline and two pump stations and two wading terminals. Oman revenue increased $2.6 million (13%) due to increased mechanical services and pipeline maintenance work.

  CONTRACT COST.   Contract cost decreased $15.8 million (10%) to
$145.8 million due to a decrease of $20.7 million in construction services cost and a decrease of $18.5 million in specialty services cost, offset by an increase of $23.4 million in engineering services cost. Variations in contract cost by country were closely related to the variations in contract revenue.

  DEPRECIATION AND AMORTIZATION.   Depreciation and amortization
expense decreased $1.3 million to $13.9 million for 1996, due primarily to certain assets becoming fully depreciated.

  GENERAL AND ADMINISTRATIVE.   General and administrative expense
decreased $2.1 million to $25.8 million for 1996, primarily due to reduced incentive compensation expense.

  OPERATING INCOME. Operating income decreased $7.7 million (56%) to $6.0 million for 1996. The decrease was primarily attributable to (a) an $8.9 million reduction associated with cost overruns and delay in settlement of cost recoveries on a project in Pakistan; and (b) a $1.9 million decrease due to less construction services and a charge for compensation expense for the difference between the maximum redemption value of common stock subject to redemption and the initial public offering price in the United States; offset by (c) a $2.1 million increase because of high margin specialty services activity in Venezuela, which was substantially completed in 1996.

  NET INTEREST INCOME (EXPENSE).   Net interest income decreased
$0.3 million to a net expense of $0.2 million for 1996, primarily due to a decrease in interest income on short-term investments.

  MINORITY INTEREST EXPENSE.   Minority interest expense increased
$0.6 million to $2.2 million for 1996, due to the increased level of operations in jointly owned companies in certain work countries.

  OTHER INCOME (EXPENSE).   Other income increased $1.9 million to
$1.5 million for 1996. The increase was primarily due to (a) a $1.0 million increase in net foreign exchange gains arising from remeasuring assets and liabilities in countries with highly inflationary economies and (b) a $0.7 million increase in net gains on sales and retirements of equipment.

  PROVISION FOR INCOME TAXES.   Provision for income tax expense
increased $2.4 million to $2.3 million for 1996, due to increased taxable income and tax rates in certain work countries in 1996, and a lesser reduction in 1996 than in 1995 in previous estimates of income taxes in certain work countries.


Effect of Inflation and Changing Prices; Foreign Exchange Risk
Management

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

  The Company attempts to negotiate contracts which provide for payment in U.S. dollars, but it may be required to take all or a portion of payment under a contract in another currency. To mitigate non-U.S. currency exchange risk, the Company seeks to match anticipated non-U.S. currency revenues with expenses in the same currency whenever possible. To the extent it is unable to match non-U.S. currency revenues with expenses in the same

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                            (continued)


currency, the Company may use forward contracts, options or other common hedging techniques in the same non-U.S. currencies. As a result of the Company's foreign exchange risk management measures, aggregate foreign exchange gains during the last five years have exceeded aggregate foreign exchange losses during the same period. There can be no assurance that this strategy will continue to be successful in the future.


Capital Structure, Liquidity and Capital Resources

  The Company's primary requirements for capital are to fund the acquisition, upgrade and maintenance of its equipment, provide working capital for current projects, finance the mobilization of employees and equipment to new projects, establish a presence in countries where the Company perceives growth opportunities and finance the possible acquisition of new businesses and equity investments. Historically the Company has met its capital requirements primarily from operating cash flows.

  Cash and cash equivalents increased $19.1 million (79%) to $43.2 million at December 31, 1997, from $24.1 million at December 31, 1996. The increase is due to positive cash flows of $45.8 million from operations (including $12.7 million from changes in operating assets and liabilities) and $19.7 million from financing activities (including $11.4 million from issuance of common stock), offset by $46.4 million in net capital expenditures for the purchase of equipment and spare parts.

  In February 1997, the Company entered into a five-year $150.0 million credit agreement, that may be extended annually in one year increments, subject to certain approvals, for up to an additional three years, with a syndicated bank group including ABN AMRO Bank N.V., as agent, and Credit Lyonnais, New York Branch, as co-agent.
The credit agreement provides for a $100.0 million revolving credit facility, part of which can be used for acquisitions and equity investments. The entire facility, less amounts used under the revolving portions of the facility, may be used for standby and commercial letters of credit. Principal is payable at termination on all revolving loans except qualifying acquisition and equity investment loans which are payable quarterly over the remaining life of the credit agreement. Interest is payable quarterly at prime or other alternative interest rates. A commitment fee is payable quarterly based on an annual rate of 1/4 percent of the unused portion of the credit facility. The Company's obligations under the credit agreement are secured by the stock of the principal subsidiaries of the Company. The credit agreement requires the Company to maintain certain financial ratios, restricts the amount of annual dividend payments to the greater of 25 cents per share or 25 percent of net income and limits the Company's ability to purchase its own stock. At December 31, 1997, outstanding letters of credit totaled $35.2 million and there were borrowings of $3.0 million, leaving $111.8 million available under this facility.

  The Company has unsecured credit facilities with banks in certain countries outside the United States. Borrowings under these lines, in the form of short-term notes and overdrafts, are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $7.8 million at December 31, 1997.

  The Company believes that cash flows from operations and borrowing under existing credit facilities will be sufficient to finance working capital and capital expenditures for ongoing operations at least through the end of 1998. The Company estimates capital expenditures for equipment and spare parts of approximately $30 to $40 million during 1998.


Recently Issued Accounting Standards

  Earnings per share for all periods presented has been determined in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, which established new standards for computing and presenting earnings per share. Previously reported earnings per share were not affected by adoption of this standard.

  The Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which requires disclosure of revenues and long-lived assets by significant country. Previously reported information by geographic region has been restated to conform to the requirements of SFAS 131.

                       WILLBROS GROUP, INC.
                  REPORT OF INDEPENDENT AUDITORS











The Stockholders and Board of Directors
Willbros Group, Inc.:

          We have audited the accompanying consolidated balance sheets of Willbros Group, Inc. and subsidiaries (the "Company") as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

          In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of Willbros Group, Inc. and subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles in the United States.



                                   KPMG PEAT MARWICK







Panama City, Panama
January 31, 1998

                       WILLBROS GROUP, INC.

                    CONSOLIDATED BALANCE SHEETS


                                                          December 31,
------------------------------------------------------------------------
                                                       1997      1996
------------------------------------------------------------------------
 (In thousands, except share and per share amounts)

ASSETS

Current assets:
  Cash and cash equivalents                       $   43,238  $   24,118
  Accounts receivable                                 57,005      53,756
  Contract cost and recognized income
   not yet billed                                      8,159       3,643
  Prepaid expenses                                     4,022       3,866
------------------------------------------------------------------------
       Total current assets                          112,424      85,383
Spare parts, net                                       7,385       5,724
Property, plant and equipment, net                    78,420      53,445
Other assets                                           2,973       2,913
------------------------------------------------------------------------

       Total assets                               $  201,202  $  147,465
========================================================================


LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
  Notes payable                                   $    5,341  $      640
  Accounts payable and accrued liabilities            41,287      32,868
  Accrued income taxes                                 5,171       4,050
  Contract billings in excess of cost and
   recognized income                                  21,062      11,102
------------------------------------------------------------------------
       Total current liabilities                      72,861      48,660
Deferred income taxes                                    200         200
Long-term debt                                         3,233         700
Other liabilities                                      5,922       5,519
------------------------------------------------------------------------

       Total liabilities                              82,216      55,079

Stockholders' equity:
  Class A preferred stock, par value $.01
   per share, 1,000,000 shares authorized,
   none issued                                             -           -
  Common stock, par value $.05 per share,
   35,000,000 shares authorized and
   14,992,320 shares issued at December 31,
   1997 (14,385,980 at December 31, 1996)                750         719
  Capital in excess of par value                      66,857      55,475
  Cumulative foreign currency translation
   adjustment                                           (813)       (784)
  Retained earnings                                   54,276      40,160
  Notes receivable for stock purchases                (2,084)     (3,184)
------------------------------------------------------------------------

       Total stockholders' equity                    118,986      92,386
------------------------------------------------------------------------

       Total liabilities and stockholders'
        equity                                    $  201,202  $  147,465
========================================================================


   See accompanying notes to consolidated financial statements.

                       WILLBROS GROUP, INC.

                 CONSOLIDATED STATEMENTS OF INCOME


                                             Year Ended December 31,
------------------------------------------------------------------------
                                          1997        1996        1995
------------------------------------------------------------------------
 (In thousands, except share and per share amounts)

Contract revenues                     $  251,877  $  197,688  $  220,506
Operating expenses:
  Contract                               182,435     145,812     161,584
  Depreciation and amortization           18,936      13,932      15,193
  General and administrative              29,118      25,803      27,937
  Compensation from changes in
   redemption value of common stock            -       6,122       2,100
------------------------------------------------------------------------
                                         230,489     191,669     206,814
------------------------------------------------------------------------
       Operating income                   21,388       6,019      13,692

Other income (expense):
  Interest income                          1,118       1,063       1,863
  Foreign exchange gain (loss)               257         705        (331)
  Minority interest                       (1,911)     (2,220)     (1,589)
  Interest expense                          (814)     (1,278)     (1,719)
  Other - net                               (199)        767         (50)
------------------------------------------------------------------------
                                          (1,549)       (963)     (1,826)
------------------------------------------------------------------------
       Income before income taxes         19,839       5,056      11,866
Provision (credit) for income taxes        5,723       2,332         (75)
------------------------------------------------------------------------

      Net income                      $   14,116  $    2,724  $   11,941
========================================================================
Earnings per common share:
  Basic                               $      .97  $      .09  $      .84
========================================================================

  Diluted                             $      .96  $      .09  $      .84
========================================================================
Weighted average number of common
 shares outstanding:
  Basic                               14,540,137  14,151,532  14,215,181
=========================================================================
  Diluted                             14,688,372  14,162,490  14,215,181
=========================================================================


   See accompanying notes to consolidated financial statements.

                       WILLBROS GROUP, INC.

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                                  Capital
                                            Common Stock         In Excess
                                        ---------------------      of Par
                                        Shares      Par Value      Value
--------------------------------------------------------------------------
(In thousands, except share amounts)


Balance, January 1, 1995               2,847,000  $      142  $    8,107
 Net income                                    -           -           -
 Purchase of treasury stock                    -           -           -
 Payment of notes receivable                   -           -           -
 Exercise of stock options               153,000           8         524
 Increase in redemption value
  of common stock                              -           -       2,100
 Translation adjustments                       -           -           -
------------------------------------------------------------------------
Balance, December 31, 1995             3,000,000         150      10,731
------------------------------------------------------------------------

 Net income                                    -           -           -
 Preferred dividends                           -           -           -
 Purchase of treasury stock                    -           -           -
 Exercise of stock options                     -           -           -
 Sale of common stock, net of
  offering cost                          525,980          26       2,965
 Conversion of preferred stock        10,860,000         543      35,657
 Payment of notes receivable                   -           -           -
 Increase in redemption value
  of common stock                              -           -       1,427
 Compensation expense at
  initial public offering date                 -           -       4,695
 Termination of redemption
  obligation                                   -           -           -
------------------------------------------------------------------------
Balance, December 31, 1996            14,385,980         719      55,475
------------------------------------------------------------------------

 Net income                                    -           -           -
 Payment of notes receivable                   -           -           -
 Sale of common stock, net of
  offering cost                          590,641          31      11,168
 Issuance of common stock
  under employee benefit plan             14,199           -         200
 Exercise of stock options                 1,500           -          14
 Translation adjustments                       -           -           -
------------------------------------------------------------------------
Balance, December 31, 1997            14,992,320  $      750  $   66,857
========================================================================

                                       Cumulative                Notes
                                         Foreign               Receivable
                                        Currency                   for
                                      Translation    Retained     Stock
                                       Adjustment    Earnings   Purchases
-------------------------------------------------------------------------
(In thousands, except share amounts)

Balance, January 1, 1995              $     (776) $   28,015  $   (2,395)
 Net income                                    -      11,941           -
 Purchase of treasury stock                    -           -           -
 Payment of notes receivable                   -           -         663
 Exercise of stock options                     -           -        (645)
 Increase in redemption value
  of common stock                              -           -           -
 Translation adjustments                      (8)          -           -
------------------------------------------------------------------------
Balance, December 31, 1995                  (784)     39,956      (2,377)
------------------------------------------------------------------------

 Net income                                    -       2,724           -
 Preferred dividends                           -      (1,448)          -
 Purchase of treasury stock                    -           -           -
 Exercise of stock options                     -      (1,072)     (1,715)
 Sale of common stock, net of
  offering cost                                -           -           -
 Conversion of preferred stock                 -           -           -
 Payment of notes receivable                   -           -         908
 Increase in redemption value
  of common stock                              -           -           -
 Compensation expense at
  initial public offering date                 -           -           -
 Termination of redemption
  obligation                                   -           -           -
------------------------------------------------------------------------
Balance, December 31, 1996                  (784)     40,160      (3,184)
------------------------------------------------------------------------
 Net income                                    -      14,116           -
 Payment of notes receivable                   -           -       1,100
 Sale of common stock, net of
  offering cost                                -           -           -
 Issuance of common stock
  under employee benefit plan                  -           -           -
 Exercise of stock options                     -           -           -
 Translation adjustments                     (29)          -           -
------------------------------------------------------------------------
Balance, December 31, 1997            $     (813) $   54,276  $   (2,084)
========================================================================

                                                    Redemption
                                                     Value of
                                                      Common      Total
                                                    Stock Held    Stock-
                                         Treasury    by Plan     holders'
                                           Stock   Participants   Equity
-------------------------------------------------------------------------
(In thousands, except share amounts)

Balance, January 1, 1995              $     (323) $   (5,430) $   27,340
 Net income                                    -           -      11,941
 Purchase of treasury stock                 (376)        166        (210)
 Payment of notes receivable                   -        (554)        109
 Exercise of stock options                   214           -         101
 Increase in redemption value
  of common stock                              -      (2,100)          -
 Translation adjustments                       -           -          (8)
------------------------------------------------------------------------
Balance, December 31, 1995                  (485)     (7,918)     39,273
------------------------------------------------------------------------
 Net income                                    -           -       2,724
 Preferred dividends                           -           -      (1,448)
 Purchase of treasury stock               (2,531)         63      (2,468)
 Exercise of stock options                 3,016           -         229
 Sale of common stock, net of
  offering cost                                -           -       2,991
 Conversion of preferred stock                 -           -      36,200
 Payment of notes receivable                   -        (897)         11
 Increase in redemption value
  of common stock                              -      (1,427)          -
 Compensation expense at
  initial public offering date                 -           -       4,695
 Termination of redemption
  obligation                                   -      10,179      10,179
------------------------------------------------------------------------
Balance, December 31, 1996                     -           -      92,386
------------------------------------------------------------------------
 Net income                                    -           -      14,116
 Payment of notes receivable                   -           -       1,100
 Sale of common stock, net of                  -           -      11,199
 Issuance of common stock
  under employee benefit plan                  -           -         200
 Exercise of stock options                     -           -          14
 Translation adjustments                       -           -         (29)
------------------------------------------------------------------------
Balance, December 31, 1997            $        -  $        -  $  118,986
========================================================================

   See accompanying notes to consolidated financial statements.

                       WILLBROS GROUP, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS


                                         Year Ended December 31,
------------------------------------------------------------------------
                                         1997      1996      1995
------------------------------------------------------------------------
 (In thousands)

Cash flows from operating activities:
  Net income                          $   14,116  $    2,724  $   11,941
  Reconciliation of net income to
   cash provided by (used in)
   operating activities:
     Depreciation and amortization        18,936      13,932      15,193
     Compensation from changes in
      redemption value of common stock         -       6,122       2,100
     Loss (gain) on sales and
      retirements                            814         (96)        592
     Changes in operating assets and
      liabilities:
       Accounts receivable                (3,249)     11,896     (33,923)
       Contract cost and recognized
        income not yet billed             (4,516)      7,872     (10,797)
       Prepaid expenses and other
        assets                              (216)     (2,784)       (556)
       Accounts payable and accrued
        liabilities                        8,419      (8,147)      8,930
       Accrued income taxes                1,121        (868)     (1,541)
       Contract billings in excess of
        cost and recognized income         9,960         (97)         97
       Deferred income taxes                   -      (1,158)       (976)
       Other liabilities                     403         565         544
------------------------------------------------------------------------
          Cash provided by (used in)
           operating activities           45,788      29,961      (8,396)

Cash flows from investing activities:
  Proceeds from sales of property
   and equipment                             886         885         388
  Purchase of property and equipment     (38,932)    (18,474)    (13,179)
  Purchase of spare parts                 (8,340)     (6,483)     (5,767)
------------------------------------------------------------------------
          Cash used in investing
           activities                    (46,386)    (24,072)    (18,558)

Cash flows from financing activities:
  Proceeds from common stock              11,413       3,220         101
  Proceeds from notes payable to banks     6,858      13,291       6,530
  Proceeds from long-term debt             3,000           -           -
  Collection of notes receivable for
   stock purchases                         1,100         908         663
  Proceeds from notes payable to
   former shareholders                         -       1,401           -
  Repayment of notes payable to banks     (2,157)    (16,237)     (9,239)
  Repayment of notes payable to former
   shareholders                             (467)       (234)          -
  Purchase of treasury stock                   -      (2,531)       (376)
  Payment of dividends on preferred
   stock                                       -      (1,448)          -
------------------------------------------------------------------------
          Cash provided by (used in)
           financing activities           19,747      (1,630)     (2,321)

Effect of exchange rate changes on
 cash and cash equivalents                   (29)          -          (8)
------------------------------------------------------------------------

Cash provided by (used in) all
 activities                               19,120       4,259     (29,283)
Cash and cash equivalents,
 beginning of year                        24,118      19,859      49,142
------------------------------------------------------------------------

Cash and cash equivalents, end
 of year                              $   43,238  $   24,118  $   19,859
========================================================================

   See accompanying notes to consolidated financial statements.

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

   Accounts Receivable - Accounts receivable include retainage, all due within one year, of $1,620 in 1997 and $1,437 in 1996 and are stated net of allowances for bad debts of $1,001 in 1997 and $1,119 in 1996. The provision (credit) for bad debts was $(8) in 1997, $(1,024) in 1996 and $694 in 1995.

   Spare Parts - Spare parts (excluding expendables), stated net of accumulated depreciation of $12,874 in 1997 and $9,750 in 1996, are depreciated over three years on the straight-line method.

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

   Cash Flows - In the determination of cash flows, all highly liquid debt instruments with maturities of less than three months are considered to be cash equivalents. The Company paid interest of $817 in 1997, $1,280 in 1996 and $1,712 in 1995 and income taxes of $4,685 in 1997, $3,676 in 1996 and $2,426 in 1995.

                       WILLBROS GROUP, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          (continued)


   Earnings per Share - Basic earnings per share is calculated by dividing net income, less any preferred dividend requirements, by the weighted-average number of common shares outstanding during the year. Diluted earnings per share is calculated assuming all dilutive potential common shares are issued and are outstanding as of the beginning of the year. The weighted-average number of common shares assumes that all common shares issued in the twelve months prior to the initial public offering were outstanding for all periods presented.

   Derivative Financial Instruments - The Company may use derivatives such as forward contracts, options or other financial instruments as hedges to mitigate non-U.S. currency exchange risk when the Company is unable to match non-U.S. currency revenues with expenses in the same currency. The unrealized gains or losses on such financial instruments are deferred and recognized when realized as an adjustment to contract revenue. The Company had no significant derivative financial instruments as of December 31, 1997 and 1996.

   New Accounting Standards - Earnings per share for all periods presented has been determined in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, which established new standards for computing and presenting earnings per share. Previously reported earnings per share were not affected by adoption of this standard.

   The Company also adopted SFAS No. 131, Disclosures about
Segments of an Enterprise and Related Information, which requires disclosure of revenues and long-lived assets by significant country. Previously reported information by geographic region has been restated to conform to the requirements of SFAS 131.

   Reclassifications - Certain previously reported amounts have been reclassified to be consistent with amounts as reported herein.


2.     Concentration of Credit Risk

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


3.     Contracts in Progress

   Most contracts allow for progress billings to be made during performance of the work. These billings may be made on a basis different from that used for recognizing revenue. Contracts in progress for which cost and recognized income exceed billings or billings exceed cost and recognized income consist of:

                                                         December 31,
------------------------------------------------------------------------
                                                      1997        1996
------------------------------------------------------------------------
     Costs incurred on contracts in progress      $  197,700  $   67,296
     Recognized income                                 2,301       8,763
------------------------------------------------------------------------

                                                     200,001      76,059
     Progress billings and advance payments          212,904      83,518
------------------------------------------------------------------------

                                                  $  (12,903) $   (7,459)
========================================================================

     Contract cost and recognized income not
      yet billed                                  $    8,159  $    3,643
     Contract billings in excess of cost and
      recognized income                              (21,062)    (11,102)
------------------------------------------------------------------------

                                                  $  (12,903) $   (7,459)
========================================================================

4.     Property, Plant and Equipment

   Property, plant and equipment, at cost, consist of:

                                                         December 31,
------------------------------------------------------------------------
                                                       1997       1996
------------------------------------------------------------------------

   Construction equipment                         $   55,495  $   38,475
   Marine equipment                                   34,484      32,355
   Transportation equipment                           29,134      16,318
   Land, buildings, furniture and equipment           13,112       9,663
------------------------------------------------------------------------

                                                     132,225      96,811
   Less accumulated depreciation and amortization     53,805      43,366
------------------------------------------------------------------------

                                                  $   78,420  $   53,445
========================================================================

                       WILLBROS GROUP, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (continued)


5.     Notes Payable

   The Company has unsecured credit facilities with banks in certain countries outside the United States. Borrowings under these lines of $4,874, in the form of short-term notes and overdrafts, are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $7,800 at December 31, 1997.


6.     Accounts Payable and Accrued Liabilities

   Accounts payable and accrued liabilities consist of:

                                                         December 31,
------------------------------------------------------------------------
                                                       1997       1996

     Trade payables                               $   22,850  $   18,471
     Payrolls and payroll liabilities                 14,832      10,793
     Equipment reconditioning and
      overhaul reserves                                3,605       3,604
------------------------------------------------------------------------

                                                  $   41,287  $   32,868
========================================================================

7.     Long-term Debt

   In February 1997, the Company entered into a five-year $150,000 credit agreement, that may be extended annually in one year increments, subject to certain approvals, for up to an additional three years, with a syndicated bank group including ABN AMRO Bank N.V., as agent, and Credit Lyonnais New York Branch, as co-agent. The credit agreement provides for a $100,000 revolving credit facility, part of which can be used for acquisitions and equity investments. The entire facility, less amounts used under the revolving portion of the facility, may be used for standby and commercial letters of credit. Principal is payable at termination on all revolving loans except qualifying acquisition and equity investment loans which are payable quarterly over the remaining life of the credit agreement. Interest is payable quarterly at prime or other alternative interest rates. A commitment fee is payable quarterly based on an annual rate of 1/4 percent of the unused portion of the credit facility. The Company's obligations under the credit agreement are secured by the stock of the principal subsidiaries of the Company. The credit agreement requires the Company to maintain certain financial ratios, restricts the amount of annual dividend payments to the greater of 25 cents per share or 25 percent of net income and limits the Company's ability to purchase its own stock. At December 31, 1997, outstanding letters of credit totaled $35,210 and there were borrowings of $3,000, leaving $111,790 available under this facility.

   The Company has notes payable to two former shareholders requiring quarterly payments of $117 plus interest at the Company's rate for senior debt to be made through April 15, 1999. The current portion of these notes, included in notes payable, is $467 and the long-term portion is $233 at December 31, 1997 and $700 at December 31, 1996.


8.     Retirement Plans

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

                                              Year Ended December 31,
------------------------------------------------------------------------
                                           1997        1996       1995
------------------------------------------------------------------------
     Service cost for benefits
      earned during the period        $    1,080  $    1,136  $      915
     Interest cost on projected
      benefit obligation                   1,892       1,725       1,608
     Actual loss (gain) on plan
      assets                              (4,159)     (3,325)     (4,855)
     Deferred gain on plan assets          1,912       1,301       3,285
     Amortization                            (15)         (2)          -
------------------------------------------------------------------------

                                      $      710  $      835  $      953
========================================================================

                       WILLBROS GROUP, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          (continued)


   Accrued pension liability includes the following components:

                                                     December 31,
------------------------------------------------------------------------
                                           1997         1996       1995
------------------------------------------------------------------------
     Projected benefit obligation
      over(under) plan assets:
       Projected benefit obligation:
          Vested benefits             $   23,679  $   20,963  $   20,477
          Nonvested benefits                 898         383         505
------------------------------------------------------------------------

            Accumulated benefits          24,577      21,346      20,982
          Related to future pay
           increases                       6,343       4,437       4,180
------------------------------------------------------------------------
                                          30,920      25,783      25,162

       Plan assets at fair value
        (primarily listed stocks
        and bonds)                       (30,514)    (26,995)    (23,660)
------------------------------------------------------------------------

                                             406      (1,212)      1,502
     Unrecognized net gain (loss)          1,550       2,456        (499)
     Unrecognized prior service cost        (203)       (228)       (253)
     Transition asset at January 1, 1987     115         143         172
------------------------------------------------------------------------

                                      $    1,868  $    1,159  $      922
========================================================================

   The projected benefit obligation is determined using a weighted average discount rate of 7.0 percent at December 31, 1997, 7.5 percent at December 31, 1996, and 7.0 percent at December 31, 1995. The rate of increase in future pay increases is 6.0 percent and assets are expected to have a long-term rate of return of 8.5 percent. The transition asset is amortized over 15 years.

  The Company has a defined contribution plan which is funded by participating employee contributions and the Company. The Company matches employee contributions up to a maximum of 4 percent of salary in cash or beginning in 1997, if the participant so elects, up to 5 percent of salary in WGI common stock. Company contributions for this plan were $636 (including $200 of WGI common stock) in 1997, $569 in 1996 and $506 in 1995.

   The Company's Executive Benefit Restoration Plan partially restores benefits to certain executives whose benefits under the defined benefit pension plans are reduced as a result of limitations imposed by the U. S. Internal Revenue Code. Plan expense is $357 in 1997, $325 in 1996 and $303 in 1995 and plan liability, included in accounts payable and accrued liabilities, is $1,369 at December 31, 1997 and $1,061 at December 31, 1996. The
Company established a trust to fund benefit payments.
Contributions of assets to the trust by the Company are irrevocable but are subject to creditor claims under certain conditions.
Assets held in trust, included in other assets, are $1,367 at December 31, 1997, and $974 at December 31, 1996.


9.     Postretirement Medical Benefits

   Postretirement medical benefit expense is $511 in 1997, $589 in 1996 and $690 in 1995 and includes service cost of $237 in 1997, $242 in 1996 and $262 in 1995 and interest cost of $326 in 1997, $347 in 1996 and $405 in 1995 and amortization of $(52) in 1997 and $23 in 1995.

   Accrued postretirement medical benefit liability includes the following components:

                                                         December 31,
------------------------------------------------------------------------
                                                       1997        1996
------------------------------------------------------------------------
     Accumulated postretirement benefit
      obligation:
       Retirees                                   $    1,568  $    1,734
       Fully eligible active plan participants           670         528
       Other active plan participants                  1,998       2,093
------------------------------------------------------------------------

          Accumulated postretirement benefits          4,236       4,355
     Unrecognized net gain                             1,322       1,027
     Prior service cost                                  243           -
------------------------------------------------------------------------

                                                  $    5,801  $    5,382
========================================================================

   The non-current portion of the liability, $5,703 at December 31, 1997, and $5,282 at December 31, 1996, is included in other liabilities.

   The weighted average annual assumed rate of increase in the per capita cost of covered benefits is 7.0 percent for 1997 and is assumed to decrease to 5.5 percent by the year 2006 and to remain at that level. The discount rate used in determining the liability is 7.0 percent at December 31, 1997, 7.5 percent at December 31, 1996, and 7.0 percent at December 31, 1995. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the postretirement medical liability at December 31, 1997 by $453 and expense for 1997 by $97.

                       WILLBROS GROUP, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          (continued)


10.    Income Taxes

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

   Income (loss) before income taxes and the provision (credit) for income taxes in the Consolidated Statements of Income consist of:

                                             Year Ended December 31,
------------------------------------------------------------------------
                                           1997        1996        1995
------------------------------------------------------------------------

     Income (loss) before income
      taxes:
       Other countris                 $   20,038  $   12,888  $   16,044
       United States                        (199)     (7,832)     (4,178)
------------------------------------------------------------------------

                                      $   19,839  $    5,056  $   11,866
========================================================================

     Provision (credit) for income taxes:
       Currently payable:
          Other countries             $    5,723  $    3,696  $      893
          United States:
            Federal                            -           -           -
            State                              -        (206)          8
------------------------------------------------------------------------

                                           5,723       3,490         901
       Deferred, other countries               -      (1,158)       (976)
------------------------------------------------------------------------

                                      $    5,723  $    2,332  $      (75)
========================================================================

   The Company has a deferred tax asset in the United States of $18,635 at December 31, 1997, and $20,329 at December 31, 1996,
relating to United States net operating loss and credit carryforwards and employee benefit expense, and a deferred tax liability of $1,584 at December 31, 1997, and $1,565 at December 31, 1996, relating to excess tax depreciation. The net deferred tax asset is reduced to zero by a valuation allowance. The Company has a deferred tax liability in other countries of $200 at December 31, 1997 and 1996, related to temporary differences, principally in contract revenues and expenses.

   The Company has $41,020 in United States net operating loss carryforwards and $972 of United States investment tax credit carryforwards at December 31, 1997. The United States net operating loss carryforwards will expire, unless utilized, beginning in 1998 and ending December 31, 2011. The carryforwards available on an annual basis are limited. At December 31, 1997, the Company has nonexpiring operating loss carryforwards in the United Kingdom of $30,100 (Pounds 18,400) and in Kuwait of $1,400 (KD429), and a net operating loss carryforward expiring over three years in Venezuela of $2,000 (Bolivars 1,000,000).


11.    Stock Ownership Plans

     During May 1996, the Company established the Willbros Group, Inc. 1996 Stock Plan (the "1996 Plan") with 1,125,000 shares of common stock authorized for issuance to provide for awards to key employees of the Company, and the Willbros Group, Inc. Director Stock Plan (the "Director Plan") with 125,000 shares of common stock authorized for issuance to provide for the grant of stock options to non-employee directors.

     Options granted under the 1996 Plan vest 25 percent at the date of grant and 25 percent each January 1 thereafter. Options granted under the Director Plan vest immediately. At December 31, 1997, the 1996 Plan has 681,000 shares and the Director Plan has 83,000 shares available for grant.

     The per share weighted-average fair value of options granted is calculated using the Black Scholes option-pricing model, assuming the options have a life of three years, the average risk-free interest rate at the dates of grant is 5.84 percent in 1997 (6.01 percent in 1996) and volatility is 36.37 percent in 1997 (35.15 percent in 1996).

                       WILLBROS GROUP, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          (continued)


     The Company's stock option activity and related information consists of:

                                    Year Ended December 31,
------------------------------------------------------------------------
                                    1997                  1996
------------------------------------------------------------------------
                                         Weighted-             Weighted-
                                          Average               Average
                                          Exercise              Exercise
                             Shares        Price     Shares      Price
------------------------------------------------------------------------
     Outstanding, beginning
      of year                481,000  $     9.08           -  $        -
     Granted                   5,000       18.95     481,000        9.08
     Exercised                 1,500        9.13           -           -
------------------------------------------------------------------------

     Outstanding, end of
      year                   484,500        9.19     481,000        9.08
========================================================================

     Exercisable at end
      of year                310,750        9.22     148,000        9.21
========================================================================

     The weighted-average fair value of options granted during the year was $5.98 in 1997 ($2.85 in 1996). Exercise prices for options outstanding as of December 31, 1997 ranged from $8.67 to $19.44. The weighted-average remaining contractual life of those options is 8.8 years.

     No compensation expense for the options granted under the 1996 Plan and the Director Plan is recorded. Had compensation expense for vested options been recorded, the Company's net income would have been reduced to $13,624 in 1997 ($2,310 in 1996), basic earnings per share would have been reduced to $.94 in 1997 ($.06 in 1996), and diluted earnings per share would have been reduced to $.93 in 1997 ($.06 in 1996).

   Under employee stock ownership plans established in 1992 and 1995, certain key employees were issued options to purchase common stock at a discount from fair value and were allowed to finance up to 9 percent of the option price with three-year non-interest bearing recourse notes. Options were issued to purchase 195,000 shares (including 42,000 treasury shares) of common stock at $3.83 per share in 1995. During May 1996, options were issued to purchase 273,000 shares of common stock, all from treasury stock, at $4.53 per share and 5,192 shares of preferred stock, all from treasury, at $136 per share. All options were exercised shortly after issuance. The Company had an obligation to purchase, under certain conditions and at a formula price, stock held by retiring or terminating employees, and recorded as compensation expense the change in the redemption value at the end of each period using the maximum formula price. The Company recognized a non-cash compensation expense of $4,695 for the difference between the maximum redemption value of the shares subject to redemption and the initial public offering price upon the effectiveness of the initial public offering. The maximum redemption amount was classified outside of stockholders' equity in the consolidated balance sheets. The Company's redemption obligation terminated in the fourth quarter of 1996.


12.    Segment Information

   The Company operates in a single industry segment. The main lines of business include construction, engineering and specialty services to the oil and gas industry. Due to a limited number of major projects and clients, the Company may at any one time have a substantial part of its operations dedicated to one project, client and country.

   Customers with more than 10% of contract revenue are as follows:

                                             Year Ended December 31,
----------------------------------------------------------------------
                                          1997        1996        1995
----------------------------------------------------------------------

     Customer A                             13 %        33 %        32 %
     Customer B                              -          16          13
     Customer C                             10           -           -
     Customer D                             10           -           -
----------------------------------------------------------------------
                                            33 %        49 %        45 %
======================================================================

                       WILLBROS GROUP, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           (continued)


   Information about the Company's operations in its significant work countries is shown below:

                                              Year Ended December 31,
------------------------------------------------------------------------
                                           1997         1996       1995
------------------------------------------------------------------------

     Contract revenues:
       United States (1)              $   78,849  $   32,918  $   52,100
       Nigeria                            75,982      87,283      95,972
       Venezuela                          31,830      18,897      19,553
       Indonesia                          27,951       1,477           -
       Oman                               22,846      23,513      20,873
       Pakistan                           13,889      32,732      29,728
       Other                                 530         868       2,280
------------------------------------------------------------------------
                                      $  251,877  $  197,688  $  220,506
========================================================================

     Long-lived assets:
       United States                  $   10,882  $    9,891  $    9,503
       Nigeria                            27,106      27,325      19,700
       Venezuela                          30,433      10,451       8,902
       Indonesia                           8,077         985           -
       Oman                                8,382       9,148       8,317
       Other                                 925       1,369       2,511
------------------------------------------------------------------------
                                      $   85,805  $   59,169  $   48,933
========================================================================

-------------------------
(1) Net of inter-country revenues of $4,365 in 1997, $3,052 in 1996 and $4,986 in 1995.


13.    Fair Value of Financial Instruments

   The carrying value of financial instruments does not materially differ from fair value.


14.    Public Offerings

     A secondary offering of the Company's common stock was completed in October 1997, with the sale of 4,528,250 shares of common stock, consisting of 590,641 newly issued shares resulting in net proceeds to the Company of $11,699 before offering costs and 3,937,609 shares sold by certain stockholders of the Company for which the Company did not receive any proceeds.

     An initial public offering of the Company's common stock was completed in August 1996, with the sale of 5,490,500 shares of common stock, consisting of 525,980 newly issued shares resulting in net proceeds to the Company of $4,892 before offering costs and 4,964,520 shares sold by a stockholder of the Company for which the Company did not receive any proceeds.

   In July 1996, prior to the initial public offering, all 362,000 shares of $100 redeemable preferred stock of the Company then outstanding were converted into common stock of the Company at a conversion rate of 30 shares of common stock for each share of preferred stock.


15.    Contingencies, Commitments and Other Circumstances

   The Company provides construction, engineering and specialty services to the oil and gas industry. The Company's principal markets are currently Africa, Asia, the Middle East, South America and the United States. Operations outside the United States may be subject to certain risks which ordinarily would not be expected to exist in the United States, including foreign currency restrictions, extreme exchange rate fluctuations, expropriation of assets, civil uprisings and riots, government instability and legal systems of decrees, laws, regulations, interpretations and court decisions which are not always fully developed and which may be retroactively applied. Management is not presently aware of any events of the type described in the countries in which it operates that have not been provided for in the accompanying consolidated financial statements. Based upon the advice of local advisors in the various work countries concerning the interpretation of the laws, practices and customs of the countries in which it operates, management believes the Company has followed the current practices in those countries; however, because of the nature of these potential risks, there can be no assurance that the Company may not be adversely affected by them in the future. The Company insures substantially all of its equipment in countries outside the United States against certain political risks and terrorism.

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

                       WILLBROS GROUP, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          (continued)


   Certain post contract completion audits and reviews are being conducted by clients and/or government entities. While there can be no assurance that claims will not be received as a result of such audits and reviews, management does not believe a legitimate basis for any material claims exists. At the present time it is not possible for management to estimate the likelihood of such claims being asserted or, if asserted, the amount or nature thereof.

   The Company has certain operating leases for office and camp facilities. Rental expense, excluding daily rentals and reimbursable rentals under cost plus contracts, was $2,962 in 1997, $2,112 in 1996, and $1,896 in 1995. Minimum lease commitments under operating leases as of December 31, 1997, total $12,085 and are payable as follows: 1998, $3,315; 1999, $2,346; 2000, $1,935;
2001, $1,756; 2002, $1,682; and later years, $1,051.


16.    Quarterly Financial Data (Unaudited)

   Selected unaudited quarterly financial data for the years ended December 31, 1997 and 1996:

                                         First        Second      Third
                                        Quarter      Quarter     Quarter
------------------------------------------------------------------------

     December 31, 1997:
       Contract revenues              $   51,165  $   57,280  $   72,815
       Operating income                    4,800       4,615       5,244
       Income before income
        taxes                              4,503       4,174       4,995
       Net income                          2,454       3,025       3,883
       Earnings per share:
        Basic                                .17         .21         .27
        Diluted                              .17         .21         .27

     December 31, 1996:
       Contract revenues              $   53,479  $   48,977  $   47,407
       Compensation from
        changes in redemption
        value                                142       1,285       4,695
       Operating income (loss)             2,387       2,308      (1,499)
       Income (loss) before
        income taxes                       2,327       2,277      (2,486)
       Net income (loss)                   2,044       1,386      (2,841)
       Earnings (loss) per share,
        basic and diluted                    .09         .05        (.20)


                                                      Fourth
                                                     Quarter     Total
------------------------------------------------------------------------

     December 31, 1997:
       Contract revenues                          $   70,617  $  251,877
       Operating income                                6,729      21,388
       Income before income
        taxes                                          6,167      19,839
       Net income                                      4,754      14,116
       Earnings per share:
        Basic                                            .32         .97
        Diluted                                          .31         .96

     December 31, 1996:
       Contract revenues                          $   47,825  $  197,688
       Compensation from
        changes in redemption
        value                                              -       6,122
       Operating income (loss)                         2,823       6,019
       Income (loss) before
        income taxes                                   2,938       5,056
       Net income (loss)                               2,135       2,724
       Earnings (loss) per share,
        basic and diluted                                .15         .09

   The Company derives its revenues from contracts with durations from a few weeks to several months or in some cases, more than a year. Unit-price contracts provide relatively even quarterly results; however, major projects are usually fixed-price contracts that may result in uneven quarterly financial results due to the method by which revenues are recognized.

   There were favorable variances in the fourth quarter of 1997 compared to the fourth quarter of 1996. Contract revenues increased due to projects in Indonesia, Venezuela and the United States. Operating income and net income increased due to favorable progress on a project in Indonesia and less cost being incurred on a project in Pakistan.

   During the first three quarters of 1996, the Company incurred compensation from changes in redemption value of shares. These non-cash charges resulted in an operating and net loss in the third quarter of 1996.

           COMMON STOCK INFORMATION AND DIVIDEND POLICY


The Company's Common stock commenced trading on August 15, 1996, on the New York Stock Exchange under the symbol WG. As of December 31, 1997, there were 180 stockholders of record. The table below sets forth the common stock trading price for the subsequent quarterly periods.

                                     1996                1997
-----------------------------------------------------------------------
                                High         Low        High        Low
-----------------------------------------------------------------------

First Quarter                     NA          NA     $10-5/8      $8-7/8
Second Quarter                    NA          NA         $16          $9
Third Quarter                $11-7/8      $9-5/8     $21-3/4     $14-5/8
Fourth Quarter                   $11          $9    $24-7/16     $14-3/8

The Company does not presently pay a common stock dividend and presently intends to retain its earnings to fund the development and future growth of its business.