Form 10-K, Exhibit 13
period 1998-12-31
WILLBROS GROUP INC
filed 1999-03-31
CIK 895450

                                                                   EXHIBIT 13



            WILLBROS GROUP, INC.


            SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


            (Dollar amounts in thousands, except per share data)



                                                 Year Ended December 31,
                                           ----------------------------------
                                              1998        1997        1996
                                           ----------  ----------  ----------

  Statement of Income Data:
     Contract revenues                     $  281,618  $  251,877  $  197,688
     Operating expenses:
       Contract cost                          220,360     182,435     145,812
       Depreciation and amortization           25,552      18,936      13,932
       General and administrative              32,383      29,118      25,803
       Compensation from changes
        in redemption value of
        common stock (1)                            -           -       6,122
                                           ----------  ----------  ----------
     Operating income                           3,323      21,388       6,019
     Net interest income (expense)               (484)        304        (215)
     Minority interest                         (1,132)     (1,911)     (2,220)
     Other income (expense)                    (1,502)         58       1,472
                                           ----------  ----------  ----------
     Income before income taxes                   205      19,839       5,056
     Provision (credit) for income taxes        4,567       5,723       2,332
                                           ----------  ----------  ----------
     Net income (loss)                     $   (4,362) $   14,116  $    2,724
                                           ==========  ==========  ==========
     Earnings (loss) per share (2):
       Basic                               $     (.30) $      .97  $      .09
       Diluted                             $     (.30) $      .96  $      .09
  Cash Flow Data:
     Cash provided by (used in):
       Operating activities                $   15,199  $   45,788  $   29,961
       Investing activities                   (34,684)    (46,386)    (24,072)
       Financing activities                   (15,506)     19,747      (1,630)
  Other Data:
     EBITDA (3)                            $   26,241  $   38,471  $   19,203
     Capital expenditures                  $   36,112  $   47,272  $   24,957
     Backlog (at period end)               $  286,473  $  135,797  $  108,751
     Number of employees (at
      period end)                               2,280       4,230       3,700
  Balance Sheet Data (at period end):
     Cash and cash equivalents             $    8,247  $   43,238  $   24,118
     Working capital                           13,495      39,563      36,723
     Total assets                             159,939     201,202     147,465
     Total debt                                   758       8,574       1,340
     Redemption value of common
      stock held by plan participants               -           -           -
     Redeemable preferred stock                     -           -           -
     Stockholders' equity                     106,934     118,986      92,386


                                                       Year Ended December 31,
                                                       -----------------------
                                                          1995        1994
                                                       ----------  ----------

  Statement of Income Data:
     Contract revenues                                 $  220,506  $  145,716
     Operating expenses:
       Contract cost                                      161,584      98,700
       Depreciation and amortization                       15,193      14,598
       General and administrative                          27,937      24,261
       Compensation from changes
        in redemption value of
        common stock (1)                                    2,100       1,681
                                                       ----------  ----------
     Operating income                                      13,692       6,476
     Net interest income (expense)                            144         835
     Minority interest                                     (1,589)     (1,758)
     Other income (expense)                                  (381)        113
                                                       ----------  ----------
     Income before income taxes                            11,866       5,666
     Provision (credit) for income taxes                      (75)     (4,146)
                                                       ----------  ----------
     Net income (loss)                                 $   11,941  $    9,812
                                                       ==========  ==========

     Earnings (loss) per share (2):
       Basic                                           $      .84  $      .70
       Diluted                                         $      .84  $      .70
  Cash Flow Data:
     Cash provided by (used in):
       Operating activities                            $   (8,396) $   (3,771)
       Investing activities                               (18,558)    (13,169)
       Financing activities                                (2,321)     (1,271)
  Other Data:
     EBITDA (3)                                        $   26,915  $   19,429
     Capital expenditures                              $   18,946  $    7,171
     Backlog (at period end)                           $  139,359  $   97,493
     Number of employees (at
      period end)                                           3,110       2,030
  Balance Sheet Data (at period end):
     Cash and cash equivalents                         $   19,859  $   49,142
     Working capital                                       38,767      28,390
     Total assets                                         149,954     131,188
     Total debt                                             3,119       5,828
     Redemption value of common
      stock held by plan participants                       7,918       5,430
     Redeemable preferred stock                            36,200      36,200
     Stockholders' equity                                  39,273      27,340


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


WILLBROS    18