Form 10-K, Exhibit 13
period 1998-12-31
WILLBROS GROUP INC
filed 1999-03-31
CIK 895450

            WILLBROS GROUP, INC.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


            CONDITION AND RESULTS OF OPERATIONS



GENERAL


  The Company derives its revenue from providing construction, engineering and specialty services to the oil and gas industry and government entities worldwide. The Company obtains contracts for its work primarily by competitive bidding or through negotiations with long-standing clients. Bidding activity, backlog and revenue resulting from the award of contracts to the Company may vary significantly from period to period.

  A number of factors relating to the Company's business affect the Company's recognition of contract revenue. Revenue from fixed-price construction and engineering contracts is recognized on the percentage-of-completion method. Under this method, estimated contract revenue is accrued based generally on the percentage that costs to date bear to total estimated costs, taking into consideration physical completion. Generally, the Company does not recognize income on a fixed-price contract until the contract is approximately 10% complete. Costs which are considered to be reimbursable are excluded before the percentage-of-completion calculation is made. Accrued revenue pertaining to reimbursables is limited to the cost of the reimbursables. If a current estimate of total contract cost indicates a loss on a contract, the projected loss is recognized in full when determined. Revenue from unit-price contracts is recognized as earned. Revenue from change orders, extra work, variations in the scope of work and claims is recognized when realization is assured.

  The Company derives its revenue from contracts with durations from a few weeks to several months or in some cases more than a year. Unit-price contracts provide relatively even quarterly results; however, major projects are usually fixed-price contracts that may result in uneven quarterly financial results due to the nature of the work and the method by which revenue is recognized. These financial factors, as well as external factors such as weather, client needs, client delays in providing approvals, labor availability, governmental regulation and politics, may affect the progress of a project's completion and thus the timing of revenue recognition. The Company believes that its operating results should be evaluated over a relatively long time horizon during which major contracts in progress are completed and change orders, extra work, variations in the scope of work and cost recoveries and other claims are negotiated and realized.

  Low oil prices and the uncertainty as to when prices will improve have recently had and continue to have a negative influence on the Company's clients' capital spending plans. As a direct result, the Company is experiencing reduced demand for its services, especially specialty services. While the longer term effect of lower oil prices on future construction activity is unclear, the Company does not anticipate that any of the projects in its current backlog will be deferred or cancelled. However, a number of projects the Company has been following have been delayed, and the Company expects revenue in 1999 to be below that of 1998.

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


                                                        19   WILLBROS

            WILLBROS GROUP, INC.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


            CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



  The Company recognizes anticipated contract revenue as backlog when the award of a contract is reasonably assured. Anticipated revenue from post-contract award processes, including change orders, extra work, variations in the scope of work and the effect of escalation or currency fluctuation formulas, is not added to backlog until realization is reasonably assured. New contract awards totaled $436.8 million during the year ended December 31, 1998. Additions to backlog during the year are as follows: construction, $285.1 million; engineering,
$41.0 million; and specialty services, $110.7 million. Backlog decreases by line of business are as follows: construction, $187.5 million; engineering, $65.0 million; and specialty services, $33.6 million. Backlog at the end of the year was up $150.7 million (111%) to 286.5 million and consisted of the following: (a) construction, $198.8 million, up $97.6 million (96%); (b) engineering, $7.9 million, down $24.0 million (75%); and (c) specialty services, $79.8 million, up $77.1 million. Construction backlog consists primarily of an engineering, procurement and construction project in Nigeria. Specialty services backlog is primarily attributable to two major contracts: a sixteen year water injection contract awarded to a consortium in which the Company has a 10% interest in Venezuela and a three year dredging contract in Nigeria.



RESULTS OF OPERATIONS

  The Company's contract revenue and contract costs are primarily related to the timing and location of development projects in the oil and gas industry worldwide. Contract revenue and cost variations by country from year to year are the result of (a) entering new countries as part of the Company's strategy for geographical diversification, (b) the execution of new contract awards, (c) the completion of contracts, and (d) the overall level of activity in the Company's services.

  The Company's ability to be successful in obtaining and executing contracts can be affected by the relative strength or weakness of the U.S. dollar compared to the currencies of its competitors, its clients and its work locations. The Company does not believe that its revenue or results of operations were adversely affected in this regard during the years ended December 31, 1998 or 1997.


YEAR ENDED DECEMBER 31, 1998, COMPARED TO
YEAR ENDED DECEMBER 31, 1997

CONTRACT REVENUE.
  Contract revenue increased $29.7 million (12%) to $281.6 million due to (a) an increase in construction services revenue of $67.6 million related to work in Venezuela, the United States and the Ivory Coast; offset by (b) a decrease in specialty services revenue of $25.4 million associated with a reduction of specialty services work primarily in Nigeria; and
(c) a decrease in engineering services of $12.5 million due to decreased engineering, principally in the United States. Revenue from Venezuela increased $43.6 million (137%) due to work on the construction of 120 miles (200 kilometers) each of 36-inch and 20-inch pipelines. Revenue in the Ivory Coast increased
$14.5 million due to beginning work on 46 miles (74 kilometers) of dual 4-inch and 12-inch pipelines and an 8-mile (13-kilometer) 12-inch pipeline. United States revenue increased $6.8 million (8%) primarily due to work performed on a 94-mile (150-kilometer) 36-inch natural gas pipeline in Iowa. Revenue from Nigeria decreased $27.3 million (36%) primarily in specialty services work as a result of delays in funding to our clients from the Nigerian government and low oil prices which have caused the Company's clients to defer maintenance activities. The Company has seen early indications that the Nigerian government is taking steps toward resolving the funding issues; but if low oil prices persist, it is unclear as to when specialty services activities in Nigeria will return to historical levels. Oman revenue decreased $5.0 million (22%) due to decreased specialty services work. Indonesian revenue decreased $2.2 million (8%) due to the substantial completion of pipeline projects in that country.

CONTRACT COST.
  Contract cost increased $37.9 million (21%) to $220.4 million due to an increase of $57.2 million


WILLBROS    20

            WILLBROS GROUP, INC.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


            CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



in construction services cost, resulting from an increase in costs on construction projects in the United States, Venezuela and the Ivory Coast, offset by a decrease of $17.8 million in engineering services cost and a decrease of $1.4 million in specialty services cost. Variations in contract cost by country were closely related to the variations in contract revenue.

DEPRECIATION AND AMORTIZATION.
  Depreciation and amortization increased $6.6 million to $25.5 million, primarily due to additions made to the equipment fleet in 1997 to prepare for new contracts in Indonesia and Venezuela and additions in 1998 to prepare for a new contract in the Ivory Coast.

GENERAL AND ADMINISTRATIVE.
  General and administrative expense increased $3.3 million to $32.4 million to support the growth in worldwide activities and promote expansion into new work countries, such as Mexico.

OPERATING INCOME.
  Operating income decreased $18.1 million (85%) to $3.3 million. The decrease is primarily due to a significant decrease in specialty service activity, an increase in costs not recoverable (some of which may be recoverable at a later date) on certain projects including construction projects in Pakistan, the United States and Venezuela and start-up costs associated with an offshore construction project in Cameroon.

NET INTEREST INCOME (EXPENSE).
  Net interest income decreased $0.8 million to a net expense of $0.5 million, due to increased borrowings to meet working capital requirements.

MINORITY INTEREST EXPENSE.
  Minority interest expense decreased $0.8 million to $1.1 million, due to a reduction in revenue and operating income in certain work countries.

OTHER INCOME (EXPENSE).
  Other income decreased $1.6 million resulting in $1.5 million of other expense in 1998. The decrease was primarily due to $1.9 million in net foreign exchange losses arising from remeasuring assets and liabilities in countries with highly inflationary economies, primarily Venezuela.

PROVISION FOR INCOME TAXES.
  Provision for income tax expense decreased $1.1 million to $4.6 million, principally due to reduced taxable income in certain work countries in 1998 and a tax refund. The effective income tax rate in 1998 exceeds 100% of income before income taxes due to the fact that income taxes in certain countries are based on revenue and also due to the fact that losses in certain countries cannot be used to offset taxable income in other countries.


YEAR ENDED DECEMBER 31, 1997, COMPARED TO
YEAR ENDED DECEMBER 31, 1996


CONTRACT REVENUE.
  Contract revenue increased $54.2 million (27%) to $251.9 million due to (a) $77.2 million of additional construction revenue, reflecting a pickup in worldwide pipeline construction activity; and (b) $16.8 million of additional engineering services related to execution of Engineering, Procurement, Construction (EPC) contracts and strong demand for engineering services, especially in the United States; offset by
(c) a $39.8 million decrease in specialty services revenue due primarily to a lack of funding by certain clients. United States revenue increased $45.9 million (140%) primarily due to engineering services associated with a proposed major gas pipeline project and for work performed under an EPC contract for a 45-mile (75-kilometer) 24-inch gas pipeline. Revenue from Nigeria decreased $11.3 million (13%) primarily due to a reduction of specialty services work attributable to delays in funding from the Nigerian government to certain clients which has caused a slowdown in the award of specialty services projects, offset by an increase in construction services revenue primarily resulting from work on a 20-mile (30-kilometer) 36-inch gas pipeline and river crossing. Venezuela revenue increased
$12.9 million (68%) primarily due to increased construction services, including work on an offshore loading and storage terminal and work begun on 120 miles (200 kilometers) each


                                                            21    WILLBROS

            WILLBROS GROUP, INC.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


            CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



of 36-inch and 20-inch pipelines, offset by a decrease in specialty services due to the completion of two contracts in 1996.
Revenue from Indonesia increased $26.5 million (1,790%) due to work on an 85-mile (135-kilometer) gas gathering system and station in Sumatra. Oman contract revenue decreased $0.7 million
(3%) as a result of a reduction of specialty services, offset by an increase in construction work. Pakistan revenue decreased
$18.8 million (58%) primarily due to the substantial completion of the engineering and procurement portion of an EPC contract.

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

GENERAL AND ADMINISTRATIVE.
  General and administrative expense increased $3.3 million to $29.1 million to support the growth in worldwide activities.

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


WILLBROS    22

            WILLBROS GROUP, INC.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


            CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



EFFECT OF INFLATION AND CHANGING PRICES


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

  Cash and cash equivalents decreased $35.0 million (81%) to $8.2 million at December 31, 1998, from $43.2 million at December 31, 1997. The decrease is due to positive cash flows of $15.2 million from operations (net of a $6.2 million increase in working capital required to support construction projects), offset by $34.7 million in net capital expenditures for the purchase of equipment and spare parts and $15.5 million used in financing activities (including $8.6 million used to repurchase 927,716 shares of common stock).

  The Company has a $150.0 million credit agreement that matures on February 20, 2003 and may be extended annually in one year increments, subject to certain approvals, for up to two additional years, with a syndicated bank group including ABN AMRO Bank N.V., as agent, and Credit Lyonnais, New York Branch, as co-agent. The credit agreement provides for a $100.0 million revolving credit facility, part of which can be used for acquisitions and equity investments. The entire facility, less amounts used under the revolving portions of the facility, may be used for standby and commercial letters of credit. Principal is payable at termination on all revolving loans except qualifying acquisition and equity investment loans which are payable quarterly over the remaining life of the credit agreement. Interest is payable quarterly at prime or other alternative interest rates. A commitment fee is payable quarterly based on an annual rate of 1/4% of the unused portion of the credit facility. The Company's obligations under the credit agreement are secured by the stock of the principal subsidiaries of the Company. The credit agreement requires the Company to maintain certain financial ratios, restricts the amount of annual dividend payments to the greater of 25 cents per share or 25% of net income and limits the Company's ability to purchase its own stock. At December 31, 1998, outstanding letters of credit totaled $39.3 million and there were no borrowings, leaving $110.7 million available under this facility.

  The Company has unsecured credit facilities with banks in certain countries outside the United States. Borrowings under these lines, in the form of short-term notes and overdrafts, are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $12.2 million at December 31, 1998.

  The Company does not anticipate any significant collection problems with its customers, including those in countries presently experiencing economic and/or currency difficulties, such as Indonesia. All trade accounts receivable related to work in that country are from U.S. or Canadian based companies and are based in U.S. dollars. Since the Company's customers generally are major oil companies and government entities, and the terms for billing and collecting for work performed are generally established by contracts, the Company historically has a very low incidence of collectability problems.

  The Company believes that cash flows from operations and borrowing under existing credit


                                                            23    WILLBROS

            WILLBROS GROUP, INC.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


            CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



facilities will be sufficient to finance working capital and capital expenditures for ongoing operations at least through the end of 1999. The Company estimates capital expenditures for equipment and spare parts to be approximately $10.0 to $15.0 million in 1999, and expects to conduct sales of surplus equipment having a net book value of approximately $15.0 to $25.0 million during 1999.

  In February 1998, the Company's Board of Directors approved a plan to buy back approximately 750,000 shares of its Common Stock from time to time in the open market or through negotiated transactions. In October 1998, the Company's Board of Directors approved, and the Company's credit agreement was amended to permit, the buy back of an additional $8.8 million of its Common Stock. As of December 31, 1998, 927,716 shares have been purchased at an average price of $9.26 per share. Subsequent to December 31, 1998 an additional 1,247,600 shares have been purchased at an average price of $6.07 per share.


NEW ACCOUNTING STANDARDS


  In May 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," which is effective for fiscal years beginning after December 15, 1998. This statement requires that start-up costs and organization costs be expensed as they are incurred. The Company does not believe this statement will have a material impact on its consolidated financial statements.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal years beginning after June 15, 1999. This standard requires that all derivatives be recognized on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. Derivatives that are hedges must be adjusted to fair value, depending on the nature of the hedge, either through earnings as an offset against the change in fair value of the hedged assets, liabilities, or firm commitments or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company does not believe adoption of this standard will have a material impact on its consolidated financial statements.


FINANCIAL RISK MANAGEMENT


  The Company's primary market risk is its exposure to changes in non-U.S. currency exchange rates. The Company attempts to negotiate contracts which provide for payment in U.S. dollars, but it may be required to take all or a portion of payment under a contract in another currency. To mitigate non-U.S. currency exchange risk, the Company seeks to match anticipated non-U.S. currency revenue with expenses in the same currency whenever possible. To the extent it is unable to match non-U.S. currency revenue with expenses in the same currency, the Company may use forward contracts, options or other common hedging techniques in the same non-U.S. currencies. The Company had no forward contracts or options at December 31, 1998.

  The carrying amounts for cash and cash equivalents, accounts receivable, notes payable and accounts payable and accrued liabilities shown in the consolidated balance sheets approximate fair value at December 31, 1998, due to the generally short maturities of these items. The Company invests primarily in short-term dollar denominated bank deposits, and at December 31, 1998 did not have any investment in instruments with a maturity of more than a few days or in any equity securities. The Company has the ability and expects to hold its investment to maturity.


YEAR 2000 COMPLIANCE


  During 1997, the Company initiated an enterprise-wide program to prepare its computer systems and applications for the Year 2000. Certain critical applications have been identified that may not be able to accurately process information containing dates beginning in the Year 2000. The Company plans to modify, replace or outsource these applications before the Year 2000.
The cost of


WILLBROS    24

            WILLBROS GROUP, INC.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


            CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



modification or outsourcing is expensed; the cost of replacement is capitalized.

  The Company is utilizing both internal and external resources to identify, correct, and test its applications for Year 2000 compliance. The Company anticipates that the majority of its reprogramming and testing will be substantially completed by September 30, 1999, and that all critical applications will be Year 2000 compliant prior to the end of the 1999 calendar year.

  Because third party failures could effect the Company's ability to conduct business, the Company is making every reasonable effort to assess the Year 2000 readiness of its business-critical suppliers and customers, including obtaining certifications providing evidence of their readiness to handle Year 2000 issues. These certifications are being assessed by the Company, and are being categorized based on Year 2000 compliance and prioritized in order of significance to the business of the Company. To the extent possible, contingency plans will be developed for business-critical suppliers and customers.

  The Company has completed an assessment of the Year 2000 compliance status of substantially all of its information technology and non-information technology equipment, and does not anticipate that any will require upgrade or replacement in order to accurately process information containing dates beginning in the Year 2000.

  Testing and remediation of the Company's critical applications are anticipated to cost approximately $3.3 million from inception in calendar year 1997 through substantial completion in calendar year 1999, of which approximately $2.1 million is expected to be capitalized. Of these costs, approximately $1.2 million was incurred through fiscal 1998, with the remaining $2.1 million expected to be incurred in 1999. All estimated costs have been budgeted and are expected to be funded by cash flows from operations.

  The Company believes that Year 2000 failures affecting its business will most likely be limited to interruptions of business at individual Company locations or operations around the world, and be caused by failures of third parties, including customers, suppliers, and local governments. The Company is unable to determine the likelihood of such failures and interruptions occurring at its locations, but there is a possibility that such an occurrence could cause the Company to be unable, at least temporarily, to perform services under its contracts at the affected location. The failure of the Company, its customers, suppliers or others upon whom the Company relies to achieve
Year 2000 readiness could also adversely affect the Company's business, which could have a material adverse effect on the Company's financial condition and results of operations.

  As part of its Year 2000 project, the Company is exploring alternatives and developing contingency plans to address the possibility that the Company and third parties, including local governments, with whom it has material relationships will not be Year 2000 compliant on a timely basis. Contingency plans are expected to be completed for any remaining areas of Year 2000 risk by September 30, 1999.

  The anticipated cost and planned completion date of the Year 2000 compliance project are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the availability of internal and external resources and other factors, some of which are outside the control of the Company. Unanticipated failures by critical suppliers and customers, as well as the failure by the Company to timely execute its own remediation efforts or outsourcing, could have an adverse effect on the cost of the Year 2000 project and its completion date. Because of these uncertainties, there can be no assurance that these forward-looking estimates will be achieved.

  These disclosures constitute a "Year 2000 Readiness Disclosure" and "Year 2000 Statement" within the meaning of the Year 2000 Information and Readiness Disclosure Act of 1998. The Year 2000 Information and Readiness Disclosure Act of 1998 does not insulate the Company from liability under the federal securities laws with respect to disclosures relating to Year 2000 information.


                                                         25    WILLBROS