Form 10-K, Exhibit 13
period 1998-12-31
WILLBROS GROUP INC
filed 1999-03-31
CIK 895450

                  REPORT OF INDEPENDENT AUDITORS




The Stockholders and Board of Directors
Willbros Group, Inc.:

          We have audited the accompanying consolidated balance sheets of Willbros Group, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

          In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of Willbros Group, Inc. and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles in the United States.




KPMG




Panama City, Panama
February 5, 1999



WILLBROS     26