Form 10-K, Exhibit 13
period 1998-12-31
WILLBROS GROUP INC
filed 1999-03-31
CIK 895450

            WILLBROS GROUP, INC.


            CONSOLIDATED BALANCE SHEETS


            (In thousands, except share and per share amounts)



                                                            December 31,
                                                       ----------------------
                                                          1998        1997
                                                       ----------  ----------

ASSETS

Current assets:
  Cash and cash equivalents                            $    8,247  $   43,238
  Accounts receivable                                      40,018      57,005
  Contract cost and recognized income not yet billed        8,022       8,159
  Prepaid expenses                                          3,963       4,022
                                                       ----------  ----------
       Total current assets                                60,250     112,424
Spare parts, net                                            9,666       7,385
Property, plant and equipment, net                         85,010      78,420
Other assets                                                5,013       2,973
                                                       ----------  ----------
       Total assets                                    $  159,939  $  201,202
                                                       ==========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable                                        $      758  $    5,341
  Accounts payable and accrued liabilities                 35,352      41,287
  Accrued income taxes                                      5,654       5,171
  Contract billings in excess of cost and
   recognized income                                        4,991      21,062
                                                       ----------  ----------
       Total current liabilities                           46,755      72,861
Long-term debt                                                  -       3,233
Other liabilities                                           6,250       6,122
                                                       ----------  ----------
       Total liabilities                                   53,005      82,216

Stockholders' equity:
  Class A preferred stock, par value $.01 per
   share, 1,000,000 shares authorized, none issued              -           -
  Common stock, par value $.05 per share, 35,000,000
   shares authorized and 15,071,715 shares issued at
   December 31, 1998 (14,992,320 at December 31, 1997)        753         750
  Capital in excess of par value                           67,613      66,857
  Retained earnings                                        49,914      54,276
  Treasury stock at cost, 927,716 shares at
   December 31, 1998                                       (8,590)          -
  Notes receivable for stock purchases                       (982)     (2,084)
  Accumulated other comprehensive income (loss)            (1,774)       (813)
                                                       ----------  ----------
       Total stockholders' equity                         106,934     118,986
                                                       ----------  ----------
       Total liabilities and stockholders' equity      $  159,939  $  201,202
                                                       ==========  ==========

See accompanying notes to consolidated financial statements.   27    WILLBROS

            WILLBROS GROUP, INC.


            CONSOLIDATED STATEMENTS OF INCOME


            (In thousands, except share and per share amounts)




                                                 Year Ended December 31,
                                           ----------------------------------
                                              1998        1997        1996
                                           ----------  ----------  ----------

Contract revenues                          $  281,618  $  251,877  $  197,688

Operating expenses:
  Contract                                    220,360     182,435     145,812
  Depreciation and amortization                25,552      18,936      13,932
  General and administrative                   32,383      29,118      25,803
  Compensation from changes in
   redemption value of common stock                 -           -       6,122
                                           ----------  ----------  ----------
                                              278,295     230,489     191,669
                                           ----------  ----------  ----------
       Operating income                         3,323      21,388       6,019

Other income (expense):
  Interest income                                 851       1,118       1,063
  Interest expense                             (1,335)       (814)     (1,278)
  Foreign exchange gain (loss)                 (1,934)        257         705
  Minority interest                            (1,132)     (1,911)     (2,220)
  Other - net                                     432        (199)        767
                                           ----------  ----------  ----------
                                               (3,118)     (1,549)       (963)
                                           ----------  ----------  ----------
       Income before income taxes                 205      19,839       5,056

Provision for income taxes                      4,567       5,723       2,332
                                           ----------  ----------  ----------
       Net income (loss)                   $   (4,362) $   14,116  $    2,724
                                           ==========  ==========  ==========

Earnings (loss) per common share:

    Basic                                  $     (.30) $      .97  $      .09
                                           ==========  ==========  ==========
    Diluted                                $     (.30) $      .96  $      .09
                                           ==========  ==========  ==========

Weighted average number of common
 shares outstanding:

    Basic                                  14,744,622  14,540,137  14,151,532
                                           ==========  ==========  ==========
    Diluted                                14,744,622  14,688,372  14,162,490
                                           ==========  ==========  ==========

WILLBROS   28    See accompanying notes to consolidated financial statements.

            WILLBROS GROUP, INC.


            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


            (In thousands, except share amounts)



                               Common Stock     Capital in
                           --------------------   Excess
                                          Par     of Par   Retained  Treasury
                             Shares      Value    Value    Earnings    Stock
                           ----------  --------  --------  --------  --------

Balance, January 1, 1996    3,000,000  $    150  $ 10,731  $ 39,956  $   (485)
                            ---------  --------  --------  --------  --------
 Comprehensive income
  (loss):
   Net income                       -         -         -     2,724         -
 Preferred dividends                -         -         -    (1,448)        -
 Purchase of treasury stock         -         -         -         -    (2,531)
 Exercise of stock options          -         -         -    (1,072)    3,016
 Sale of common stock, net
  of offering cost            525,980        26     2,965         -         -
 Conversion of preferred
  stock                    10,860,000       543    35,657         -         -
 Payment of notes
  receivable                        -         -         -         -         -
 Increase in redemption
  value of common stock             -         -     1,427         -         -
 Compensation expense at
  initial public
  offering date                     -         -     4,695         -         -
 Termination of
  redemption obligation             -         -         -         -         -
                           ----------  --------  --------  --------  --------
Balance, December 31, 1996 14,385,980       719    55,475    40,160         -
                           ----------  --------  --------  --------  --------
 Comprehensive income
  (loss):
   Net income                       -         -         -    14,116         -
   Foreign currency
    translation
    adjustments                     -         -         -         -         -
     Total comprehensive
      income (loss)
 Payment of notes
  receivable                        -         -         -         -         -
 Sale of common stock,
  net of offering cost        590,641        31    11,168         -         -
 Issuance of common stock
  under employee benefit
  plan                         14,199         -       200         -         -
 Exercise of stock options      1,500         -        14         -         -
                           ----------  --------  --------  --------  --------
Balance, December 31, 1997 14,992,320       750    66,857    54,276         -
                           ----------  --------  --------  --------  --------
 Comprehensive income
  (loss):
   Net loss                         -         -         -    (4,362)        -
   Foreign currency
    translation
    adjustments                     -         -         -         -         -
     Total comprehensive
      income (loss)
 Payment of notes
  receivable                        -         -         -         -         -
 Purchase of treasury
  stock                             -         -         -         -    (8,590)
 Issuance of common stock
  under employee benefit
  plan                         32,945         1       331         -         -
 Exercise of stock options     46,450         2       425         -         -
                           ----------  --------  --------  --------  --------
Balance, December 31, 1998 15,071,715  $    753  $ 67,613  $ 49,914  $ (8,590)
                           ==========  ========  ========  ========  ========


                                          Accumulated  Redemption
                                 Notes       Other      Value of
                               Receivable   Compre-      Common      Total
                                  For       hensive    Stock Held    Stock-
                                 Stock      Income       By Plan    holders'
                               Purchases    (Loss)    Participants   Equity
                               ----------  ----------  ----------  ----------

Balance, January 1, 1996       $   (2,377) $     (784) $   (7,918) $   39,273
                               ----------  ----------  ----------  ----------
 Comprehensive income
  (loss):
   Net income                           -           -           -       2,724
 Preferred dividends                    -           -           -      (1,448)
 Purchase of treasury stock             -           -          63      (2,468)
 Exercise of stock options         (1,715)          -           -         229
 Sale of common stock, net
  of offering cost                      -           -           -       2,991
 Conversion of preferred stock          -           -           -      36,200
 Payment of notes receivable          908           -        (897)         11
 Increase in redemption value
  of common stock                       -           -      (1,427)          -
 Compensation expense at
  initial public offering date          -           -           -       4,695
 Termination of redemption
  obligation                            -           -      10,179      10,179
                               ----------  ----------  ----------  ----------
Balance, December 31, 1996         (3,184)       (784)          -      92,386
                               ----------  ----------  ----------  ----------
 Comprehensive income (loss):
   Net income                           -           -           -      14,116
   Foreign currency
    translation adjustments             -         (29)          -         (29)
                                                                   ----------
     Total comprehensive
      income (loss)                                                    14,087
 Payment of notes receivable        1,100           -           -       1,100
 Sale of common stock, net
  of offering cost                      -           -           -      11,199
 Issuance of common stock
  under employee benefit plan           -           -           -         200
 Exercise of stock options              -           -           -          14
                               ----------  ----------  ----------  ----------
Balance, December 31, 1997         (2,084)       (813)          -     118,986
                               ----------  ----------  ----------  ----------
 Comprehensive income (loss):
   Net loss                             -           -           -      (4,362)
   Foreign currency
    translation adjustments             -        (961)          -        (961)
                                                                   ----------
     Total comprehensive
      income (loss)                                                    (5,323)
 Payment of notes receivable        1,102           -           -       1,102
 Purchase of treasury stock             -           -           -      (8,590)
 Issuance of common stock
  under employee benefit plan           -           -           -         332
 Exercise of stock options              -           -           -         427
                               ----------  ----------  ----------  ----------
Balance, December 31, 1998     $     (982) $   (1,774) $        -  $  106,934
                               ==========  ==========  ==========  ==========

See accompanying notes to consolidated financial statements.    29   WILLBROS

            WILLBROS GROUP, INC.


            CONSOLIDATED STATEMENTS OF CASH FLOWS


            (In thousands)

                                                 Year Ended December 31,
                                           ----------------------------------
                                              1998        1997        1996
                                           ----------  ----------  ----------

Cash flows from operating activities:
  Net income (loss)                        $   (4,362) $   14,116  $    2,724
  Reconciliation of net income (loss)
   to cash provided by operating
   activities:
    Depreciation and amortization              25,552      18,936      13,932
    Compensation from changes in redemption
     value of common stock                          -           -       6,122
    Loss (gain) on sales and retirements
     of property and equipment                    261         814         (96)
    Changes in operating assets and
     liabilities:
      Accounts receivable                      16,987      (3,249)     11,896
      Contract cost and recognized
       income not yet billed                      137      (4,516)      7,872
      Prepaid expenses and other assets        (1,981)       (216)     (2,784)
      Accounts payable and accrued
       liabilities                             (5,935)      8,419      (8,147)
      Accrued income taxes                        483       1,121        (868)
      Contract billings in excess of cost
       and recognized income                  (16,071)      9,960         (97)
      Deferred income taxes                         -           -      (1,158)
      Other liabilities                           128         403         565
                                           ----------  ----------  ----------
         Cash provided by operating
          activities                           15,199      45,788      29,961

Cash flows from investing activities:
  Proceeds from sales of property and
   equipment                                    1,428         886         885
  Purchase of property and equipment          (24,861)    (38,932)    (18,474)
  Purchase of spare parts                     (11,251)     (8,340)     (6,483)
                                           ----------  ----------  ----------
         Cash used in investing activities    (34,684)    (46,386)    (24,072)

Cash flows from financing activities:
  Proceeds from long-term debt                 37,000       3,000           -
  Proceeds from notes payable to banks          7,160       6,858      13,291
  Collection of notes receivable
   for stock purchases                          1,102       1,100         908
  Proceeds from common stock                      759      11,413       3,220
  Proceeds from notes payable to former
   shareholders                                     -           -       1,401
  Repayment of long-term debt                 (40,000)          -           -
  Repayment of notes payable to banks         (11,509)     (2,157)    (16,237)
  Purchase of treasury stock                   (8,590)          -      (2,531)
  Repayment of notes payable to former
   shareholders                                  (467)       (467)       (234)
  Payment of dividends on preferred stock           -           -      (1,448)
                                           ----------  ----------  ----------
         Cash provided by (used in)
          financing activities                (14,545)     19,747      (1,630)

Effect of exchange rate changes on cash
 and cash equivalents                            (961)        (29)          -
                                           ----------  ----------  ----------
Cash provided by (used in) all activities     (34,991)     19,120       4,259

Cash and cash equivalents, beginning
 of year                                       43,238      24,118      19,859
                                           ----------  ----------  ----------
Cash and cash equivalents, end of year     $    8,247  $   43,238  $   24,118
                                           ==========  ==========  ==========

WILLBROS   30    See accompanying notes to consolidated financial statements.