Form 10-K, Exhibit 13
period 1998-12-31
WILLBROS GROUP INC
filed 1999-03-31
CIK 895450

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

     Accounts Receivable - Accounts receivable include retainage, all due within one year, of $6,304 in 1998 and $1,620 in 1997 and are stated net of allowances for bad debts of $988 in 1998 and $1,001 in 1997. The provision (credit) for bad debts was $72 in 1998, $(8) in 1997 and $(1,024) in 1996.

     Spare Parts - Spare parts (excluding expendables), stated net of accumulated depreciation of $16,247 in 1998 and $12,874 in 1997, are depreciated over three years on the straight-line method.

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

     Long-lived assets held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

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


                                                        31    WILLBROS

            WILLBROS GROUP, INC.


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


            (In thousands, except share and per share amounts)


1.   Summary of Significant Accounting Policies (continued)

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

     Foreign Currency Translation - All significant asset and liability accounts stated in currencies other than United States dollars are translated into United States dollars at current exchange rates. Translation adjustments are accumulated in other comprehensive income (loss). Revenue and expense accounts are converted at prevailing rates throughout the year. Foreign currency transaction adjustments and translation adjustments in highly inflationary economies are recorded in income.

     Cash Flows - In the determination of cash flows, all highly liquid debt instruments with maturities of less than three months are considered to be cash equivalents. The Company paid interest of $1,309 in 1998, $817 in 1997 and $1,280 in 1996 and income taxes of $4,084 in 1998, $4,685 in 1997 and $3,676 in 1996.

     Earnings (Loss) per Share - Basic earnings (loss) per share is calculated by dividing net income, less any preferred dividend requirements, by the weighted-average number of common shares outstanding during the year. Diluted earnings (loss) per share is calculated by including the weighted-average number of all dilutive potential common shares with the weighted-average number of common shares outstanding.

     Derivative Financial Instruments - The Company may use derivatives such as forward contracts, options or other financial instruments as hedges to mitigate non-U.S. currency exchange risk when the Company is unable to match non-U.S. currency revenues with expenses in the same currency. The unrealized gains or losses on such financial instruments are deferred and recognized when realized as an adjustment to contract revenue. The Company had no derivative financial instruments as of December 31, 1998 or 1997.

     New Accounting Standards - The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," in 1998. The standard requires reporting of comprehensive income, which includes all changes in stockholders' equity other than additional investments by stockholders or distributions to stockholders. There are no related tax effects associated with the Company's calculation of comprehensive income.


WILLBROS    32

            WILLBROS GROUP, INC.


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


            (In thousands, except share and per share amounts)


1.   Summary of Significant Accounting Policies (continued)

     The Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," in 1998. This standard revises the requirements for disclosures about pension and other postretirement benefit plans. Disclosures for previous years have been restated.


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


3.   Contracts in Progress

     Most contracts allow for progress billings to be made during performance of the work. These billings may be made on a basis different from that used for recognizing revenue. Contracts in progress for which cost and recognized income exceed billings or billings exceed cost and recognized income consist of:


                                                            December 31,
                                                       ----------------------
                                                          1998        1997
                                                       ----------  ----------

     Costs incurred on contracts in progress           $  235,088  $  197,700
     Recognized income                                     55,635       2,301
                                                       ----------  ----------
                                                          290,723     200,001
     Progress billings and advance payments               287,692     212,904
                                                       ----------  ----------

                                                       $    3,031  $  (12,903)
                                                       ==========  ==========

     Contract cost and recognized income not
      yet billed                                       $    8,022  $    8,159
     Contract billings in excess of cost and
      recognized income                                    (4,991)    (21,062)
                                                       ----------  ----------
                                                       $    3,031  $  (12,903)
                                                       ==========  ==========


4.   Property, Plant and Equipment

     Property, plant and equipment, none of which are used to secure debt or are subject to lien, at cost, consist of:


                                                            December 31,
                                                       ----------------------
                                                          1998        1997
                                                       ----------  ----------

     Construction equipment                            $   61,236  $   55,495
     Marine equipment                                      43,431      34,484
     Transportation equipment                              31,997      29,134
     Land, buildings, furniture and equipment              17,274      13,112
                                                       ----------  ----------
                                                          153,938     132,225
     Less accumulated depreciation and amortization        68,928      53,805
                                                       ----------  ----------

                                                       $   85,010  $   78,420
                                                       ==========  ==========

                                                                33   WILLBROS

            WILLBROS GROUP, INC.


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


            (In thousands, except share and per share amounts)



5.   Notes Payable

     The Company has unsecured credit facilities with banks in certain countries outside the United States. Borrowings under these lines of $525 at December 31, 1998 ($4,874 at December 31,
1997), in the form of short-term notes and overdrafts, are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $12,200 at December 31, 1998.


6.   Accounts Payable and Accrued Liabilities

     Accounts payable and accrued liabilities consist of:


                                                            December 31,
                                                       ----------------------
                                                          1998        1997
                                                       ----------  ----------

     Trade payables                                    $   17,018  $   22,850
     Payrolls and payroll liabilities                      14,524      14,832
     Equipment reconditioning and overhaul reserves         3,810       3,605
                                                       ----------  ----------

                                                       $   35,352  $   41,287
                                                       ==========  ==========


7.   Long-term Debt

     The Company has a $150,000 credit agreement that matures on February 20, 2003 and may be extended annually in one year increments, subject to certain approvals, for up to two additional years, with a syndicated bank group including ABN AMRO Bank N.V., as agent, and Credit Lyonnais, New York Branch, as co-agent. The credit agreement provides for a $100,000 revolving credit facility, part of which can be used for acquisitions and equity investments. The entire facility, less amounts used under the revolving portion of the facility, may be used for standby and commercial letters of credit. Principal is payable at termination on all revolving loans except qualifying acquisition and equity investment loans which are payable quarterly over the remaining life of the credit agreement. Interest is payable quarterly at prime or other alternative interest rates. A commitment fee is payable quarterly based on an annual rate of 1/4 percent of the unused portion of the credit facility. The Company's obligations under the credit agreement are secured by the stock of the principal subsidiaries of the Company. The credit agreement requires the Company to maintain certain financial ratios, restricts the amount of annual dividend payments to the greater of 25 cents per share or 25 percent of net income and limits the Company's ability to purchase its own stock. At December 31, 1998, outstanding letters of credit totaled $39,323 and there were no borrowings, leaving $110,677 available under this facility.

     The Company has notes payable to two former shareholders requiring quarterly payments of $117 plus interest at the Company's rate for senior debt to be made through April 15, 1999. The current portion of these notes, included in notes payable, is $233 at December 31, 1998 and $467 at December 31, 1997; and the long-term portion is $233 at December 31, 1997.


WILLBROS    34

            WILLBROS GROUP, INC.


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


            (In thousands, except share and per share amounts)



8.   Retirement Benefits

     The Company has defined benefit plans (pension plans) covering substantially all regular employees which are funded by employee and Company contributions. The Company's funding policy is to contribute at least the minimum required by the Employee Retirement Income Security Act of 1974 in accordance with annual actuarial valuations. Benefits under the plans are determined by employee earnings and credited service. The Company has a postretirement medical benefits plan which covers substantially all regular employees and which is funded by Company and retiree contributions based on estimated cost. Benefit expense for these plans include the following components:


                                                    Pension Benefits
                                           ----------------------------------
                                                 Year Ended December 31,
                                           ----------------------------------
                                              1998        1997        1996
                                           ----------  ----------  ----------

     Service cost                          $    1,658  $    1,180  $    1,229
     Interest cost                              2,225       2,032       1,841
     Expected return on plan assets            (2,560)     (2,247)     (2,024)
     Recognized net actuarial loss (gain)           -         (11)          -
     Amortization of transition asset             (29)        (29)        (29)
     Amortization of prior service cost           145         142         143
                                           ----------  ----------  ----------
                                           $    1,439  $    1,067  $    1,160
                                           ==========  ==========  ==========


                                             Postretirement Medical Benefits
                                           ----------------------------------
                                                 Year Ended December 31,
                                           ----------------------------------
                                              1998        1997        1996
                                           ----------  ----------  ----------

     Service cost                          $      179  $      237  $      242
     Interest cost                                296         326         347
     Expected return on plan assets                 -           -           -
     Recognized net actuarial loss (gain)         (81)        (52)          -
     Amortization of transition asset               -           -           -
     Amortization of prior service cost           (22)          -           -
                                           ----------  ----------  ----------
                                           $      372  $      511  $      589
                                           ==========  ==========  ==========

     The retirement benefit obligations are determined using a weighted-average discount rate of 6.75 percent at December 31, 1998 (7.0 percent at December 31, 1997 and 7.5 percent at December 31,
1996). For pension benefits the rate of increase in future pay increases is 5.5 percent at December 31, 1998 (6.0 percent at December 31, 1997 and December 31, 1996) and assets are expected to have a long-term rate of return of 8.5 percent. The transition asset is amortized over 15 years.

     The following table sets forth the changes in benefit obligations and plan assets and the reconciliation of the funded status of the plans to the accrued benefit cost:


                                                    Pension Benefits
                                           ----------------------------------
                                                 Year Ended December 31,
                                           ----------------------------------
                                              1998        1997        1996
                                           ----------  ----------  ----------

     Change in benefit obligations:
      Benefit obligations, beginning
       of year                             $   32,407  $   27,651  $   26,815
      Service cost                              1,658       1,180       1,229
      Interest cost                             2,225       2,032       1,841
      Plan participants' contribution             493         468         385
      Amendments                                    -           -           -
      Actuarial loss (gain)                    (1,035)      2,184      (1,646)
      Benefits paid                            (1,470)     (1,108)       (973)
                                           ----------  ----------  ----------
      Benefit obligations, end of year         34,278      32,407      27,651
                                           ----------  ----------  ----------


                                             Postretirement Medical Benefits
                                           ----------------------------------
                                                 Year Ended December 31,
                                           ----------------------------------
                                              1998        1997        1996
                                           ----------  ----------  ----------

     Change in benefit obligations:
      Benefit obligations, beginning
       of year                             $    4,236  $    4,355  $    4,950
      Service cost                                179         237         242
      Interest cost                               296         326         347
      Plan participants' contribution              86          84          79
      Amendments                                    -        (243)          -
      Actuarial loss (gain)                      (494)       (347)     (1,098)
      Benefits paid                              (246)       (176)       (165)
                                           ----------  ----------  ----------
      Benefit obligations, end of year          4,057       4,236       4,355
                                           ----------  ----------  ----------

                                                               35    WILLBROS

            WILLBROS GROUP, INC.


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


            (In thousands, except share and per share amounts)


8.   Retirement Benefits (continued)



                                                    Pension Benefits
                                           ----------------------------------
                                                 Year Ended December 31,
                                           ----------------------------------
                                              1998        1997        1996
                                           ----------  ----------  ----------

     Change in plan assets:
      Plan assets at fair value,
       beginning of year                       30,514      26,995      23,660
      Actual return on plan assets              4,823       4,159       3,325
      Employer contribution                         -           -         598
      Plan participants' contribution             493         468         385
      Benefits paid                            (1,131)     (1,108)       (973)
                                           ----------  ----------  ----------
      Plan assets at fair value,
       end of year                             34,699      30,514      26,995
                                           ----------  ----------  ----------

     Reconciliation:
     Funded status, plan assets over
      (under) benefit obligations                 421      (1,893)       (656)
     Unrecognized net actuarial gain           (5,391)     (2,093)     (2,376)
     Transition asset at January 1, 1987          (86)       (115)       (143)
     Unrecognized prior service cost              816         961       1,102
     Adjustment for minimum liability             (50)        (97)       (147)
                                           ----------  ----------  ----------
     Accrued benefit cost                  $   (4,290) $   (3,237) $   (2,220)
                                           ==========  ==========  ==========




                                             Postretirement Medical Benefits
                                           ----------------------------------
                                                 Year Ended December 31,
                                           ----------------------------------
                                              1998        1997        1996
                                           ----------  ----------  ----------

     Change in plan assets:
      Plan assets at fair value,
       beginning of year                            -           -           -
      Actual return on plan assets                  -           -           -
      Employer contribution                       160          92          86
      Plan participants' contribution              86          84          79
      Benefits paid                              (246)       (176)       (165)
                                           ----------  ----------  ----------
      Plan assets at fair value,
       end of year                                  -           -           -
                                           ----------  ----------  ----------

     Reconciliation:
      Funded status, plan assets over
       (under) benefit obligations             (4,057)     (4,236)     (4,355)
      Unrecognized net actuarial gain          (1,735)     (1,322)     (1,027)
      Transition asset at January 1, 1987           -           -           -
      Unrecognized prior service cost            (221)       (243)          -
      Adjustment for minimum liability              -           -           -
                                           ----------  ----------  ----------
      Accrued benefit cost                 $   (6,013) $   (5,801) $   (5,382)
                                           ==========  ==========  ==========

     Plan assets of the pension plans consist primarily of listed stocks and bonds. Contributions of assets to a trust established by the Company to fund benefit payments under the Executive Benefit Restoration Plan are irrevocable but are subject to creditor claims under certain conditions and are, therefore, excluded from the determination of funded status. Assets held in trust, included in other assets, are $1,329 at December 31, 1998, $1,367 at December 31, 1997, and $974 at December 31, 1996.

     The non-current portion of the postretirement medical benefit liability, $5,810 at December 31, 1998 ($5,703 at December 31,
1997), is included in other liabilities.

     The weighted-average annual assumed rate of increase in the per capita cost of covered postretirement medical benefits is 7 percent for 1998 and is assumed to decrease to 5.5 percent by the year 2007 and to remain at that level. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the postretirement medical benefits liability at December 31, 1998 by $606 and expense for 1998 by $82.

     The Company has a defined contribution plan which is funded by participating employee contributions and the Company. The Company matches employee contributions up to a maximum of 4 percent of salary in cash or beginning in 1997, if the participant so elects, up to 5 percent of salary in WGI common stock. Company contributions for this plan were $689 (including $332 of WGI common stock) in 1998, $636 (including $200 of WGI common stock) in 1997, and $569 in 1996.


WILLBROS    36

            WILLBROS GROUP, INC.


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


            (In thousands, except share and per share amounts)



9.   Income Taxes

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

     Income (loss) before income taxes and the provision (credit) for income taxes in the consolidated statements of income consist of:


                                                 Year Ended December 31,
                                           ----------------------------------
                                              1998        1997        1996
                                           ----------  ----------  ----------

     Income (loss) before income taxes:
       Other countries                     $    3,036  $   20,038  $   12,888
       United States                           (2,831)       (199)     (7,832)
                                           ----------  ----------  ----------
                                           $      205  $   19,839  $    5,056
                                           ==========  ==========  ==========
     Provision (credit) for income taxes:
       Currently payable:
          Other countries                  $    4,567  $    5,723  $    3,696
          United States:
            Federal                                 -           -           -
            State                                   -           -        (206)
                                           ----------  ----------  ----------
                                                4,567       5,723       3,490
       Deferred, other countries                    -           -      (1,158)
                                           ----------  ----------  ----------
                                           $    4,567  $    5,723  $    2,332
                                           ==========  ==========  ==========

     The Company has a deferred tax asset in the United States of $16,316 at December 31, 1998, and $18,635 at December 31, 1997,
relating to United States net operating loss and credit carryforwards and employee benefit expense, and a deferred tax liability of $1,146 at December 31, 1998, and $1,584 at December
31, 1997, relating to excess tax depreciation. The net deferred tax asset is reduced to zero by a valuation allowance. The Company has a deferred tax liability in other countries of $200 at December 31, 1998 and 1997, related to temporary differences, principally in contract revenues and expenses.

     The Company has $32,963 in United States net operating loss carryforwards and $830 of United States investment tax credit carryforwards at December 31, 1998. The United States net operating loss carryforwards will expire, unless utilized, beginning in 1999 and ending December 31, 2011. The carryforwards available on an annual basis are limited. At December 31, 1998, the Company has nonexpiring operating loss carryforwards in the United Kingdom of $30,800 (Pounds 18,800),


                                                    37    WILLBROS

            WILLBROS GROUP, INC.


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


            (In thousands, except share and per share amounts)


9.   Income Taxes (continued)

and a net operating loss carryforward expiring over three years in Venezuela of $6,000 (Bolivars 3,400,000). The deferred tax asset applicable to these operating loss carryforwards has been reduced to zero by a valuation allowance.


10.  Stock Ownership Plans

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

     Options granted under the 1996 Plan vest 25 percent at the date of grant and 25 percent each January 1 thereafter. Options granted under the Director Plan vest immediately. At December 31, 1998, the 1996 Plan has 30,000 shares and the Director Plan has 79,000 shares available for grant.

     The per share weighted-average fair value of options granted is calculated using the Black Scholes option-pricing model, assuming the options have a life of three years, the weighted-average risk-free interest rate at the dates of grant is 4.63 percent in 1998 (5.84 percent in 1997 and 6.01 percent in 1996) and the weighted-average volatility is 59.12 percent in 1998 (36.37 percent in 1997 and 35.15 percent in 1996).

     The Company's stock option activity and related information consist of:


                                                             Year Ended
                                                            December 31,
                                                       ----------------------
                                                                1998
                                                       ----------------------
                                                                    Weighted-
                                                                     Average
                                                                    Exercise
                                                         Shares       Price
                                                       ----------  ----------

     Outstanding, beginning of year                       484,500  $     9.19
     Granted                                              655,000        9.50
     Exercised                                             46,450        9.19
                                                       ----------  ----------
     Outstanding, end of year                           1,093,050  $     9.37
                                                       ==========  ==========

     Exercisable at end of year                           517,550  $     9.30
                                                       ==========  ==========


                                                             Year Ended
                                                            December 31,
                                                       ----------------------
                                                                1997
                                                       ----------------------
                                                                   Weighted-
                                                                    Average
                                                                   Exercise
                                                         Shares      Price
                                                       ----------  ----------

     Outstanding, beginning of year                       481,000  $     9.08
     Granted                                                5,000       18.95
     Exercised                                              1,500        9.13
                                                       ----------  ----------
     Outstanding, end of year                             484,500  $     9.19
                                                       ==========  ==========

     Exercisable at end of year                           310,750  $     9.22
                                                       ==========  ==========


                                                             Year Ended
                                                            December 31,
                                                       ----------------------
                                                                1996
                                                       ----------------------
                                                                   Weighted-
                                                                    Average
                                                                   Exercise
                                                         Shares      Price
                                                       ----------  ----------

     Outstanding, beginning of year                             -  $        -
     Granted                                              481,000        9.08
     Exercised                                                  -           -
                                                       ----------  ----------
     Outstanding, end of year                             481,000  $     9.08
                                                       ==========  ==========

     Exercisable at end of year                           148,000  $     9.21
                                                       ==========  ==========


WILLBROS    38

            WILLBROS GROUP, INC.


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


            (In thousands, except share and per share amounts)


10.  Stock Ownership Plans (continued)

     The weighted-average fair value of options granted during the year was $3.75 in 1998 ($5.98 in 1997, $2.85 in 1996). Exercise
prices for options outstanding, weighted-average remaining life and weighted-average exercise price by ranges of exercise prices at December 31, 1998 are:

                                                       Weighted-  Weighted-
                                                        Average    Average
      Range of                              Options    Remaining  Exercise
   Exercise Prices                        Outstanding    Life       Price
   ---------------                        -----------  ---------  ---------

        $6.63                                 428,000  9.8 years  $     6.63

    $8.67 - $11.75                            435,550  7.8 years  $     9.09

   $14.94 - $19.44                            229,500  9.1 years  $    15.02
                                            ---------
    $6.63 - $19.44                          1,093,050  8.9 years  $     9.37
                                            =========

     The number of vested options and weighted-average exercise price by ranges of exercise prices at December 31, 1998 are:


                                                                   Weighted-
                                                                    Average
      Range of                                           Vested    Exercise
   Exercise Prices                                       Options     Price
   ---------------                                       -------   --------

        $6.63                                             108,500  $    6.63

    $8.67 - $11.75                                        348,300  $    9.08

   $14.94 - $19.44                                         60,750  $   15.27
                                                          -------
    $6.63 - $19.44                                        517,550  $    9.30
                                                          =======

     No compensation expense for the options granted under the 1996 Plan and the Director Plan is recorded. Had compensation expense for vested options been recorded, the Company's net income (loss) would have been reduced to $(5,234) in 1998 ($13,624 in 1997 and $2,310 in 1996), basic earnings per share would have been reduced to $(.35) in 1998 ($.94 in 1997 and $.06 in 1996), and diluted earnings per share would have been reduced to $(.35) in 1998 ($.93 in 1997 and $.06 in 1996).

     Under employee stock ownership plans established in 1992 and 1995, certain key employees were issued options to purchase common stock at a discount from fair value and were allowed to finance up to 90 percent of the option price with three-year non-interest bearing recourse notes. During May 1996, options were issued to purchase 273,000 shares of common stock, all from treasury stock, at $4.53 per share and 5,192 shares of preferred stock, all from treasury, at $136 per share. All options were exercised shortly after issuance. The Company had an obligation to purchase, under certain conditions and at a formula price, stock held by retiring or terminating employees, and recorded as compensation expense the change in the redemption value at the end of each period using the maximum formula price. The Company recognized a non-cash compensation expense of $4,695 for the difference between the maximum redemption value of the shares subject to redemption and the initial public offering price upon the effectiveness of the initial public offering. The Company's redemption obligation terminated in the fourth quarter of 1996.


                                                        39   WILLBROS

            WILLBROS GROUP, INC.


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


            (In thousands, except share and per share amounts)



11.  Fair Value of Financial Instruments

     The carrying value of financial instruments does not materially differ from fair value.


12.  Public Offerings

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


13.  Earnings (Loss) Per Share

     Basic and diluted earnings (loss) per share are computed as follows:



                                                 Year Ended December 31,
                                           ----------------------------------
                                              1998        1997        1996
                                           ----------  ----------  ----------

     Net income (loss)                     $   (4,362) $   14,116  $    2,724
     Preferred dividends                            -           -      (1,448)
                                           ----------  ----------  ----------

     Net income (loss) applicable to
      common shares                        $   (4,362) $   14,116  $    1,276
                                           ==========  ==========  ==========

     Weighted-average number of
      common shares outstanding
      for basic earnings per share         14,744,622  14,540,137  14,151,532

     Weighted average number of
      dilutive potential common
      shares outstanding                            -     148,235      10,958
                                           ----------  ----------  ----------
     Weighted-average number of
      common shares outstanding for
      diluted earnings per share           14,744,622  14,688,372  14,162,490
                                           ==========  ==========  ==========
     Earnings (loss) per common share:

         Basic                             $     (.30) $      .97  $      .09
                                           ==========  ==========  ==========

         Diluted                           $     (.30) $      .96  $      .09
                                           ==========  ==========  ==========

WILLBROS    40

            WILLBROS GROUP, INC.


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


            (In thousands, except share and per share amounts)


13.  Earnings (Loss) Per Share (continued)


     At December 31, 1998, there were 1,093,050 potential common shares excluded from the computation of diluted earnings (loss) per share because of their anti-dilutive effect.


14.  Segment Information

     The Company operates in a single operating segment providing construction, engineering and specialty services to the oil and gas industry. Due to a limited number of major projects and clients, the Company may at any one time have a substantial part of its operations dedicated to one project, client and country. Customers with more than 10% of contract revenue are as follows:



                                                 Year Ended December 31,
                                           ----------------------------------
                                              1998        1997        1996
                                           ----------  ----------  ----------

     Customer A                               22 %         - %         - %
     Customer B                               18           -           -
     Customer C                                -          13          33
     Customer D                                -          10           -
     Customer E                                -          10           -
     Customer F                                -           -          16
                                              --          --          --
                                              40 %        33 %        49 %
                                              ==          ==          ==

     Information about the Company's operations in its significant work countries is shown below:


                                                 Year Ended December 31,
                                           ----------------------------------
                                              1998        1997        1996
                                           ----------  ----------  ----------

     Contract revenues:
       United States (1)                   $   91,151  $   78,849  $   32,918
       Venezuela                               75,350      31,830      18,897
       Nigeria                                 48,743      75,982      87,283
       Indonesia                               25,804      27,951       1,477
       Oman                                    17,806      22,846      23,513
       Ivory Coast                             14,511           -           -
       Pakistan                                 6,764      13,889      32,732
       Other                                    1,489         530         868
                                           ----------  ----------  ----------
                                           $  281,618  $  251,877  $  197,688
                                           ==========  ==========  ==========

     Long-lived assets:
       United States                       $   15,088  $   10,882  $    9,891
       Venezuela                               26,495      30,433      10,451
       Nigeria                                 33,005      27,106      27,325
       Indonesia                                7,246       8,077         985
       Oman                                     6,602       8,382       9,148
       Ivory Coast                              4,213           -           -
       Other                                    2,027         925       1,369
                                           ----------  ----------  ----------
                                           $   94,676  $   85,805  $   59,169
                                           ==========  ==========  ==========

(1) Net of inter-country revenues of $1,463 in 1998, $4,365 in 1997 and $3,052 in 1996.



                                                                41   WILLBROS

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

     The Company has certain operating leases for office and camp facilities. Rental expense, excluding daily rentals and reimbursable rentals under cost plus contracts, was $3,254 in 1998, $2,962 in 1997, and $2,112 in 1996. Minimum lease commitments under operating leases as of December 31, 1998, total $8,187 and are payable as follows: 1999, $2,383; 2000, $1,825; 2001, $1,679;
2002, $1,445; 2003, $358; and later years, $497.


16.  Subsequent Event

     Subsequent to December 31, 1998 the Company adopted a plan to dispose of surplus equipment, and equipment sales are expected to be conducted in March and April, 1999. A preliminary identification of eligible equipment indicates that the net book value of equipment that may be sold is approximately $15,000 to $25,000. The actual amount will depend upon the adequacy of offers received and requirements for equipment that may arise prior to the scheduled sales. No significant loss is expected upon disposal of these assets.


WILLBROS    42

            WILLBROS GROUP, INC.


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


            (In thousands, except share and per share amounts)


17.  Quarterly Financial Data (Unaudited)

     Selected unaudited quarterly financial data for the years ended December 31, 1998 and 1997 is as follows:


                                              First      Second       Third
                                             Quarter     Quarter     Quarter
                                           ----------  ----------  ----------

     December 31, 1998:
       Contract revenues                   $   61,835  $   78,752  $   65,962
       Operating income (loss)                  3,129       6,618      (9,673)
       Income (loss) before
        income taxes                            3,756       5,102     (10,897)
       Net income (loss)                        3,040       3,788     (11,478)
       Earnings (loss) per share,
        basic and diluted                         .20         .25        (.78)

     December 31, 1997:
       Contract revenues                   $   51,165  $   57,280  $   72,815
       Operating income                         4,800       4,615       5,244
       Income before income taxes               4,503       4,174       4,995
       Net income                               2,454       3,025       3,883
       Earnings per share:
        Basic                                     .17         .21         .27
        Diluted                                   .17         .21         .27




                                                         Fourth
                                                         Quarter      Total
                                                       ----------  ----------

     December 31, 1998:
       Contract revenues                               $   75,069  $  281,618
       Operating income (loss)                              3,249       3,323
       Income (loss) before income taxes                    2,244         205
       Net income (loss)                                      288      (4,362)
       Earnings (loss) per share,
        basic and diluted                                     .02        (.30)

     December 31, 1997:
       Contract revenues                               $   70,617  $  251,877
       Operating income                                     6,729      21,388
       Income before income taxes                           6,167      19,839
       Net income                                           4,754      14,116
       Earnings per share:
        Basic                                                 .32         .97
        Diluted                                               .31         .96

     The Company derives its revenues from contracts with durations from a few weeks to several months or in some cases, more than a year. Unit-price contracts provide relatively even quarterly results; however, major projects are usually fixed-price contracts that may result in uneven quarterly financial results due to the method by which revenues are recognized.

     There was a favorable variance in revenue and there were unfavorable variances in operating income and net income in the fourth quarter of 1998 compared to the fourth quarter of 1997. Revenue increased due primarily to construction work in the United States and the Ivory Coast. Operating income and net income decreased because of reduced specialty services work in Nigeria and Oman, substantial completion of construction activities on two projects in Indonesia, and increased depreciation expense resulting from additions to the equipment fleet in 1997 and 1998.


                                                              43   WILLBROS

COMMON STOCK INFORMATION
AND DIVIDEND POLICY

The Company's common stock trades on the New York Stock Exchange under the symbol WG. As of December 31, 1998, there were 176 stockholders of record. The table below sets forth the common stock trading price by quarter for 1997 and 1998.




                                        1997                    1998
                                  HIGH        LOW         HIGH        LOW
                               ----------------------------------------------

FIRST QUARTER                   $10-5/8     $8-7/8      $17         $13-1/2

SECOND QUARTER                  $16         $9          $19-13/16   $15-5/16

THIRD QUARTER                   $21-3/4     $14-5/8     $16-1/8     $5-3/16

FOURTH QUARTER                  $24-7/16    $14-3/8     $6-7/8      $5-1/2



WILLBROS    44