Form 10-K, Exhibit 13
period 1999-12-31
WILLBROS GROUP INC
filed 2000-03-30
CIK 895450

                                                                   EXHIBIT 13


SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
-----------------------------------------------------------------------------
(Dollar amounts in thousands, except per share data)


                                                Year Ended December 31,
                                           ----------------------------------
                                              1999        1998        1997
                                           ----------  ----------  ----------


  Statement of Operations Data:
    Contract revenue                       $  176,564  $  281,618  $  251,877
    Operating expenses:
      Contract cost                           145,498     220,360     182,435
      Depreciation and amortization            21,313      25,552      18,936
      General and administrative               27,548      32,383      29,118
      Compensation from changes
       in redemption value of
       common stock (1)                             -           -           -
                                           ----------  ----------  ----------
    Operating income (loss)                   (17,795)      3,323      21,388
    Net interest income (expense)                 587        (484)        304
    Minority interest                          (1,541)     (1,132)     (1,911)
    Other income (expense)                      2,031      (1,502)         58
                                           ----------  ----------  ----------
    Income (loss) before income taxes         (16,718)        205      19,839
    Provision (credit) for income taxes         3,300       4,567       5,723
                                           ----------  ----------  ----------
    Net income (loss)                      $  (20,018) $   (4,362) $   14,116
                                           ==========  ==========  ==========
    Earnings (loss) per share (2):
      Basic                                $    (1.54) $     (.30) $      .97
      Diluted                              $    (1.54) $     (.30) $      .96
  Cash Flow Data:
    Cash provided by (used in):
      Operating activities                 $  (14,041) $   15,199  $   45,788
      Investing activities                      4,866     (34,684)    (46,386)
      Financing activities                      8,734     (15,506)     19,718
  Other Data:
    EBITDA (3)                             $    4,008  $   26,241  $   38,471
    Capital expenditures                   $   12,245  $   36,112  $   47,272
    Backlog (at period end)                $  253,080  $  286,473  $  135,797
    Number of employees (at
     period end)                                2,030       2,280       4,230
  Balance Sheet Data (at period end):
    Cash and cash equivalents              $    7,806  $    8,247  $   43,238
    Working capital                            25,801      13,495      39,563
    Total assets                              153,153     159,939     201,202
    Total debt                                 15,981         758       8,574
    Redemption value of common stock
     held by plan participants                      -           -           -
    Redeemable preferred stock                      -           -           -
    Stockholders' equity                       80,427     106,934     118,986


-CONTINUED-


                                                      Year Ended December 31,
                                                      -----------------------
                                                          1996        1995
                                                       ----------  ----------


  Statement of Operations Data:
    Contract revenue                                   $  197,688  $  220,506
    Operating expenses:
      Contract cost                                       145,812     161,584
      Depreciation and amortization                        13,932      15,193
      General and administrative                           25,803      27,937
      Compensation from changes
       in redemption value of
       common stock (1)                                     6,122       2,100
                                                       ----------  ----------
    Operating income (loss)                                 6,019      13,692
    Net interest income (expense)                            (215)        144
    Minority interest                                      (2,220)     (1,589)
    Other income (expense)                                  1,472        (381)
                                                       ----------  ----------
    Income (loss) before income taxes                       5,056      11,866
    Provision (credit) for income taxes                     2,332         (75)
                                                       ----------  ----------
    Net income (loss)                                  $    2,724  $   11,941
                                                       ==========  ==========
    Earnings (loss) per share (2):
      Basic                                            $      .09  $      .84
      Diluted                                          $      .09  $      .84
  Cash Flow Data:
    Cash provided by (used in):
      Operating activities                             $   29,961  $   (8,396)
      Investing activities                                (24,072)    (18,558)
      Financing activities                                 (1,630)     (2,321)
  Other Data:
    EBITDA (3)                                         $   19,203  $   26,915
    Capital expenditures                               $   24,957  $   18,946
    Backlog (at period end)                            $  108,751  $  139,359
    Number of employees (at
     period end)                                            3,700       3,110
  Balance Sheet Data (at period end):
    Cash and cash equivalents                          $   24,118  $   19,859
    Working capital                                        36,723      38,767
    Total assets                                          147,465     149,954
    Total debt                                              1,340       3,119
    Redemption value of common stock
     held by plan participants                                  -       7,918
    Redeemable preferred stock                                  -      36,200
    Stockholders' equity                                   92,386      39,273


(1) Under the Company's stock ownership plans established in 1992 and 1995, the Company had an obligation to purchase, under certain conditions and at a formula price, Common Stock held by retiring or terminating employees. The Company recorded as noncash compensation expense the change in the redemption value at the end of each period using the maximum formula price. In addition, in the third quarter of 1996, the Company recognized a noncash compensation expense of $4,695 for the difference between the maximum redemption value of the shares subject to redemption and the initial public offering price. The Company's stock redemption obligations terminated in the fourth quarter of 1996.
(2) Earnings per share for the year ended December 31, 1996 is calculated after deducting $1,448 ($.10 per common share) of dividends on the Company's Preferred Stock.
(3) EBITDA represents earnings (net income) before interest, income taxes, depreciation and amortization. Noncash compensation expenses have not been added back in calculating
    EBITDA. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See the Company's
    Consolidated Statements of Cash Flows in the Company's
    Consolidated Financial Statements included elsewhere in this Annual Report. EBITDA is included in this Annual Report because it is a basis upon which the Company assesses its financial performance.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
-----------------------------------------------------------------------------


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

   A number of factors relating to the Company's business affect the Company's recognition of contract revenue. Revenue from fixed-price construction and engineering contracts is recognized on the percentage-of-completion method. Under this method, estimated contract revenue is accrued based generally on the percentage that costs to date bear to total estimated costs, taking into consideration physical completion. Generally, the Company does not recognize income on a fixed-price contract until the contract is approximately 10 percent complete. Costs which are considered to be reimbursable are excluded before the percentage-of-completion calculation is made. Accrued revenue pertaining to reimbursables is limited to the cost of the reimbursables. If a current estimate of total contract cost indicates a loss on a contract, the projected loss is recognized in full when determined. Revenue from unit-price contracts is recognized as earned. Revenue from change orders, extra work, variations in the scope of work and claims is recognized when realization is assured.

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

   During 1999, the Company continued to experience reduced demand for its services, especially high-margin construction and specialty services, as a result of the low oil prices. With the recent increase in the price of oil, the Company believes its clients will begin to increase their capital spending budgets in 2000 and expects revenue in 2000 to exceed that of 1999.

   Recently, local protesters looted and vandalized a Company facility near Port Harcourt, Nigeria. Reports of similar disturbances have been frequent within the region during recent months, with many of the oil production and

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
-----------------------------------------------------------------------------


oilfield services companies sustaining similar problems.
While the disturbance interfered with the Company's operations, progress on some ongoing projects was not halted. The Nigerian government intervened and restored order in the area. At this time, it is not possible to assess with certainty the impact the incident will have on future operations. The Company has successfully operated in Nigeria for the past 38 years with very favorable relationships with the local communities, and believes that order can be maintained and that it can continue to operate in the area.

   As previously noted, the Company uses EBITDA as part of its overall assessment of financial performance by comparing EBITDA between accounting periods. Management believes that EBITDA is used by the financial community as a method of measuring performance and of evaluating the market value of companies considered to be in similar businesses to those of the Company.

   The Company recognizes anticipated contract revenue as backlog when the award of a contract is reasonably assured. Anticipated revenue from post-contract award processes, including change orders, extra work, variations in the scope of work and the effect of escalation or currency fluctuation formulas, is not added to backlog until realization is reasonably assured. New contract awards totaled $165.2 million during the year ended December 31, 1999. Additions to backlog during the period were as follows: construction, $70.8 million; engineering, $54.6 million; and specialty services, $39.8 million. Backlog decreases by type of service were as follows: construction, $84.7 million; engineering, $75.5 million; and specialty services, $38.4 million. Backlog at the end of the year was down $33.4 million (12%) to $253.1 million and consisted of the following: (a) construction, $140.8 million, down $13.9 million (9%); (b) engineering, $31.0 million, down $20.9 million (40%); and (c) specialty services, $81.3 million, up $1.4 million (2%). Construction backlog included the construction portion of engineering, procurement and construction projects in Nigeria and a construction project in Australia. Specialty services backlog was primarily attributable to two major contracts: a 16-year water injection contract awarded in 1998 to a consortium in which the Company has a 10 percent interest in Venezuela and a three-year dredging contract awarded in 1998 in Nigeria. Subsequent to December 31, 1999, $13.7 million was added to construction backlog as a result of the acquisition of Rogers & Phillips, Inc. ("RPI"), a pipeline construction company in the United States.

    On March 6, 2000, the Company announced that Willbros USA, Inc.'s administrative headquarters and some construction support will be moved from Tulsa, Oklahoma, to Houston, Texas, during 2000. As of
March 15, 2000, the specific jobs and personnel to be relocated were not yet identified. Accordingly, a reliable estimate of the cost of the expected relocation was not available at that date.
The Company expects to announce more specific plans regarding the planned relocation as more information becomes available.


RESULTS OF OPERATIONS

   The Company's contract revenue and contract costs are primarily related to the timing and location of development projects in the oil and gas industry worldwide. Contract revenue and cost variations by country from year to year are the result of (a) entering new countries as part of the Company's strategy for geographical diversification; (b) the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
-----------------------------------------------------------------------------


execution of new contract awards; (c) the completion of contracts; and
(d) the overall level of activity in the Company's services.

   The Company's ability to be successful in obtaining and executing contracts can be affected by the relative strength or weakness of the U.S. dollar compared to the currencies of its competitors, its clients and its work locations. The Company does not believe that its revenue or results of operations were adversely affected in this regard during the years ended December 31, 1999 or 1998.


YEAR ENDED DECEMBER 31, 1999, COMPARED TO YEAR ENDED DECEMBER 31, 1998

Contract Revenue.
   Contract revenue decreased $105.0 million (37%) to $176.6 million due to (a) a $118.3 million (64%) reduction in construction revenue resulting primarily from completion of construction contracts in Venezuela, Indonesia, Oman and the United States; offset by (b) an increase in engineering revenue of $7.3 million (12%) due to engineering and procurement services work in Nigeria; and (c) an increase of $6.0 million (19%) in specialty services revenue, principally in Nigeria. Venezuela revenue decreased $51.9 million (69%) mainly due to completion of work on a pipeline contract that included the construction of 120 miles (200 kilometers) each of 36-inch and 20-inch pipelines and completion of a transport services contract. Indonesia revenue decreased $22.6 million (88%) due to completion of work on a 35-mile (55-kilometer) 42-inch pipeline in Kalimantan.
United States revenue decreased $48.1 million (53%) primarily due to reduced engineering services work in the United States and completion of work on a natural gas pipeline in Iowa.
Oman revenue decreased $9.8 million (55%) due to reduced construction and specialty services work; however in the last quarter, work was begun on a $10.0 million, five-year maintenance services contract. Nigeria revenue increased
$36.7 million (94%) principally due to revenue being recognized on a pipeline engineering, procurement and construction project started in 1999 and increased specialty services work.
Ivory Coast revenue decreased $11.9 million (82%) due to completion of work on pipeline projects in that country.
Offshore West Africa revenue decreased $8.2 million due to a decline in offshore services in 1999; however, work has recently begun on an engineering, procurement and construction project to install offshore pipelines and facilities valued at $12.9 million. Revenue from Pakistan decreased $6.8 million (100%) due to the completion of an engineering, procurement and construction contract. Australia revenue increased $18.8 million (100%) due to a new construction contract.

Contract Cost.
   Contract costs decreased $74.9 million (34%) to $145.5 million due to a decrease of $88.8 million in construction services cost, offset by an increase of $13.9 million in specialty services cost due to costs associated with maintaining underutilized assets. Variations in contract cost by country were closely related to the variations in contract revenue.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
-----------------------------------------------------------------------------


Depreciation and Amortization.
   Depreciation and amortization decreased $4.2 million to $21.3 million primarily due to the sale of excess equipment in Venezuela, Indonesia, the United States and Oman.

General and Administrative.
   General and administrative expense decreased $4.8 million to $27.6 million due to decreased activity, principally in the United States, Venezuela, Indonesia and Oman, and a decrease in administrative expense in the United States.

Operating Income.
   Operating income decreased $21.1 million to an operating loss of $17.8 million. The decrease is attributable to a 37 percent decrease in revenue caused by a lack of new contract awards in construction and specialty services in Venezuela, Indonesia, the United States and Oman; and a change in the revenue mix caused by a higher level of engineering, material procurement and subcontract services, which have lower margins than construction and specialty services.

Net Interest Income (Expense).
   Net interest increased $1.1 million to $0.6 million income due to increased short-term investments during 1999 and reduced borrowing in the work countries.

Minority Interest Expense.
   Minority interest expense increased $0.4 million to $1.5 million due to an increase in activity in Nigeria.

Foreign Exchange Gain (Loss).
   Foreign exchange loss decreased $1.4 million to $0.5 million because of reduced foreign exchange losses in Venezuela, Pakistan and the Ivory Coast.

Other Income (Expense).
   Other income (expense) increased $2.1 million to $2.5 million income, primarily as a result of gains from the sale of excess equipment in Venezuela, Indonesia, the United States and Oman, offset by costs associated with pursuing mergers and acquisitions.

Provision for Income Taxes.
   The provision for income taxes decreased $1.3 million (28%) to $3.3 million primarily due to decreased activity in Venezuela, the Ivory Coast, Indonesia and Oman, offset by income taxes arising from increased activity in Nigeria and federal and state income taxes in the United States. Although the Company has a loss before income taxes, a provision for income taxes is required due to income taxes in certain countries being based on revenue rather than income and losses in one country cannot be used to offset income in another country.

YEAR ENDED DECEMBER 31, 1998, COMPARED TO YEAR ENDED DECEMBER 31, 1997

Contract Revenue.
   Contract revenue increased $29.7 million (12%) to $281.6 million due to (a) an increase in construction services revenue of $67.6 million related to work in Venezuela, the United States and the Ivory Coast; offset by (b) a decrease in specialty services revenue of $25.4 million associated with a reduction of specialty services work primarily in Nigeria; and
(c) a decrease in engineering services of $12.5 million due to decreased engineering, principally in the United States. Revenue from Venezuela increased $43.6 million (137%) due to work on the construction of 120 miles (200 kilometers) each of 36-inch and 20-inch pipelines. Revenue in the Ivory Coast increased
$14.5 million due to beginning work on 46 miles (74 kilometers) of dual 4-inch and 12-inch pipelines and an 8-mile (13-kilometer), 12-inch pipeline. United States revenue increased $6.8 million (8%) primarily due to work performed

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
-----------------------------------------------------------------------------


on a 94-mile (150-kilometer), 36-inch natural gas pipeline in Iowa. Revenue from Nigeria decreased $27.3 million (36%) primarily in specialty services work as a result of delays in funding to our clients from the Nigerian government and low oil prices which have caused the Company's clients to defer maintenance activities. Oman revenue decreased $5.0 million (22%) due to decreased specialty services work. Indonesian revenue decreased $2.2 million (8%) due to the substantial completion of pipeline projects in that country.

Contract Cost.
   Contract cost increased $37.9 million (21%) to $220.4 million due to an increase of $57.2 million in construction services cost, resulting from an increase in costs on construction projects in the United States, Venezuela and the Ivory Coast, offset by a decrease of $17.8 million in engineering services cost and a decrease of $1.4 million in specialty services cost. Variations in contract cost by country were closely related to the variations in contract revenue.

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

Operating Income.
   Operating income decreased $18.1 million (85%) to $3.3 million. The decrease is primarily due to a significant decrease in specialty service activity, an increase in costs on certain projects including construction projects in Pakistan, the United States and Venezuela and start-up costs associated with an offshore construction project in Cameroon.

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

Provision for Income Taxes.
   Provision for income tax expense decreased $1.1 million to $4.6 million, principally due to reduced taxable income in certain work countries in 1998 and a tax refund. The effective income tax rate in 1998 exceeds 100 percent of income before income taxes due to the fact that income taxes in certain countries are based on revenue and also due to the fact that losses in certain countries cannot be used to offset taxable income in other countries.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
-----------------------------------------------------------------------------


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

   Cash and cash equivalents decreased $0.4 million (5%) to $7.8 million at December 31, 1999, from $8.2 million at December 31, 1998. The decrease is due to negative cash flows of $14.0 million from operations (including a $12.4 million increase in working capital required to support uncompleted projects), offset by $4.9 million from the sale of surplus equipment net of $12.2 million in capital expenditures for the purchase of equipment and spare parts, and $8.7 million from financing activities (including borrowings of $16.0 million offset by $7.6 million used to repurchase 1,247,655 shares of common stock).

   The Company has a $150.0 million credit agreement that matures on February 20, 2003, with a syndicated bank group including ABN AMRO Bank N.V., as agent, and Credit Lyonnais, New York Branch, as co-agent. The credit agreement provides for a $100.0 million revolving credit facility, part of which can be used for acquisitions and equity investments. The entire facility, less amounts used under the revolving portions of the facility, may be used for standby and commercial letters of credit. Principal is payable at termination on all revolving loans except qualifying acquisition and equity investment loans which are payable quarterly over the remaining life of the credit agreement. Interest is payable quarterly at prime or other alternative interest rates. A commitment fee is payable quarterly based on an annual rate of one fourth percent of the unused portion of the credit facility. The Company's obligations under the credit agreement are secured by the stock of the principal subsidiaries of the Company. The credit agreement requires the Company to maintain certain financial ratios, restricts the amount of annual dividend payments to the greater of 25 cents per share or 25 percent of net income and limits the Company's ability to purchase its own stock. At December 31, 1999, outstanding letters of credit totaled $52.8 million and borrowings amounted to $15.5 million, leaving $81.7 million available under this facility.

   The Company has unsecured credit facilities with banks in certain countries outside the United States. Borrowings under these lines, in the form of short-term notes and overdrafts, are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $8.7 million at December 31, 1999.

   The Company does not anticipate any significant collection problems with its customers, including those in countries that may be experiencing economic and/or currency difficulties. Since the Company's customers generally are major oil companies and government entities, and the terms

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
-----------------------------------------------------------------------------


for billing and collecting for work performed are generally established by contracts, the Company historically has a very low incidence of collectability problems.

   The Company's 2000 business plan indicates that cash flows from operations and borrowing under existing credit facilities will be sufficient to finance working capital and capital expenditures for ongoing operations at least through the end of 2000. The Company estimates capital expenditures for equipment and spare parts to be approximately $10.0 to $15.0 million in 2000.

   In February 1998, the Company's Board of Directors approved a plan to buy back approximately 750,000 shares of its Common Stock from time to time in the open market or through negotiated transactions. In October 1998, the Company's Board of Directors approved, and the Company's credit agreement was amended to permit, the buy back of an additional $8.8 million of its Common Stock. During 1999, the Company repurchased 1,247,655 shares of its Common Stock for $7.6 million. As of December 31, 1999, 2,175,371 shares have been purchased at an average price of $7.43 per share. Subsequent to December 31, 1999, 1,035,000 shares of treasury stock were issued in connection with the acquisition of RPI.


FINANCIAL RISK MANAGEMENT

   The Company's primary market risk is its exposure to changes in non-U.S. currency exchange rates. The Company attempts to negotiate contracts which provide for payment in U.S. dollars, but it may be required to take all or a portion of payment under a contract in another currency. To mitigate non-U.S. currency exchange risk, the Company seeks to match anticipated non-U.S. currency revenue with expenses in the same currency whenever possible. To the extent it is unable to match non-U.S. currency revenue with expenses in the same currency, the Company may use forward contracts, options or other common hedging techniques in the same non-U.S. currencies. The Company had no forward contracts or options at December 31, 1999.

   The carrying amounts for cash and cash equivalents, accounts receivable, notes payable and accounts payable and accrued liabilities shown in the consolidated balance sheets approximate fair value at December 31, 1999 due to the generally short maturities of these items. The Company invests primarily in short-term dollar denominated bank deposits, and at December 31, 1999 did not have any investment in instruments with a maturity of more than a few days or in any equity securities. The Company has the ability and expects to hold its investments to maturity.


YEAR 2000 COMPLIANCE

   As of March 1, 2000, the Company has not experienced any significant Year 2000 problems. However, due to the uncertainty regarding Year 2000 compliance on the part of third parties, it is possible that Year 2000 problems could arise that have an adverse impact on the Company's business and results of operations.

   Testing, remediation and replacement of the Company's critical applications are anticipated to cost approximately $5.0 million from inception in calendar year 1997 through completion in calendar year 2000, of which approximately $2.8 million is expected to be capitalized. Of these costs, approximately
$3.9 million had been incurred at December 31, 1999, with most of the remaining $1.1 million expected to be incurred during the first quarter of 2000. All estimated costs have been budgeted and are expected to be funded by cash flows from operations.

                  REPORT OF INDEPENDENT AUDITORS




The Stockholders and Board of Directors
Willbros Group, Inc.:

          We have audited the accompanying consolidated balance sheets of Willbros Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

          In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of Willbros Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles in the United States.




                                        KPMG







Panama City, Panama
February 11, 2000

WILLBROS GROUP, INC.
consolidated balance sheets
-----------------------------------------------------------------------------
(In thousands, except share and per share amounts)



                                                            December 31,
                                                       ----------------------
                                                          1999        1998
                                                       ----------  ----------


Assets

Current assets:
  Cash and cash equivalents                            $    7,806  $    8,247
  Accounts receivable                                      50,569      40,018
  Contract cost and recognized income not yet billed       13,082       8,022
  Prepaid expenses                                          4,189       3,963
                                                       ----------  ----------
       Total current assets                                75,646      60,250

Spare parts, net                                            6,581       9,666
Property, plant and equipment, net                         64,813      85,010
Other assets                                                6,113       5,013
                                                       ----------  ----------
       Total assets                                    $  153,153  $  159,939
                                                       ==========  ==========


Liabilities And Stockholders' Equity

Current liabilities:
  Notes payable                                        $      481  $      758
  Accounts payable and accrued liabilities                 35,254      35,352
  Accrued income taxes                                      4,683       5,654
  Contract billings in excess of cost and
   recognized income                                        9,427       4,991
                                                       ----------  ----------
       Total current liabilities                           49,845      46,755

Long-term debt                                             15,500           -
Other liabilities                                           7,381       6,250
                                                       ----------  ----------
       Total liabilities                                   72,726      53,005

Stockholders' equity:
  Class A preferred stock, par value $.01 per share,
   1,000,000 shares authorized, none issued                     -           -
  Common stock, par value $.05 per share,
   35,000,000 shares authorized and
   15,123,453 shares issued at December 31, 1999
   (15,071,715 at December 31, 1998)                          756         753
  Capital in excess of par value                           67,927      67,613
  Retained earnings                                        29,896      49,914
  Treasury stock at cost, 2,175,371 shares at
   December 31, 1999 <927,716 shares at
   December 31, 1998)                                     (16,164)     (8,590)
  Notes receivable for stock purchases                       (307)       (982)
  Accumulated other comprehensive income (loss)            (1,681)     (1,774)
                                                       ----------  ----------
       Total stockholders' equity                          80,427     106,934
                                                       ----------  ----------
       Total liabilities and stockholders' equity      $  153,153  $  159,939
                                                       ==========  ==========


See accompanying notes to consolidated financial statements.

Willbros Group, Inc.
consolidated statements of operations
-----------------------------------------------------------------------------
(In thousands, except share and per share amounts)



                                                 Year Ended December 31,
                                           ----------------------------------
                                              1999        1998        1997
                                           ----------  ----------  ----------

Contract revenue                           $  176,564  $  281,618  $  251,877
Operating expenses:
  Contract                                    145,498     220,360     182,435
  Depreciation and amortization                21,313      25,552      18,936
  General and administrative                   27,548      32,383      29,118
                                           ----------  ----------  ----------

                                              194,359     278,295     230,489
                                           ----------  ----------  ----------

       Operating income (loss)                (17,795)      3,323      21,388

Other income (expense):
  Interest income                                 801         851       1,118
  Interest expense                               (214)     (1,335)       (814)
  Foreign exchange gain (loss)                   (501)     (1,934)        257
  Minority interest                            (1,541)     (1,132)     (1,911)
  Other - net                                   2,532         432        (199)
                                           ----------  ----------  ----------

                                                1,077      (3,118)     (1,549)
                                           ----------  ----------  ----------

       Income (loss) before income taxes      (16,718)        205      19,839

Provision for income taxes                      3,300       4,567       5,723
                                           ----------  ----------  ----------

       Net income (loss)                   $  (20,018) $   (4,362) $   14,116
                                           ==========  ==========  ==========
Earnings (loss) per common share:

  Basic                                    $    (1.54) $     (.30) $      .97
                                           ==========  ==========  ==========

  Diluted                                  $    (1.54) $     (.30) $      .96
                                           ==========  ==========  ==========

Weighted average number of common
 shares outstanding:

  Basic                                    13,029,665  14,744,622  14,540,137
                                           ==========  ==========  ==========

  Diluted                                  13,029,665  14,744,622  14,688,372
                                           ==========  ==========  ==========


                 See accompanying notes to consolidated financial statements.

Willbros Group, Inc.
consolidated statements of stockholders' equity
----------------------------------------------------------------------------
(In thousands, except share amounts)





                                                            Common Stock
                                                       ----------------------
                                                                      Par
                                                         Shares      Value
                                                       ----------  ----------

Balance, January 1, 1997                               14,385,980  $      719

  Comprehensive income (loss):
    Net income                                                  -           -
    Foreign currency translation
     adjustments                                                -           -
       Total comprehensive
        income (loss)
  Payment of notes receivable                                   -           -
  Sale of common stock, net
   of offering cost                                       590,641          31
  Issuance of common stock
   under employee benefit plan                             14,199           -
  Exercise of stock options                                 1,500           -
                                                       ----------  ----------

Balance, December 31, 1997                             14,992,320         750

  Comprehensive income (loss):
    Net loss                                                    -           -
    Foreign currency translation
     adjustments                                                -           -
       Total comprehensive
        income (loss)
  Payment of notes receivable                                   -           -
  Purchase of treasury stock                                    -           -
  Issuance of common stock
   under employee benefit plan                             32,945           1
  Exercise of stock options                                46,450           2
                                                       ----------  ----------

Balance, December 31, 1998                             15,071,715         753

  Comprehensive income (loss):
    Net loss                                                    -           -
    Foreign currency translation
     adjustments                                                -           -
       Total comprehensive
        income (loss)
  Payment of notes receivable                                   -           -
  Purchase of treasury stock                                    -           -
  Issuance of common stock
   under employee benefit plan                             51,238           3
  Exercise of stock options                                   500           -
                                                       ----------  ----------

Balance, December 31, 1999                             15,123,453  $      756
                                                       ==========  ==========


-CONTINUED-




                                           Capital in
                                             Excess
                                             of Par     Retained    Treasury
                                             Value      Earnings     Stock
                                           ----------  ----------  ----------

Balance, January 1, 1997                   $   55,475  $   40,160  $        -

  Comprehensive income (loss):
    Net income                                      -      14,116           -
    Foreign currency translation
     adjustments                                    -           -           -
       Total comprehensive
        income (loss)
  Payment of notes receivable                       -           -           -
  Sale of common stock, net
   of offering cost                            11,168           -           -
  Issuance of common stock
   under employee benefit plan                    200           -           -
  Exercise of stock options                        14           -           -
                                           ----------  ----------  ----------

Balance, December 31, 1997                     66,857      54,276           -

  Comprehensive income (loss):
     Net loss                                       -      (4,362)          -
     Foreign currency translation
      adjustments                                   -           -           -
        Total comprehensive
         income (loss)
  Payment of notes receivable                       -           -           -
  Purchase of treasury stock                        -           -      (8,590)
  Issuance of common stock
   under employee benefit plan                    331           -           -
  Exercise of stock options                       425           -           -
                                           ----------  ----------  ----------

Balance, December 31, 1998                     67,613      49,914      (8,590)

  Comprehensive income (loss):
    Net loss                                        -     (20,018)          -
    Foreign currency translation
     adjustments                                    -           -           -
       Total comprehensive
        income (loss)
  Payment of notes receivable                       -           -           -
  Purchase of treasury stock                                           (7,574)
  Issuance of common stock
   under employee benefit plan                    311           -           -
  Exercise of stock options                         3           -           -
                                           ----------  ----------  ----------

Balance, December 31, 1999                 $   67,927  $   29,896  $  (16,164)
                                           ==========  ==========  ==========


-CONTINUED-


                                                        Accumu-
                                                         lated
                                              Notes      Other
                                           Receivable   Compre-      Total
                                               For      hensive      Stock-
                                              Stock      Income     holders'
                                            Purchases    (Loss)      Equity
                                           ----------  ----------  ----------

Balance, January 1, 1997                   $   (3,184) $     (784) $   92,386

  Comprehensive income (loss):
    Net income                                      -           -      14,116
    Foreign currency translation
     adjustments                                    -         (29)        (29)
                                                                   ----------
       Total comprehensive
        income (loss)                                                  14,087
  Payment of notes receivable                   1,100           -       1,100
  Sale of common stock, net
   of offering cost                                 -           -      11,199
  Issuance of common stock
   under employee benefit plan                      -           -         200
  Exercise of stock options                         -           -          14
                                           ----------  ----------  ----------

Balance, December 31, 1997                     (2,084)       (813)    118,986

  Comprehensive income (loss):
    Net loss                                        -           -      (4,362)
    Foreign currency translation
     adjustments                                    -        (961)       (961)
                                                                   ----------
       Total comprehensive
        income (loss)                                                  (5,323)
  Payment of notes receivable                   1,102           -       1,102
  Purchase of treasury stock                        -           -      (8,590)
  Issuance of common stock
   under employee benefit plan                      -           -         332
  Exercise of stock options                         -           -         427
                                           ----------  ----------  ----------

Balance, December 31, 1998                       (982)     (1,774)    106,934

  Comprehensive income (loss):
    Net loss                                        -           -     (20,018)
    Foreign currency translation
     adjustments                                    -          93          93
                                                                   ----------
       Total comprehensive
        income (loss)                                                 (19,925)
  Payment of notes receivable                     675           -         675
  Purchase of treasury stock                        -           -      (7,574)
  Issuance of common stock
   under employee benefit plan                      -           -         314
  Exercise of stock options                         -           -           3
                                           ----------  ----------  ----------

Balance, December 31, 1999                 $     (307) $   (1,681) $   80,427
                                           ==========  ==========  ==========



See accompanying notes to consolidated financial statements.

Willbros Group, Inc.
consolidated statements of cash flows
-----------------------------------------------------------------------------
(In thousands)


                                                 Year Ended December 31,
                                           ----------------------------------
                                              1999        1998        1997
                                           ----------  ----------  ----------

Cash flows from operating activities:
  Net income (loss)                        $  (20,018) $   (4,362) $   14,116
  Reconciliation of net income (loss)
   to cash provided by (used in)
   operating activities:
     Depreciation and amortization             21,313      25,552      18,936
     Loss (gain) on sales and retirements
      of property and equipment                (2,897)        261         814
     Changes in operating assets and
      liabilities:
        Accounts receivable                   (10,551)     16,987      (3,249)
        Contract cost and recognized
         income not yet billed                 (5,060)        137      (4,516)
        Prepaid expenses and other assets      (1,326)     (1,981)       (216)
        Accounts payable and accrued
         liabilities                              (98)     (5,935)      8,419
        Accrued income taxes                     (971)        483       1,121
        Contract billings in excess of cost
         and recognized income                  4,436     (16,071)      9,960
        Other liabilities                       1,131         128         403
                                           ----------  ----------  ----------
                Cash provided by (used
                 in) operating activities     (14,041)     15,199      45,788

Cash flows from investing activities:
  Proceeds from sales of property
   and equipment                               17,111       1,428         886
  Purchase of property and equipment           (7,983)    (24,861)    (38,932)
  Purchase of spare parts                      (4,262)    (11,251)     (8,340)
                                           ----------  ----------  ----------
                Cash provided by (used
                 in) investing activities       4,866     (34,684)    (46,386)

Cash flows from financing activities:
  Proceeds from long-term debt                 15,500      37,000       3,000
  Collection of notes receivable
   for stock purchases                            675       1,102       1,100
  Proceeds from notes payable to banks            481       7,160       6,858
  Proceeds from common stock                      317         759      11,413
  Purchase of treasury stock                   (7,574)     (8,590)          -
  Repayment of notes payable to banks            (525)    (11,509)     (2,157)
  Repayment of notes payable to
   former shareholders                           (233)       (467)       (467)
  Repayment of long-term debt                       -     (40,000)          -
                                           ----------  ----------  ----------
                Cash provided by (used
                 in) financing activities       8,641     (14,545)     19,747

Effect of exchange rate changes on cash
 and cash equivalents                              93        (961)        (29)
                                           ----------  ----------  ----------

Cash provided by (used in) all activities        (441)    (34,991)     19,120

Cash and cash equivalents, beginning
 of year                                        8,247      43,238      24,118
                                           ----------  ----------  ----------

Cash and cash equivalents, end of year     $    7,806  $    8,247  $   43,238
                                           ==========  ==========  ==========

                 See accompanying notes to consolidated financial statements.

Willbros Group, Inc.
notes to consolidated financial statements
-----------------------------------------------------------------------------
(In thousands, except share and per share amounts)


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

    The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States and include certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Actual results could differ from those estimates.

    Accounts Receivable - Accounts receivable include retainage, all due within one year, of $3,423 in 1999 and $6,304 in 1998 and are stated net of allowances for bad debts of $1,267 in 1999 and $988 in 1998. The provision (credit) for bad debts was $573 in 1999, $72 in 1998 and $(8) in 1997.

    Spare Parts - Spare parts (excluding expendables), stated net of accumulated depreciation of $16,052 in 1999 and $16,247 in 1998, are depreciated over three years on the straight-line method.

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

    Revenue - Construction and engineering fixed-price contracts are accounted for using the percentage-of-completion method. Under this method, estimated contract revenue is accrued based generally on the percentage that costs to date bear to total estimated costs, taking into consideration physical completion. Estimated contract losses are recognized in full when determined. Revenue from unit-price contracts is recognized as earned.
Revenue from change orders, extra work, variations in the scope of work and claims is recognized when realization is assured.

    Income Taxes - The Company accounts for income taxes by the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences of operating loss and tax credit carryforwards and differences between the financial statement carrying values of assets and liabilities and their tax bases.

Willbros Group, Inc.
notes to consolidated financial statements
-----------------------------------------------------------------------------
(In thousands, except share and per share amounts)


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

    Cash Flows - In the determination of cash flows, all highly liquid debt instruments with maturities of less than three months are considered to be cash equivalents. The Company paid interest of $76 in 1999, $1,309 in 1998 and $817 in 1997 and income taxes of $3,474 in 1999, $4,084 in 1998 and $4,685 in 1997.

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

    Derivative Financial Instruments - The Company may use derivatives such as forward contracts, options or other financial instruments as hedges to mitigate non-U.S. currency exchange risk when the Company is unable to match non-U.S. currency revenue with expenses in the same currency. The unrealized gains or losses on such financial instruments are deferred and recognized when realized as an adjustment to contract revenue. The Company had no derivative financial instruments as of December 31, 1999 or 1998.


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

Willbros Group, Inc.
notes to consolidated financial statements
-----------------------------------------------------------------------------
(In thousands, except share and per share amounts)


3.  Contracts in Progress

    Most contracts allow for progress billings to be made during performance of the work. These billings may be made on a basis different from that used for recognizing revenue. Contracts in progress for which cost and recognized income exceed billings or billings exceed cost and recognized income consist of:


                                                            December 31,
                                                       ----------------------
                                                          1999        1998
                                                       ----------  ----------


     Costs incurred on contracts in progress           $   86,836  $  235,088
     Recognized income                                     16,537      55,635
                                                       ----------  ----------

                                                          103,373     290,723
     Progress billings and advance payments                99,718     287,692
                                                       ----------  ----------

                                                       $    3,655  $    3,031
                                                       ==========  ==========

     Contract cost and recognized income
      not yet billed                                   $   13,082  $    8,022

     Contract billings in excess of cost and
      recognized income                                    (9,427)     (4,991)
                                                       ----------  ----------

                                                       $    3,655  $    3,031
                                                       ==========  ==========



4.  Property, Plant and Equipment

    Property, plant and equipment, none of which are used to secure debt or are subject to lien, at cost, consist of:


                                                            December 31,
                                                       ----------------------
                                                          1999        1998
                                                       ----------  ----------


     Construction equipment                            $   48,072  $   61,236

     Marine equipment                                      46,365      43,431

     Transportation equipment                              21,220      31,997

     Land, buildings, furniture and equipment              20,287      17,274
                                                       ----------  ----------
                                                          135,944     153,938

     Less accumulated depreciation and amortization        71,131      68,928
                                                       ----------  ----------

                                                       $   64,813  $   85,010
                                                       ==========  ==========


5.  Notes Payable

    The Company has unsecured credit facilities with banks in certain countries outside the United States. Borrowings under these lines of $481 at December 31, 1999 ($525 at December 31,
1998), in the form of short-term notes and overdrafts, are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $8,700 at December 31, 1999.

Willbros Group, Inc.
notes to consolidated financial statements
-----------------------------------------------------------------------------
(In thousands, except share and per share amounts)


6.  Accounts Payable and Accrued Liabilities

    Accounts payable and accrued liabilities consist of:

                                                            December 31,
                                                       ----------------------
                                                          1999        1998
                                                       ----------  ----------


     Trade payables                                    $   18,676  $   17,018
     Payrolls and payroll liabilities                      13,388      14,524
     Equipment reconditioning and overhaul reserves         3,190       3,810
                                                       ----------  ----------

                                                       $   35,254  $   35,352
                                                       ==========  ==========

7.  Long-term Debt

    The Company has a $150,000 credit agreement that matures on February 20, 2003, with a syndicated bank group including ABN AMRO Bank N.V., as agent, and Credit Lyonnais, New York Branch, as co-agent. The credit agreement provides for a $100,000 revolving credit facility, part of which can be used for acquisitions and equity investments. The entire facility, less amounts used under the revolving portion of the facility, may be used for standby and commercial letters of credit. Principal is payable at termination on all revolving loans except qualifying acquisition and equity investment loans which are payable quarterly over the remaining life of the credit agreement. Interest is payable quarterly at prime or other alternative interest rates. A commitment fee is payable quarterly based on an annual rate of one fourth percent of the unused portion of the credit facility. The Company's obligations under the credit agreement are secured by the stock of the principal subsidiaries of the Company. The credit agreement requires the Company to maintain certain financial ratios, restricts the amount of annual dividend payments to the greater of 25 cents per share or 25 percent of net income and limits the Company's ability to purchase its own stock. At December 31, 1999, outstanding letters of credit totaled $52,765 and borrowings amounted to $15,500, leaving $81,735 available under this facility.

    Included in notes payable at December 31, 1998 are notes payable to two former shareholders with a remaining balance of $233. The notes were paid in full when due on April 15, 1999.

Willbros Group, Inc.
notes to consolidated financial statements
-----------------------------------------------------------------------------
(In thousands, except share and per share amounts)


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

                                                    Pension Benefits
                                           ----------------------------------
                                                 Year Ended December 31,
                                           ----------------------------------
                                              1999        1998        1997
                                           ----------  ----------  ----------


     Service cost                          $    1,692  $    1,658  $    1,180

     Interest cost                              2,244       2,225       2,032

     Expected return on plan assets            (2,914)     (2,560)     (2,247)

     Recognized net actuarial loss (gain)        (188)          -         (11)

     Amortization of transition asset             (29)        (29)        (29)

     Amortization of prior service cost            95         145         142
                                           ----------  ----------  ----------

                                           $      900  $    1,439  $    1,067
                                           ==========  ==========  ==========


-CONTINUED-



                                            Postretirement Medical Benefits
                                           ----------------------------------
                                                Year Ended December 31,
                                           ----------------------------------
                                              1999        1998        1997
                                           ----------  ----------  ----------


     Service cost                          $      157  $      179  $      237

     Interest cost                                274         296         326

     Expected return on plan assets                 -           -           -

     Recognized net actuarial loss (gain)        (108)        (81)        (52)

     Amortization of transition asset               -           -           -

     Amortization of prior service cost           (22)        (22)          -
                                           ----------  ----------  ----------

                                           $      301  $      372  $      511
                                           ==========  ==========  ==========


    The retirement benefit obligations are determined using a weighted-average discount rate of 8.0 percent at December 31, 1999 (6.75 percent at December 31, 1998, and 7.0 percent at December 31,
1997). For pension benefits the rate of increase in future pay increases is 5.5 percent at December 31, 1999 (5.5 percent at December 31, 1998 and 6.0 percent at December 31, 1997), and assets are expected to have a long-term rate of return of 8.5 percent. The transition asset is amortized over 15 years.

    The following table sets forth the changes in benefit obligations and plan assets and the reconciliation of the funded status of the plans to the accrued benefit cost:

                                                    Pension Benefits
                                           ----------------------------------
                                                 Year Ended December 31,
                                           ----------------------------------
                                              1999        1998        1997
                                           ----------  ----------  ----------


     Change in benefit obligations:

       Benefit obligations,
        beginning of year                  $   34,278  $   32,407  $   27,651

       Service cost                             1,692       1,658       1,180

       Interest cost                            2,244       2,225       2,032

       Plan participants' contribution            407         493         468

       Amendments                                   -           -           -

       Actuarial loss (gain)                   (6,416)     (1,035)      2,184

       Benefits paid                           (2,098)     (1,470)     (1,108)
                                           ----------  ----------  ----------

       Benefit obligations, end of year        30,107      34,278      32,407
                                           ----------  ----------  ----------


-CONTINUED-


                                            Postretirement Medical Benefits
                                           ----------------------------------
                                                Year Ended December 31,
                                           ----------------------------------
                                              1999        1998        1997
                                           ----------  ----------  ----------


     Change in benefit obligations:

       Benefit obligations,
        beginning of year                  $    4,057  $    4,236  $    4,355

       Service cost                               157         179         237

       Interest cost                              274         296         326

       Plan participants' contribution            110          86          84

       Amendments                                   -           -        (243)

       Actuarial loss (gain)                      243        (494)       (347)

       Benefits paid                             (284)       (246)       (176)
                                           ----------  ----------  ----------

       Benefit obligations, end of year         4,557       4,057       4,236
                                           ----------  ----------  ----------



Willbros Group, Inc.
notes to consolidated financial statements
-----------------------------------------------------------------------------
(In thousands, except share and per share amounts)


8.  Retirement Benefits (continued)


                                                   Pension Benefits
                                           ----------------------------------
                                                Year Ended December 31,
                                           ----------------------------------
                                              1999        1998        1997
                                           ----------  ----------  ----------


     Change in plan assets:

       Plan assets at fair value,
        beginning of year                  $   34,699  $   30,514  $   26,995

       Actual return on plan assets             4,468       4,823       4,159

       Employer contribution                        -           -           -

       Plan participants' contribution            407         493         468

       Benefits paid                           (1,865)     (1,131)     (1,108)
                                           ----------  ----------  ----------

       Plan assets at fair value,
        end of year                            37,709      34,699      30,514
                                           ----------  ----------  ----------

     Reconciliation:

       Funded status, plan assets over
        (under) benefit obligations             7,602         421      (1,893)

       Unrecognized net actuarial gain        (13,427)     (5,391)     (2,093)

       Transition asset at January 1, 1987        (57)        (86)       (115)

       Unrecognized prior service cost            976         816         961

       Adjustment for minimum liability             -         (50)        (97)
                                           ----------  ----------  ----------

       Accrued benefit cost                $   (4,906) $   (4,290) $   (3,237)
                                           ==========  ==========  ==========


-CONTINUED-


                                            Postretirement Medical Benefits
                                           ----------------------------------
                                                Year Ended December 31,
                                           ----------------------------------
                                              1999        1998        1997
                                           ----------  ----------  ----------

     Change in plan assets:

       Plan assets at fair value,
        beginning of year                  $        -  $        -  $        -

       Actual return on plan assets                 -           -           -

       Employer contribution                      174         160          92

       Plan participants' contribution            110          86          84

       Benefits paid                             (284)       (246)       (176)
                                           ----------  ----------  ----------

       Plan assets at fair value,
        end of year                                 -           -           -
                                           ----------  ----------  ----------

     Reconciliation:

       Funded status, plan assets over
        (under) benefit obligations            (4,557)     (4,057)     (4,236)

       Unrecognized net actuarial gain         (1,384)     (1,735)     (1,322)

       Transition asset at January 1, 1987          -           -           -

       Unrecognized prior service cost           (199)       (221)       (243)

       Adjustment for minimum liability             -           -           -
                                           ----------  ----------  ----------

       Accrued benefit cost      $         $   (6,140) $   (6,013) $   (5,801)
                                           ==========  ==========  ==========


    Plan assets of the pension plans consist primarily of listed stocks and bonds. Contributions of assets to a trust established by the Company to fund benefit payments under the Executive Benefit Restoration Plan are irrevocable but are subject to creditor claims under certain conditions and are, therefore, excluded from the determination of funded status. Assets held in trust, at cost which approximates market, included in other assets, are $1,438 at December 31, 1999, $1,329 at December 31, 1998, and $1,367 at
December 31, 1997.

    The non-current portion of the postretirement medical benefit liability, $6,042 at December 31, 1999 ($5,810 at December 31,
1998), is included in other liabilities.

    The weighted-average annual assumed rate of increase in the per capita cost of covered postretirement medical benefits is 8.5 percent for 2000 and is assumed to decrease to 5.5 percent by the year 2011 and to remain at that level. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the postretirement medical benefits liability at December 31, 1999, by $566 and expense for 1999 by $74. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the postretirement medical benefits liability by $470 and expense for 1999 by $59.

Willbros Group, Inc.
notes to consolidated financial statements
-----------------------------------------------------------------------------
(In thousands, except share and per share amounts)


8.  Retirement Benefits (continued)

    The Company has a defined contribution plan which is funded by participating employee contributions and the Company. The Company matches employee contributions up to a maximum of four percent of salary in cash or beginning in 1997, if the participant so elects, up to five percent of salary in WGI common stock. Company contributions for this plan were $636 (including $314 of WGI common stock) in 1999, $689 (including $332 of WGI common stock) in 1998, and $636 (including $200 of WGI common stock) in 1997.

9.  Income Taxes

    The provision for income taxes represents income taxes arising as a result of operations and credits for revision of previous estimates of income taxes payable in a number of countries. The Company is not subject to income tax in Panama on income earned outside of Panama. All income has been earned outside of Panama; therefore, there is no expected relationship between income (loss) before income taxes and the provision for income taxes. The effective consolidated tax rate differs from the statutory tax rate in each country because taxable income and operating losses from different countries cannot be offset and tax rates and methods of determining taxes payable are different in each country.

    Income (loss) before income taxes and the provision for income taxes in the consolidated statements of operations consist of:


                                                Year Ended December 31,
                                           ----------------------------------
                                              1999        1998        1997
                                           ----------  ----------  ----------


     Income (loss) before income taxes:

       Other countries                     $  (19,197) $    3,036  $   20,038

       United States                            2,479      (2,831)       (199)
                                           ----------  ----------  ----------

                                           $  (16,718) $      205  $   19,839
                                           ==========  ==========  ==========

     Provision for income taxes:

       Currently payable:

         Other countries                   $    2,851  $    4,567  $    5,723

         United States:

           Federal                                190           -           -

           State                                  259           -           -
                                           ----------  ----------  ----------

                                           $    3,300  $    4,567  $    5,723
                                           ==========  ==========  ==========


    The Company has a deferred tax asset in the United States of $13,621 at December 31, 1999, and $16,316 at December 31, 1998,
relating to United States net operating loss and credit carryforwards and employee benefit expense, and a deferred tax liability of $684 at December 31, 1999, and $1,146 at December 31, 1998, relating to excess tax depreciation. The net deferred tax asset is reduced to zero by a valuation allowance in both years.

Willbros Group, Inc.
notes to consolidated financial statements
-----------------------------------------------------------------------------
(In thousands, except share and per share amounts)


9.  Income Taxes (continued)

    The Company has $26,731 in United States net operating loss carryforwards and $797 of United States investment tax credit carryforwards at December 31, 1999. The United States net operating loss carryforwards will expire, unless utilized, beginning in 2000 and ending December 31, 2013. The carryforwards available on an annual basis are limited. At December 31, 1999, the Company has nonexpiring operating loss carryforwards in the United Kingdom of $30,000 (Pounds 18,500), and a net operating loss carryforward expiring over three years in Venezuela of $1,400 (Bolivars 912,600). The deferred tax asset applicable to these operating loss carryforwards has been reduced to zero by a valuation allowance.


10. Stockholder Rights Plan

    On April 1, 1999, the Company adopted a Stockholder Rights Plan and declared a distribution of one Preferred Share Purchase Right ("Right") on each outstanding share of the Company's common stock. The distribution was made on April 15, 1999 to stockholders of record on that date. The Rights expire on April 14, 2009.

    The Rights are exercisable only if a person or group acquires
15 percent or more of the Company's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15 percent or more of the common stock. Each Right entitles stockholders to buy one one-thousandth of a share of a series of junior participating preferred stock at an exercise price of $30.00 per share.

    If the Company is acquired in a merger or other business combination transaction after a person or group has acquired 15 percent or more of the Company's outstanding common stock, each Right entitles its holder to purchase, at the Right's then-current exercise price, a number of acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 15 percent or more of the Company's outstanding common stock, each Right entitles its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of the Company's common shares having a market value of twice such price.

    Prior to the acquisition by a person or group of beneficial ownership of 15 percent or more of the Company's common stock, the Rights are redeemable for one-half cent per Right at the option of the Company's Board of Directors.

Willbros Group, Inc.
notes to consolidated financial statements
-----------------------------------------------------------------------------
(In thousands, except share and per share amounts)


11. Stock Ownership Plans

    During May 1996, the Company established the Willbros Group, Inc. 1996 Stock Plan (the "1996 Plan") with 1,125,000 shares of common stock authorized for issuance to provide for awards to key employees of the Company, and the Willbros Group, Inc. Director Stock Plan (the "Director Plan") with 125,000 shares of common stock authorized for issuance to provide for the grant of stock options to non-employee directors. In May 1999, the stockholders approved the increase of the number of shares authorized for issuance under the 1996 Plan to 2,125,000.

    Options granted under the 1996 Plan vest 25 percent at the date of grant and 25 percent each January 1 thereafter. Options granted under the Director Plan vest six months after the date of grant.
At December 31, 1999, the 1996 Plan has 690,450 shares and the Director Plan has 80,000 shares available for grant.

    The per share weighted-average fair value of options granted is calculated using the Black Scholes option-pricing model, assuming the options have a life of three years, the weighted-average risk-free interest rate at the dates of grant is 5.86 percent in 1999 (4.63 percent in 1998 and 5.84 percent in 1997) and the weighted-average volatility is 52.78 percent in 1999 (59.12 percent in 1998 and 36.37 percent in 1997).


    The Company's stock option activity and related information consist of:



                                                      Year Ended December 31,
                                                      -----------------------
                                                               1999
                                                      -----------------------

                                                                    Weighted-
                                                                    Average
                                                                    Exercise
                                                        Shares       Price
                                                      ----------  -----------
     Outstanding, beginning
      of year                                          1,093,050  $      9.37

     Granted                                             416,000         5.28

     Exercised                                               500         6.63

     Forfeited                                            29,000        10.51
                                                      ----------  -----------

     Outstanding, end of year                          1,479,550  $      8.20
                                                      ==========  ===========

     Exercisable at end of year                          904,800  $      8.84
                                                      ==========  ===========


-CONTINUED-


                                                      Year Ended December 31,
                                                      -----------------------
                                                               1998
                                                      -----------------------

                                                                    Weighted-
                                                                    Average
                                                                    Exercise
                                                        Shares       Price
                                                      ----------  -----------


     Outstanding, beginning of year                      484,500  $      9.19

     Granted                                             655,000         9.50

     Exercised                                            46,450         9.19

     Forfeited                                               500         6.63
                                                      ----------  -----------

     Outstanding, end of year                          1,093,050  $      9.37
                                                      ==========  ===========

     Exercisable at end of year                          517,550  $      9.30
                                                      ==========  ===========


-CONTINUED-


                                                      Year Ended December 31,
                                                      -----------------------
                                                               1997
                                                      -----------------------

                                                                    Weighted-
                                                                    Average
                                                                    Exercise
                                                        Shares       Price
                                                      ----------  -----------


     Outstanding, beginning of year                      481,000  $      9.08

     Granted                                               5,000        18.95

     Exercised                                             1,500         9.13

     Forfeited                                                 -            -
                                                      ----------  -----------

     Outstanding, end of year                            484,500  $      9.19
                                                      ==========  ===========

     Exercisable at end of year                          310,750  $      9.22
                                                      ==========  ===========


Willbros Group, Inc.
notes to consolidated financial statements
-----------------------------------------------------------------------------
(In thousands, except share and per share amounts)


11. Stock Ownership Plans (continued)

    The weighted-average fair value of options granted during the year was $2.17 in 1999 ($3.75 in 1998, $5.98 in 1997). Exercise
prices for options outstanding, weighted-average remaining life and weighted-average exercise price by ranges of exercise prices at December 31, 1999 are:


                                                     Weighted-     Weighted-
                                                      Average       Average
        Range of                        Options      Remaining      Exercise
     Exercise Prices                  Outstanding      Life          Price
     ---------------                  -----------   -----------   -----------


     $ 5.06 - $ 6.94                      837,500    9.4 years    $      5.96
     $ 8.67 - $11.75                      420,050    6.8 years           9.07
     $14.94 - $19.44                      222,000    8.1 years          15.01
                                      -----------   -----------   -----------

     $ 5.06 - $19.44                    1,479,550    8.5 years    $      8.20
                                      ===========   ===========   ===========




    The number of vested options and weighted-average exercise price by ranges of exercise prices at December 31, 1999, are:



                                                                   Weighted-
                                                                    Average
        Range of                                       Vested       Exercise
     Exercise Prices                                   Options       Price
     ---------------                                  ----------  -----------


     $ 5.06 - $ 6.94                                     352,250  $      6.21
     $ 8.67 - $11.75                                     420,050         9.08
     $14.94 - $19.44                                     132,500        15.06
                                                      ----------  -----------

     $ 5.06 - $19.44                                     904,800  $      8.84
                                                      ==========  ===========


    No compensation expense for the options granted under the 1996 Plan and the Director Plan is recorded. Had compensation expense for vested options been recorded, the Company's net income would have been reduced to $(21,232) in 1999 ($(5,234) in 1998 and
$13,624 in 1997), basic earnings per share would have been reduced to $(1.63) in 1999 ($(.35) in 1998 and $.94 in 1997), and diluted earnings per share would have been reduced to $(1.63) in 1999 ($(.35) in 1998 and $.93 in 1997).

    Under employee stock ownership plans established in 1992 and 1995, certain key employees were issued options to purchase common stock at a discount from fair value and were allowed to finance up to 90 percent of the option price with three-year noninterest bearing recourse notes.


12. Fair Value of Financial Instruments

    The carrying value of financial instruments does not materially differ from fair value.

Willbros Group, Inc.
notes to consolidated financial statements
-----------------------------------------------------------------------------
(In thousands, except share and per share amounts)


13. Public Offerings

    A secondary offering of the Company's common stock was completed in October 1997, with the sale of 4,528,250 shares of common stock, consisting of 590,641 newly issued shares resulting in net proceeds to the Company of $11,699 before offering costs and 3,937,609 shares sold by certain stockholders of the Company for which the Company did not receive any proceeds.


14. Earnings (Loss) Per Share

    Basic and diluted earnings (loss) per share are computed as follows:



                                                Year Ended December 31,
                                           ----------------------------------
                                              1999        1998        1997
                                           ----------  ----------  ----------


     Net income (loss) applicable to
      common shares                        $  (20,018) $   (4,362) $   14,116
                                           ==========  ==========  ==========

     Weighted average number of common
      shares outstanding for basic
      earnings per share                   13,029,665  14,744,622  14,540,137

     Weighted average number of
      dilutive potential common
      shares outstanding                            -           -     148,235
                                           ----------  ----------  ----------

     Weighted average number of
      common shares outstanding for
      diluted earnings per share           13,029,665  14,744,622  14,688,372
                                           ==========  ==========  ==========

     Earnings (loss) per common share:

        Basic                              $    (1.54) $     (.30) $      .97
                                           ==========  ==========  ==========

        Diluted                            $    (1.54) $     (.30) $      .96
                                           ==========  ==========  ==========

    At December 31, 1999, there were 1,479,550 potential common shares (383,571 at December 31, 1998, and 8,000 at December 31,
1997) excluded from the computation of diluted earnings (loss) per share because of their anti-dilutive effect.


15. Segment Information

    The Company operates in a single operating segment providing construction, engineering and specialty services to the oil and gas industry. Due to a limited number of major projects and clients, the Company may at any one time have a substantial part of its operations dedicated to one project, client and country.

    Customers with more than 10 percent of total contract revenue are as follows:


                                                Year Ended December 31,
                                           ----------------------------------
                                              1999        1998        1997
                                           ----------  ----------  ----------


     Customer A                               36 %         - %        13 %

     Customer B                               11           -           -

     Customer C                                -          22           -

     Customer D                                -          18           -

     Customer E                                -           -          10

     Customer F                                -           -          10
                                           ----------  ----------  ----------

                                              47 %        40 %        33 %
                                           ==========  ==========  ==========


Willbros Group, Inc.
notes to consolidated financial statements
-----------------------------------------------------------------------------
(In thousands, except share and per share amounts)


15. Segment Information (continued)

    Information about the Company's operations in its significant work countries is shown below:


                                                Year Ended December 31,
                                           ----------------------------------
                                              1999        1998        1997
                                           ----------  ----------  ----------


     Contract revenue:

       Nigeria                             $   75,928  $   48,743  $   75,982

       United States (1)                       42,981      91,151      78,849

       Venezuela                               23,501      75,350      31,830

       Australia                               18,774           -           -

       Oman                                     8,026      17,806      22,846

       Indonesia                                3,205      25,804      27,951

       Ivory Coast                              2,567      14,511           -

       Pakistan                                     -       6,764      13,889

       Other                                    1,582       1,489         530
                                           ----------  ----------  ----------

                                           $  176,564  $  281,618  $  251,877
                                           ==========  ==========  ==========


     Long-lived assets:

       Nigeria                             $   32,258  $   33,005  $   27,106

       United States                           11,680      15,088      10,882

       Venezuela                               14,724      26,495      30,433

       Oman                                     4,665       6,602       8,382

       Indonesia                                3,929       7,246       8,077

       Ivory Coast                              2,953       4,213           -

       Other                                    1,185       2,027         925
                                           ----------  ----------  ----------

                                           $   71,394  $   94,676  $   85,805
                                           ==========  ==========  ==========


------------------

(1) Net of intercountry revenue of $3,176 in 1999, $1,463 in 1998 and $4,365 in 1997.


Willbros Group, Inc.
notes to consolidated financial statements
-----------------------------------------------------------------------------
(In thousands, except share and per share amounts)


16. Contingencies, Commitments and Other Circumstances

    The Company provides construction, engineering and specialty services to the oil and gas industry. The Company's principal markets are currently Africa, Asia, the Middle East, South America and the United States. Operations outside the United States may be subject to certain risks which ordinarily would not be expected to exist in the United States, including foreign currency restrictions, extreme exchange rate fluctuations, expropriation of assets, civil uprisings and riots, unanticipated taxes including income taxes, excise duties, import taxes, export taxes, sales taxes or other governmental assessments, availability of suitable personnel and equipment, termination of existing contracts and leases, government instability and legal systems of decrees, laws, regulations, interpretations and court decisions which are not always fully developed and which may be retroactively applied. Management is not presently aware of any events of the type described in the countries in which it operates that have not been provided for in the accompanying consolidated financial statements. Based upon the advice of local advisors in the various work countries concerning the interpretation of the laws, practices and customs of the countries in which it operates, management believes the Company has followed the current practices in those countries; however, because of the nature of these potential risks, there can be no assurance that the Company may not be adversely affected by them in the future. The Company insures substantially all of its equipment in countries outside the United States against certain political risks and terrorism.

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

    Certain postcontract completion audits and reviews are being conducted by clients and/or government entities. While there can be no assurance that claims will not be received as a result of such audits and reviews, management does not believe a legitimate basis for any material claims exists. At the present time it is not possible for management to estimate the likelihood of such claims being asserted or, if asserted, the amount or nature thereof.

    The Company has certain operating leases for office and camp facilities. Rental expense, excluding daily rentals and reimbursable rentals under cost plus contracts, was $2,257 in 1999, $3,254 in 1998, and $2,962 in 1997. Minimum lease commitments under operating leases as of December 31, 1999, total $6,357 and are payable as follows: 2000, $1,937; 2001, $1,699; 2002, $1,496;
2003, $423; 2004, $217; and later years, $585.

Willbros Group, Inc.
notes to consolidated financial statements
-----------------------------------------------------------------------------
(In thousands, except share and per share amounts)


17. Quarterly Financial Data (Unaudited)

    Selected unaudited quarterly financial data for the years ended December 31, 1999 and 1998, is as follows:


                                                         First      Second
                                                        Quarter     Quarter
                                                       ----------  ----------


     December 31, 1999:

       Contract revenue                                $   28,479  $   41,599

       Operating income (loss)                             (8,574)     (9,178)

       Income (loss) before
        income taxes                                       (6,646)     (8,556)

       Net income (loss)                                   (7,115)     (9,545)

       Earnings (loss) per share,
        basic and diluted                                    (.53)       (.74)

     December 31, 1998:

       Contract revenue                                $   61,835  $   78,752

       Operating income (loss)                              3,129       6,618

       Income (loss) before
        income taxes                                        3,756       5,102

       Net income (loss)                                    3,040       3,788

       Earnings (loss) per share,
        basic and diluted                                     .20         .25


-CONTINUED-


                                             Third      Fourth
                                            Quarter     Quarter      Total
                                           ----------  ----------  ----------


     December 31, 1999:

       Contract revenue                    $   42,650  $   63,836  $  176,564

       Operating income (loss)                 (1,932)      1,889     (17,795)

       Income (loss) before
        income taxes                           (3,254)      1,738     (16,718)

       Net income (loss)                       (4,290)        932     (20,018)

       Earnings (loss) per share,
        basic and diluted                        (.33)        .07       (1.54)

     December 31, 1998:

       Contract revenue                    $   65,962  $   75,069  $  281,618

       Operating income (loss)                 (9,673)      3,249       3,323

       Income (loss) before
        income taxes                          (10,897)      2,244         205

       Net income (loss)                      (11,478)        288      (4,362)

       Earnings (loss) per share,
        basic and diluted                        (.78)        .02        (.30)


    The Company derives its revenue from contracts with durations from a few weeks to several months or in some cases, more than a year. Unit-price contracts provide relatively even quarterly results; however, major projects are usually fixed-price contracts that may result in uneven quarterly financial results due to the method by which revenue is recognized.


18. Subsequent Event

    On January 24, 2000, the Company acquired Rogers & Phillips, Inc., a closely held pipeline construction company in the United States. The consideration included 1,035,000 shares of the Company's common stock and approximately $1,516 in cash, and the transaction was accounted for as a purchase.

Corporate Data
----------------------------------------------------------------------------


Common Stock Information and Divident Policy

   The Company's common stock trades on the New York Stock Exchange under the symbol WG. As of December 31, 1999, there were 160 stockholders of record. The table below sets forth the common stock trading price by quarter for 1998 and 1999.




                                 1998                    1999
---------------------------------------------------------------------
                           HIGH        LOW         HIGH       LOW


FIRST QUARTER           $ 17        $ 13 1/2    $  6 1/2   $  4 9/16

SECOND QUARTER          $ 19 13/16  $ 15 5/16   $  9       $  5 5/16

THIRD QUARTER           $ 16 1/8    $  5 3/16   $  8 3/4   $  6

FOURTH QUARTER          $  6 7/8    $  5 1/2    $  7 1/8   $  4 5/8
