Form 10-K405, Exhibit 13
period 2000-12-31
WILLBROS GROUP INC
filed 2001-04-02
CIK 895450

                                                                      EXHIBIT 13


                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                       YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------------------
                                                   2000(4)       1999          1998          1997         1996
                                                 ----------   ----------   ----------    ----------    ---------
     STATEMENT OF OPERATIONS DATA:
         Contract revenue                        $  314,290   $  176,564   $  281,618    $  251,877    $  197,688
         Operating expenses:
             Contract cost                          266,969      145,498      220,360       182,435       145,812
             Depreciation and amortization           22,408       21,313       25,552        18,936        13,932
             General and administrative              30,218       27,548       32,383        29,118        25,803
             Compensation from changes
               in redemption value of
               common stock (1)                           -            -            -             -         6,122
                                                 ----------   ----------   ----------    ----------    ----------
         Operating income (loss)                     (5,305)     (17,795)       3,323        21,388         6,019
         Net interest income (expense)               (1,865)         587         (484)          304          (215)
         Minority interest                           (2,449)      (1,541)      (1,132)       (1,911)       (2,220)
         Other income (expense)                        (716)       2,031       (1,502)           58         1,472
                                                 ----------   ----------   ----------    ----------    ----------
         Income (loss) before income taxes          (10,335)     (16,718)         205        19,839         5,056
         Provision for income taxes                   5,257        3,300        4,567         5,723         2,332
                                                 ----------   ----------   ----------    ----------    ----------
         Net income (loss)                       $  (15,592)  $  (20,018)  $   (4,362)   $   14,116    $    2,724
                                                 ==========   ==========   ==========    ==========    ==========
         Net income (loss) per share (2):
             Basic                               $   (1.11)   $    (1.54)  $    (.30)    $      .97    $     .09
             Diluted                             $   (1.11)   $    (1.54)  $    (.30)    $      .96    $     .09
     CASH FLOW DATA:
         Cash provided by (used in):
             Operating activities                $    3,040   $  (14,041)  $   15,199    $   45,788    $   29,961
             Investing activities                   (10,035)       4,866      (34,684)      (46,386)      (24,072)
             Financing activities                    11,128        8,734      (15,506)       19,718        (1,630)
     OTHER DATA:
         EBITDA (3)                              $   13,938   $    4,008   $   26,241    $   38,471    $   19,203
         Capital expenditures                    $   15,351   $   12,245   $   36,112    $   47,272    $   24,957
         Backlog (at period end)                 $  373,947   $  253,080   $  286,473    $  135,797    $  108,751
         Number of employees (at
           period end)                                2,194        2,030        2,280         4,230         3,700
         Cash dividends per common share                  -            -            -             -             -
     BALANCE SHEET DATA (AT PERIOD END):
         Cash and cash equivalents               $   11,939   $    7,806   $    8,247    $   43,238    $   24,118
         Working capital                             32,944       25,801       13,495        39,563        36,723
         Total assets                               175,447      153,153      159,939       201,202       147,465
         Total debt                                  26,298       15,981          758         8,574         1,340
         Stockholders' equity                        71,746       80,427      106,934       118,986        92,386


-------------
(1) Under the Company's stock ownership plans established in 1992 and 1995, the Company had an obligation to purchase, under certain conditions and at a formula price, common stock held by retiring or terminating employees. The Company recorded as non-cash compensation expense the change in the redemption value at the end of each period using the maximum formula price. In addition, in the third quarter of 1996, the Company recognized non-cash compensation expense of $4,695 for the difference between the maximum redemption value of the shares subject to redemption and the initial public offering price of the Company's common stock. The Company's stock redemption obligations terminated in the fourth quarter of 1996.
(2) Net income (loss) per share for the year ended December 31, 1996 is calculated after deducting $1,448 ($.10 per share) of dividends on the Company's Preferred Stock.
(3) EBITDA represents earnings before net interest, income taxes, depreciation and amortization. Non-cash compensation expenses have not been added back in calculating EBITDA. EBITDA is not intended to represent cash flows for the respective period, nor has it been presented as an alternative to operating income as an indicator of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See the Company's Consolidated Statements of Cash Flows in the Company's Consolidated Financial Statements included elsewhere in this Annual Report. EBITDA is included in this Annual Report because it is a basis upon which the Company assesses its financial performance.
(4) The Company acquired Rogers & Phillips, Inc., a pipeline construction company, on January 24, 2000. Refer to Management's Discussion and Analysis of Financial Condition and Results of Operations - General and the Company's Consolidated Financial Statements included elsewhere herein.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company derives its revenue from providing construction, engineering and specialty services to the oil and gas industry and government entities worldwide. The Company obtains contracts for its work primarily by competitive bidding or through negotiations with long-standing clients. Bidding activity, backlog and revenue resulting from the award of contracts to the Company may vary significantly from period to period. Contracts have durations from a few weeks to several months or in some cases more than a year.

     A number of factors relating to the Company's business affect the Company's recognition of contract revenue. Revenue from fixed-price construction and engineering contracts is recognized on the percentage-of-completion method. Under this method, estimated contract revenue is accrued based generally on the percentage that costs to date bear to total estimated costs, taking into consideration physical completion. Generally, the Company does not recognize income on a fixed-price contract until the contract is approximately 10% complete. Costs which are considered to be reimbursable are excluded before the percentage-of-completion calculation is made. Accrued revenue pertaining to reimbursables is limited to the cost of the reimbursables. If a current estimate of total contract cost indicates a loss on a contract, the projected loss is recognized in full when determined. Revenue from unit-price contracts is recognized as earned. Revenue from change orders, extra work, variations in the scope of work and claims is recognized when realization is reasonably assured. External factors such as weather, client needs, client delays in providing approvals, labor availability, governmental regulation and politics, may affect the progress of a project's completion and thus the timing of revenue recognition. The Company believes that its operating results should be evaluated over a relatively long time horizon during which major contracts in progress are completed and change orders, extra work, variations in the scope of work and cost recoveries and other claims are negotiated and realized.

     All U.S. government contracts and many of the Company's other contracts provide for termination of the contract for the convenience of the client. In addition, many contracts are subject to certain completion schedule requirements with liquidated damages in the event schedules are not met as the result of circumstances within the control of the Company. The Australian project was completed after July 1, 2000, the date on which liquidated damages were scheduled to commence under the contract. However, the Company has submitted claims for extension of the scheduled completion date and believes these claims are valid. The Company believes it has adequately provided for any liquidated damages that could apply. Recovery of some of the cost overruns on this project may also be possible; but until realization is reasonably assured, no recoveries will be recognized.

     The world's economies are continuing their recovery following the downturn of 1997-98. This fact, along with current oil and gas prices, suggest that many significant development projects and energy infrastructure projects will now likely proceed, including a number of projects in emerging markets which were put on hold over the past two to three years. Activity in the Company's key markets appears to be improving and management believes the Chad-Cameroon Pipeline Project awarded in September 2000 to a joint venture lead by the Company is the first of several major projects which will characterize this cycle in the industry.

     In 1999, local protesters looted and vandalized a Company facility near Port Harcourt, Nigeria, and interfered with the Company's operations and progress on some ongoing projects. The Nigerian government intervened and restored order in the area. In 2000, there were periodic interruptions on some projects. The Company has successfully operated in Nigeria for the past 38 years with very favorable relationships with the local communities, and believes that order can be maintained and that it can continue to operate in the area.

     As previously noted, the Company uses EBITDA as part of its overall assessment of financial performance by comparing EBITDA between accounting periods. Management believes that EBITDA is used by the financial community as a method of measuring performance and of evaluating the market value of companies considered to be in similar businesses to those of the Company.

     The Company recognizes anticipated contract revenue as backlog when the award of a contract is reasonably assured. Anticipated revenue from post-contract award processes, including change orders, extra work, variations in the scope of work and the effect of escalation or currency fluctuation formulas, is not added to backlog until realization is reasonably assured. New contract awards totaled $435.1 million during the year ended December 31, 2000. Additions to backlog during the year were as follows: construction, $326.3 million; engineering, $82.7 million; and specialty services, $26.1 million. Backlog decreases by type of service were as follows: construction, $192.3 million; engineering, $58.7 million; and specialty services, $63.3 million. Backlog at the end of the year increased $120.8 million (48%) to $373.9 million and consisted of the following: (a) construction, $274.8 million, up $134.0 million (95%); (b) engineering, $55.0 million, up $24.0 million (77%); and (c) specialty services, $44.1 million, down $37.2 million (46%). Construction backlog consisted primarily of the construction project in Chad-Cameroon and construction projects in the United States. Specialty services backlog was largely attributable to a 16-year water injection contract awarded in 1998 to a consortium in which the Company has a 10 percent interest.

     On January 24, 2000, the company acquired Rogers & Phillips, Inc. ("RPI"), a closely held pipeline construction company in Houston, Texas with an experienced management team and a strong market position in the U.S. Gulf Coast area. Founded in 1992, RPI provides a full range of construction services for pipeline operating companies, including station and piping projects in congested urban areas and inside plants, as well as cross-country pipelines. The consideration included 1,035,000 shares of the Company's common stock and approximately $1.7 million in cash and acquisition costs. The transaction was accounted for as a purchase. RPI contributed approximately $39.0 million of revenue during 2000.

     During 2000, Willbros USA, Inc. relocated its administrative headquarters and some construction support services from Tulsa, Oklahoma, to Houston, Texas. The cost of the move, termination benefits, and office lease termination costs totaled approximately $4.5 million, of which $2.9 million was incurred during the three month period ended December 31, 2000.

RESULTS OF OPERATIONS

     The Company's contract revenue and contract costs are primarily related to the timing and location of development projects in the oil and gas industry worldwide. Contract revenue and cost variations by country from year to year are the result of (a) entering and exiting work countries; (b) the execution of new contract awards; (c) the completion of contracts; and (d) the overall level of activity in the Company's services.

     The Company's ability to be successful in obtaining and executing contracts can be affected by the relative strength or weakness of the U.S. dollar compared to the currencies of its competitors, its clients and its work locations. The Company does not believe that its revenue or results of operations were adversely affected in this regard during the years ended December 31, 2000 or 1999.

YEAR ENDED DECEMBER 31, 2000, COMPARED TO YEAR ENDED DECEMBER 31, 1999

CONTRACT REVENUE

     Contract revenue increased $137.7 million (78%) to $314.3 million due to
(a) $124.6 million of increased construction revenue resulting primarily from new construction contracts in Nigeria, the United States and Offshore West Africa; and (b) an increase of $24.9 million in specialty services revenue, principally from operations in Nigeria, Oman and Venezuela; net of decreased engineering revenue of $11.8 million due to completion in early 2000 of the engineering portion of engineering, procurement and construction contracts in Nigeria. Nigeria revenue increased $67.1 million (88%) due to revenue from work performed on engineering, procurement and construction projects and increased specialty services work. Revenue in the United States increased $50.0 million (117%) primarily due to construction projects in Indiana, Illinois and Louisiana performed by RPI and increased engineering work. Offshore West Africa revenue increased $16.4 million due primarily to work performed on an engineering, procurement and construction project to install offshore pipelines and facilities. Oman revenue increased $4.9 million (61%) due to increased construction and service revenues. Venezuela revenue increased $2.6 million (11%) due to work performed on a water injection platform construction contract and several new service contracts. Australia revenue increased $1.9 million due to a construction contract started in the second half of 1999 and completed in July 2000. Indonesia revenue decreased $3.2 million (100%) and Ivory Coast revenue decreased $2.6 million (100%) due to the completion of work in 1999 on pipeline projects in those countries. Revenue in all other areas increased $0.6 million.

CONTRACT COSTS

     Contract costs increased $121.5 million (84%) to $267.0 million due to an increase of $114.2 million in construction services cost, an increase of $15.8 million in specialty services costs and a decrease of $8.5 million in engineering services cost. Variations in contract costs by country were closely related to the variations in contract revenue, with the exception of Australia. Contract costs in Australia exceeded contract revenue by approximately $14.5 million.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization increased $1.1 million to $22.4 million due to $0.8 million of accelerated amortization of leasehold improvements related to the Company's vacated office space in Tulsa, Oklahoma, and $0.9 of increased amortization resulting from higher levels of spare parts purchases, offset by a reduction in depreciation expense as a result of the sale of excess equipment in Venezuela, Indonesia, the United States and Oman.

GENERAL AND ADMINISTRATIVE

     General and administrative expense increased $2.6 million (9%) to $30.2 million. This increase included $3.0 of general and administrative expense from RPI, which was acquired in January 2000, and $3.6 million in office relocation costs that were partially offset by a $4.0 million reduction in general and administrative expense as a result of personnel reductions and scaling back or eliminating activities.

OPERATING LOSS

     Operating loss declined $12.5 million (70%) to an operating loss of $5.3 million. Increased operating income in Nigeria, Offshore West Africa, Oman, and the United States in the aggregate was $26.8 million. This improvement is primarily attributable to a 78 percent increase in revenue in 2000 over 1999. Offsetting the improvements in the above work countries was the increased operating loss in Australia of $14.3 million. This loss is primarily attributable to unanticipated labor difficulties and delays caused by weather and a subcontractor.

NET INTEREST INCOME (EXPENSE)

     Net interest income decreased $2.5 million to $1.9 million net interest expense due to an increase in borrowings and higher interest rates during the period.

MINORITY INTEREST

     Minority interest expense increased $0.9 million to $2.4 million due to an increase in activity in countries where minority interest partners were involved.

FOREIGN EXCHANGE GAIN (LOSS)

     Foreign exchange loss increased $0.6 million to $1.1 million primarily due to the write-off of cumulative translation adjustments associated with substantially reduced operations in certain work countries.

OTHER INCOME (EXPENSE)

     Other income decreased $2.1 million to $0.4 million primarily due to gains on disposals of equipment in 1999 exceeding gains on disposals of equipment in 2000.

PROVISION FOR INCOME TAXES

     The provision for income taxes increased $2.0 million (61%) primarily due to the increase in taxable revenue in Nigeria, offset by a $1.2 million deferred tax benefit resulting from recognition in 2000 of a portion of the future tax benefit of operating loss carryforwards in the United States that were previously fully reserved through a valuation allowance against deferred tax assets. Although the Company has a loss before income taxes, a provision for income taxes is required due to income taxes in certain countries being based on deemed profit rather than taxable income and the fact that losses in one country cannot be used to offset taxable income in another country.

YEAR ENDED DECEMBER 31, 1999, COMPARED TO YEAR ENDED DECEMBER 31, 1998

CONTRACT REVENUE

     Contract revenue decreased $105.0 million (37%) to $176.6 million due to
(a) a $118.3 million (64%) reduction in construction revenue resulting primarily from completion of construction contracts in Venezuela, Indonesia, Oman and the United States; offset by (b) an increase in engineering revenue of $7.3 million (12%) due to engineering and procurement services work in Nigeria; and (c) an increase of $6.0 million (19%) in specialty services revenue, principally in Nigeria. Venezuela revenue decreased $51.9 million (69%) primarily due to completion of work on a pipeline contract that included the construction of 120 miles (200 kilometers) each of 36-inch and 20-inch pipelines and completion of a transport services contract. Indonesia revenue decreased $22.6 million (88%) primarily due to completion of work on a 35-mile (55-kilometer) 42-inch pipeline in Kalimantan. United States revenue decreased $48.1 million (53%) primarily due to reduced engineering services work in the United States and completion of work on a natural gas pipeline in Iowa. Oman revenue decreased $9.8 million (55%) due to reduced construction and specialty services work; however in the last quarter, work was begun on a $10.0 million five-year maintenance services contract. Nigeria revenue increased $36.7 million (94%) primarily due to revenue being recognized on a pipeline engineering, procurement and construction project started in 1999 and increased specialty services work. Ivory Coast revenue decreased $11.9 million (82%) due to completion of work on pipeline projects in that country. Offshore West Africa revenue decreased $8.2 million due to a decline in offshore services in 1999; however, work has recently begun on an engineering, procurement and construction project to install offshore pipelines and facilities valued at $12.9 million.

Revenue from Pakistan decreased $6.8 million (100%) due to the completion of an engineering, procurement and construction contract. Australia revenue increased $18.8 million (100%) due to a new construction contract.

CONTRACT COST

     Contract costs decreased $74.9 million (34%) to $145.5 million due to a decrease of $88.8 million in construction services cost, offset by an increase of $13.9 million in specialty services cost due to costs associated with maintaining underutilized assets. Variations in contract cost by country were closely related to the variations in contract revenue.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization decreased $4.2 million to $21.3 million primarily due to the sale of excess equipment in Venezuela, Indonesia, the United States and Oman.

GENERAL AND ADMINISTRATIVE

     General and administrative expense decreased $4.8 million to $27.6 million due to decreased activity, principally in the United States, Venezuela, Indonesia and Oman, and a decrease in administrative expense in the United States.

OPERATING INCOME

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

NET INTEREST INCOME (EXPENSE)

     Net interest increased $1.1 million to $0.6 million income due to increased short-term investments during 1999 and reduced borrowing in the work countries.

MINORITY INTEREST EXPENSE

     Minority interest expense increased $0.4 million to $1.5 million due to an increase in activity in Nigeria.

FOREIGN EXCHANGE GAIN (LOSS)

     Foreign exchange loss decreased $1.4 million to $0.5 million because of reduced foreign exchange losses in Venezuela, Pakistan and the Ivory Coast.

OTHER INCOME (EXPENSE)

     Other income (expense) increased $2.1 million to $2.5 million income, primarily as a result of gains from the sale of excess equipment in Venezuela, Indonesia, the United States and Oman, offset by costs associated with pursuing mergers and acquisitions.

PROVISION FOR INCOME TAXES

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


CAPITAL STRUCTURE, LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary requirements for capital are to acquire, upgrade and maintain its equipment, provide working capital for current projects, finance the mobilization of employees and equipment to new projects, establish a presence in countries where the Company perceives growth opportunities and finance the possible acquisition of new businesses and equity investments. Historically the Company has met its capital requirements primarily from operating cash flows.

     Cash and cash equivalents increased $4.1 million (53%) to $11.9 million at December 31, 2000, from $7.8 million at December 31, 1999. The increase was due to cash flows of $3.0 million from operations and $10.4 million from financing activities (principally borrowings under the credit agreement), offset by $10.0 million for investing activities (the purchase of $15.3 million of equipment and spare parts net of proceeds of $5.3 million from sales of surplus equipment). The effect of exchange rates on cash and cash equivalents totaled $0.7 million.

     The Company and certain affiliated companies have a $150.0 million credit agreement with a syndicated bank group which was amended effective June 30, 2000. The credit agreement subjects the $100.0 million revolving portion of the credit facility to borrowing base requirements. The entire facility, less amounts used under the revolving portion of the facility, may be used for standby and commercial letters of credit. Borrowings are payable at termination on February 20, 2003. Interest is payable quarterly at a Base Rate plus a margin of 2.25% or a Eurodollar Rate plus a margin of 3.5%. A commitment fee on the unused portion of the credit agreement is payable quarterly at 0.75%. The credit agreement is collateralized by substantially all of the Company's assets, including stock of the principal subsidiaries of the Company. The credit agreement restricts the payment of cash dividends and requires the Company to maintain certain financial ratios. The borrowing base is calculated using varying percentages of cash, accounts receivable, accrued revenue, contract cost and recognized income not yet billed, property, plant and equipment, and spare parts.

     As of December 31, 2000, there was $26.0 million borrowed under the credit agreement at an average interest rate of 10.3% and $29.9 million of letters of credit outstanding leaving $20.4 million available for borrowings and $94.1 million available for standby and commercial letters of credit.

     At December 31, 2000, there were $0.3 million of notes payable issued by RPI to a bank, collateralized by vehicles and machinery, and payable in monthly installments including interest from 6.7% to 9.7% per annum. The notes mature in 2002, of which $0.2 million is due in 2001.

     The Company has unsecured credit facilities with banks in certain countries outside the United States. Borrowings under these lines, in the form of short-term notes and overdrafts, are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $9.8 million at December 31, 2000. There were no outstanding borrowings at December 31, 2000.

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

     The Company believes that cash flows from operations and borrowing capacity under existing credit facilities will be sufficient to finance working capital and capital expenditures for ongoing operations. The Company estimates capital expenditures for equipment and spare parts to be approximately $25.0 to $35.0 million in 2001.

     During 1999, the Company repurchased 1,247,655 shares of its Common Stock for $7.6 million resulting in the Company having 2,175,371 shares of treasury stock at December 31, 1999. The Company did not repurchase any shares in 2000. In January 2000, 1,035,000 shares of treasury stock were issued in connection with the acquisition of RPI. As of December 31, 2000, 1,140,371 shares remain in treasury stock at an average price of $7.43 per share.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133") "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities Deferral of Effective Date of FASB Statement No. 133", which deferred the effective date of SFAS No. 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138 which amended the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. SFAS No. 138 also amended SFAS No. 133 for decisions made by the FASB relating to the Derivatives Implementation Group process. As of December 31, 2000, the Company was not a party to any derivative contracts and therefore, SFAS No. 133 did not impact the Company as of the required adoption date of January 1, 2001.

FINANCIAL RISK MANAGEMENT

     The Company's primary market risk is its exposure to changes in non-U.S. currency exchange rates. The Company attempts to negotiate contracts which provide for payment in U.S. dollars, but it may be required to take all or a portion of payment under a contract in another currency. To mitigate non-U.S. currency exchange risk, the Company seeks to match anticipated non-U.S. currency revenue with expenses in the same currency whenever possible. To the extent it is unable to match non-U.S. currency revenue with expenses in the same currency, the Company may use forward contracts, options or other common hedging techniques in the same non-U.S. currencies. The Company had no forward contracts or options at December 31, 2000.

     The carrying amounts for cash and cash equivalents, accounts receivable, notes payable and accounts payable and accrued liabilities shown in the consolidated balance sheets approximate fair value at December 31, 2000 due to the generally short maturities of these items. The Company invests primarily in short-term dollar denominated bank deposits, and at December 31, 2000 did not have any investment in instruments with a maturity of more than a few days or in any equity securities. The Company has the ability and expects to hold its investments to maturity.

     The Company's exposure to market risk for changes in interest rates relates primarily to the Company's long-term debt. At December 31, 2000, $26.0 million of the Company's indebtedness was subject to variable interest rates. The weighted average effective interest rate on the variable rate debt for the twelve months ended December 31, 2000 was 10.1%. The detrimental effect of a hypothetical 100 basis point increase in interest rates would be to reduce income before income taxes by $0.2 million for the twelve-month period. At December 31, 2000, the Company's fixed rate debt approximated fair value based upon discounted future cash flows using current market prices.

                          Independent Auditors' Report

The Stockholders and Board of Directors
Willbros Group, Inc.:

                  We have audited the accompanying consolidated balance sheets of Willbros Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Willbros Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with generally accepted accounting principles in the United States of America.




                                       KPMG LLP







Houston, Texas
February 9, 2001

                              WILLBROS GROUP, INC.

                           CONSOLIDATED BALANCE SHEETS

               (In thousands, except share and per share amounts)

                                                                                      December 31,
                                                                                ------------------------
                                                                                  2000           1999
                                                                                ---------      ---------
                                                      ASSETS

Current assets:
     Cash and cash equivalents                                                  $  11,939      $   7,806
     Accounts receivable, net                                                      66,663         50,569
     Contract cost and recognized income not yet billed                            22,765         13,082
     Prepaid expenses                                                               2,666          4,189
                                                                                ---------      ---------
              Total current assets                                                104,033         75,646
Spare parts, net                                                                    5,495          6,581
Property, plant and equipment, net                                                 57,070         64,813
Other assets                                                                        8,849          6,113
                                                                                ---------      ---------
              Total assets                                                      $ 175,447      $ 153,153
                                                                                =========      =========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Notes payable and current portion of long-term debt                        $     217      $     481
     Accounts payable and accrued liabilities                                      61,960         35,254
     Accrued income taxes                                                           4,087          4,683
     Contract billings in excess of cost and recognized income                      4,825          9,427
                                                                                ---------      ---------
              Total current liabilities                                            71,089         49,845
Long-term debt                                                                     26,081         15,500
Other liabilities                                                                   6,531          7,381
                                                                                ---------      ---------
              Total liabilities                                                   103,701         72,726

Stockholders' equity:
     Class A preferred stock, par value $.01 per share,
       1,000,000 shares authorized, none issued                                        --             --
     Common stock, par value $.05 per share, 35,000,000 shares
       authorized and 15,206,495 shares issued at December 31,
       2000 (15,123,453 at December 31, 1999)                                         760            756
     Capital in excess of par value                                                68,373         67,927
     Retained earnings                                                             12,125         29,896
     Treasury stock at cost, 1,140,371 shares at December 31, 2000
        (2,175,371 shares at December 31, 1999)                                    (8,474)       (16,164)
     Notes receivable for stock purchases                                             (43)          (307)
     Accumulated other comprehensive income (loss)                                   (995)        (1,681)
                                                                                ---------      ---------
              Total stockholders' equity                                           71,746         80,427
                                                                                ---------      ---------
              Total liabilities and stockholders' equity                        $ 175,447      $ 153,153
                                                                                =========      =========


          See accompanying notes to consolidated financial statements.

                              WILLBROS GROUP, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

               (In thousands, except share and per share amounts)

                                                                       Year Ended December 31,
                                                          ------------------------------------------------
                                                              2000              1999              1998
                                                          ------------      ------------      ------------
Contract revenue                                          $    314,290      $    176,564      $    281,618

Operating expenses:
     Contract                                                  266,969           145,498           220,360
     Depreciation and amortization                              22,408            21,313            25,552
     General and administrative                                 30,218            27,548            32,383
                                                          ------------      ------------      ------------
                                                               319,595           194,359           278,295
                                                          ------------      ------------      ------------
              Operating income (loss)                           (5,305)          (17,795)            3,323

Other income (expense):
     Interest income                                               677               801               851
     Interest expense                                           (2,542)             (214)           (1,335)
     Foreign exchange loss                                      (1,101)             (501)           (1,934)
     Minority interest                                          (2,449)           (1,541)           (1,132)
     Other - net                                                   385             2,532               432
                                                          ------------      ------------      ------------
                                                                (5,030)            1,077            (3,118)
                                                          ------------      ------------      ------------

              Income (loss) before income taxes                (10,335)          (16,718)              205

Provision for income taxes                                       5,257             3,300             4,567
                                                          ------------      ------------      ------------
              Net loss                                    $    (15,592)     $    (20,018)     $     (4,362)
                                                          ============      ============      ============

Loss per common share:
     Basic                                                $      (1.11)     $      (1.54)     $       (.30)
                                                          ============      ============      ============
     Diluted                                              $      (1.11)     $      (1.54)     $       (.30)
                                                          ============      ============      ============

Weighted average number of common shares outstanding:

     Basic                                                  14,017,857        13,029,665        14,744,622
                                                          ============      ============      ============
     Diluted                                                14,017,857        13,029,665        14,744,622
                                                          ============      ============      ============


          See accompanying notes to consolidated financial statements.

                              WILLBROS GROUP, INC.

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

               (In thousands, except share amounts)

                                                                                                       ACCUMULATED
                                                                                                          OTHER
                                     COMMON STOCK      CAPITAL IN                           NOTES        COMPRE-      TOTAL
                                  ------------------   EXCESS OF                          RECEIVABLE     HENSIVE      STOCK-
                                                PAR       PAR       RETAINED   TREASURY   FOR STOCK      INCOME      HOLDERS'
                                    SHARES     VALUE     VALUE      EARNINGS    STOCK     PURCHASES      (LOSS)       EQUITY
                                  ----------   -----   ----------   --------   --------   ----------   -----------   --------
Balance, January 1, 1998          14,992,320   $750     $66,857     $54,276    $     --    $(2,084)      $  (813)    $118,986

  Comprehensive income (loss):
      Net loss                            --     --          --      (4,362)         --         --            --       (4,362)
      Foreign currency
        translation adjustments           --     --          --          --          --         --          (961)        (961)
                                                                                                                     --------
        Total comprehensive loss                                                                                       (5,323)
  Payment of notes receivable             --     --          --          --          --      1,102            --        1,102
  Purchase of treasury stock              --     --          --          --      (8,590)        --            --       (8,590)
  Issuance of common stock under
    employee benefit plan             32,945      1         331          --          --         --            --          332
  Exercise of stock options           46,450      2         425          --          --         --            --          427
                                  ----------   ----     -------     -------    --------    -------       -------     --------

Balance, December 31, 1998        15,071,715    753      67,613      49,914      (8,590)      (982)       (1,774)     106,934
  Comprehensive income (loss):
      Net loss                            --     --          --     (20,018)         --         --            --      (20,018)
      Foreign currency
        translation adjustments           --     --          --          --          --         --            93           93
                                                                                                                     --------
        Total comprehensive loss                                                                                      (19,925)
  Payment of notes receivable             --     --          --          --          --        675            --          675
  Purchase of treasury stock              --     --          --          --      (7,574)        --            --       (7,574)
  Issuance of common stock under
    employee benefit plan             51,238      3         311          --          --         --            --          314
  Exercise of stock options              500     --           3          --          --         --            --            3
                                  ----------   ----     -------     -------    --------    -------       -------     --------

Balance, December 31, 1999        15,123,453    756      67,927      29,896     (16,164)      (307)       (1,681)      80,427
  Comprehensive income (loss):
      Net loss                            --     --          --     (15,592)         --         --            --      (15,592)
      Foreign currency
        translation adjustments           --     --          --          --          --         --           686          686
                                                                                                                     --------
        Total comprehensive loss                                                                                      (14,906)
  Payment of notes receivable             --     --          --          --          --        264            --          264
  Issuance of treasury stock              --     --          --      (2,179)      7,690         --            --        5,511
  Issuance of common stock under
    employee benefit plan             42,542      2         241          --          --         --            --          243
  Exercise of stock options           40,500      2         205          --          --         --            --          207
                                  ----------   ----     -------     -------    --------    -------       -------     --------

Balance, December 31, 2000        15,206,495   $760     $68,373     $12,125    $ (8,474)   $   (43)      $  (995)    $ 71,746
                                  ==========   ====     =======     =======    ========    =======       =======     ========

                              WILLBROS GROUP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                                             Year Ended December 31,
                                                                      ------------------------------------
                                                                        2000          1999          1998
                                                                      --------      --------      --------
Cash flows from operating activities:
     Net loss                                                         $(15,592)     $(20,018)     $ (4,362)
     Reconciliation of net loss to cash provided
       by (used in) operating activities:
         Depreciation and amortization                                  22,408        21,313        25,552
         Loss (gain) on sales and retirements
           of property and equipment                                        (4)       (2,897)          261
         Changes in operating assets and liabilities:
              Accounts receivable                                      (11,900)      (10,551)       16,987
              Contract cost and recognized
                income not yet billed                                   (9,305)       (5,060)          137
              Prepaid expenses and other assets                             73        (1,326)       (1,981)
              Accounts payable and accrued liabilities                  23,984           (98)       (5,935)
              Accrued income taxes                                        (596)         (971)          483
              Contract billings in excess of cost
                and recognized income                                   (4,414)        4,436       (16,071)
              Other liabilities                                         (1,614)        1,131           128
                                                                      --------      --------      --------
                  Cash provided by (used in) operating activities        3,040       (14,041)       15,199

Cash flows from investing activities:
     Purchase of Rogers & Phillips, Inc., net of
         cash acquired                                                     (14)           --            --
     Proceeds from sales of property and equipment                       5,330        17,111         1,428
     Purchase of property and equipment                                 (8,792)       (7,983)      (24,861)
     Purchase of spare parts                                            (6,559)       (4,262)      (11,251)
                                                                      --------      --------      --------
                  Cash provided by (used in) investing activities      (10,035)        4,866       (34,684)

Cash flows from financing activities:
     Proceeds from long-term debt                                       55,000        15,500        37,000
     Proceeds from notes payable to banks                                  979           481         7,160
     Proceeds from common stock                                            450           317           759
     Collection of notes receivable for stock purchases                    264           675         1,102
     Repayment of long-term debt                                       (44,791)           --       (40,000)
     Repayment of notes payable to banks                                (1,460)         (525)      (11,509)
     Purchase of treasury stock                                             --        (7,574)       (8,590)
     Repayment of notes payable to former shareholders                      --          (233)         (467)
                                                                      --------      --------      --------
                  Cash provided by (used in) financing activities       10,442         8,641       (14,545)

Effect of exchange rate changes on cash and
   cash equivalents                                                        686            93          (961)
                                                                      --------      --------      --------
Cash provided by (used in) all activities                                4,133          (441)      (34,991)
Cash and cash equivalents, beginning of year                             7,806         8,247        43,238
                                                                      --------      --------      --------
Cash and cash equivalents, end of year                                $ 11,939      $  7,806      $  8,247
                                                                      ========      ========      ========


          See accompanying notes to consolidated financial statements.

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)


1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Company - Willbros Group, Inc. ("WGI"), a Republic of Panama corporation and all of its majority-owned subsidiaries (the "Company") provides construction, engineering and specialty services to the oil, gas and power industries. The Company's principal markets are Africa, Asia, Australia, the Middle East, South America and the United States.

       Principles of Consolidation - The consolidated financial statements of the Company include the accounts of WGI and all of its majority-owned subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation. The ownership interest of minority participants in subsidiaries that are not wholly owned (principally in Nigeria and Oman) is included in accounts payable and accrued liabilities and is not material. The minority participants' share of the net income of those subsidiaries is included in other expense. Interests in unconsolidated joint ventures are accounted for on the equity method in the consolidated balance sheets and revenue and expenses on a proportional consolidation basis in the consolidated statements of operations.

       The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States and include certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Actual results could differ from those estimates.

       Accounts Receivable - Accounts receivable include retainage, all due within one year, of $858 in 2000 and $3,423 in 1999 and are stated net of allowances for bad debts of $508 in 2000 and $1,267 in 1999. The provision (credit) for bad debts was $(154) in 2000, $573 in 1999 and $72 in 1998.

       Spare Parts - Spare parts (excluding expendables), stated net of accumulated depreciation of $15,860 in 2000 and $16,052 in 1999, are depreciated over three years on the straight-line method.

       Property, Plant and Equipment - Depreciation is provided on the straight-line method using estimated lives of principally four to ten years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. Normal repair and maintenance costs are charged to expense as incurred. Major overhaul costs are accrued and allocated to contracts based on estimates of equipment condition. Significant renewals and betterments are capitalized.

       Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

       Goodwill - Goodwill represents the excess of purchase price over fair value of net assets acquired and is being amortized on a straight-line basis over twenty years. At December 31, 2000, goodwill of $946, net of accumulated amortization of $31, is included in other assets. The Company assesses the recoverability of goodwill using estimates of undiscounted future cash flows.

       Revenue - Construction and engineering fixed-price contracts are accounted for using the percentage-of-completion method. Under this method, estimated contract revenue is generally accrued based on the percentage the costs to date bear to total estimated costs, taking into consideration physical completion. Estimated contract losses are recognized in full when determined. Revenue from unit-price contracts is recognized as earned. Revenue from change orders, extra work, variations in the scope of work and claims is recognized when realization is assured. Costs incurred for bidding and obtaining contracts are expensed as incurred.

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       Income Taxes - The Company accounts for income taxes by the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences of operating loss and tax credit carryforwards and temporary differences between the financial statement carrying values of assets and liabilities and their tax bases.

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

         Common Stock Options - The Company measures stock-based compensation using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, and provides pro-forma disclosure as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". As such, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the exercise price.

       Foreign Currency Translation - All significant asset and liability accounts stated in currencies other than United States dollars are translated into United States dollars at current exchange rates for countries in which the local currency is the functional currency. Non-monetary assets and liabilities in highly inflationary economies are translated into United States dollars at historical exchange rates. Translation adjustments are accumulated in other comprehensive income (loss). Revenue and expense accounts are converted at prevailing rates throughout the year. Foreign currency transaction adjustments and translation adjustments in highly inflationary economies are recorded in income. During 2000, $854 was transferred from cumulative translation adjustments in stockholders' equity to foreign exchange loss due to the substantial reduction of operations in certain countries.

       Concentration of Credit Risk - The Company has a concentration of customers in the oil and gas industry which exposes the Company to a concentration of credit risk within an industry. The Company seeks to obtain advance and progress payments for contract work performed on major contracts. Receivables are generally not collateralized. The Company believes that its allowance for bad debts is adequate.

       Fair Value of Financial Instruments - The carrying value of financial instruments does not materially differ from fair value.

       Cash Flows - In the determination of cash flows, all highly liquid investments with maturities of less than three months are considered to be cash equivalents. The Company paid interest of $2,216 in 2000, $76 in 1999 and $1,309 in 1998 and income taxes of $7,249 in 2000, $3,474 in 1999 and $4,084 in 1998.

       Earnings (Loss) per Share - Basic earnings (loss) per share is calculated by dividing net income, less any preferred dividend requirements, by the weighted-average number of common shares outstanding during the year. Diluted earnings (loss) per share is calculated by including the weighted-average number of all potentially dilutive common shares with the weighted-average number of common shares outstanding.

       Derivative Financial Instruments - The Company may use derivative financial instruments such as forward contracts, options or other financial instruments as hedges to mitigate non-U.S. currency exchange risk when the Company is unable to match non-U.S. currency revenue with expenses in the same currency. The unrealized gains or losses on such financial instruments are deferred and recognized when realized as an adjustment to contract revenue. The Company had no derivative financial instruments as of December 31, 2000 or 1999.

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

2.     ACQUISITION

       On January 24, 2000, the Company acquired Rogers & Phillips, Inc. ("RPI"), a closely held United States pipeline construction company. The consideration included 1,035,000 shares of treasury stock valued at $5,511 and approximately $1,710 in cash and acquisition costs. The transaction was accounted for as a purchase. The pro forma results of operation for this acquisition, had the acquisition occurred at January 1, 1999, for revenues would have been $314,290 in 2000 and $198,179 in 1999. Pro forma results for net loss and net loss per share for 2000 and 1999 would not have been materially different from reported results. The fair value, as adjusted, of the net assets acquired was as follows:

         Current assets                                       $     6,615
         Property, plant and equipment                              3,523
         Current liabilities                                       (3,044)
         Deferred income taxes                                       (515)
         Long term debt                                              (335)
                                                              -----------
                                                                    6,244
         Excess of purchase price over net assets acquired            977
                                                              -----------
                                                              $     7,221
                                                              ===========

3.     CONTRACTS IN PROGRESS

       Most contracts allow for progress billings to be made during the performance of the work. These billings may be made on a basis different from that used for recognizing revenue. Contracts in progress for which cost and recognized income exceed billings or billings exceed cost and recognized income consist of:


                                                                        December 31,
                                                                ----------------------------
                                                                   2000              1999
                                                                -----------      -----------
         Costs incurred on contracts in progress                $ 198,369         $ 86,836
         Recognized income                                         58,686           16,537
                                                                ---------         --------
                                                                  257,055          103,373
         Progress billings and advance payments                   239,115           99,718
                                                                ---------         --------
                                                                $  17,940         $  3,655
                                                                =========         ========
         Contract cost and recognized income not yet billed     $  22,765         $ 13,082
         Contract billings in excess of cost and
          recognized income                                        (4,825)          (9,427)
                                                                ---------         --------
                                                                 $ 17,940         $  3,655
                                                                =========         ========

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

4.     PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment, which are used to secure debt or are subject to lien, at cost, consist of:

                                                                            December 31,
                                                                     ----------------------------
                                                                         2000              1999
                                                                     -----------       ----------
         Construction equipment                                       $  39,907         $ 48,072
         Marine equipment                                                46,874           46,365
         Transportation equipment                                        17,324           21,220
         Land, buildings, furniture and equipment                        24,251           20,287
                                                                      ---------         --------
                                                                        128,356          135,944
         Less accumulated depreciation and amortization                  71,286           71,131
                                                                      ---------         --------
                                                                      $  57,070         $ 64,813
                                                                      =========         ========

5.       JOINT VENTURES

       The Company has investments, ranging from 10 percent to 50 percent, in joint ventures that operate in similar lines of business as the Company. Investments consist of a 10 percent interest in a consortium for work in Venezuela, a 35 percent interest in a joint venture for work in Australia and a 50 percent interest in a joint venture for work in Africa. Interests in these unconsolidated ventures are accounted for under the equity-method in the consolidated balance sheets and on a proportional consolidation basis in the consolidated statements of operations. The Company's investments in and advances to and from these ventures were not significant at December 31, 2000 and 1999.

       The Company's share of revenue and contract cost from these ventures consist of:

                                                                                    Year Ended December 31,
                                                                       ----------------------------------------------
                                                                           2000             1999             1998
                                                                       -----------      -----------       -----------
         Contract revenue                                               $25,546           $ 21,633          $ 219
         Contract cost                                                   39,913             22,164            316


6.       ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

       Accounts payable and accrued liabilities consist of:


                                                                                                  December 31,
                                                                                        -----------------------------
                                                                                            2000             1999
                                                                                        ----------        -----------
         Trade payables                                                                 $  45,736          $ 18,676
         Payrolls and payroll liabilities                                                  12,894            13,388
         Equipment reconditioning and overhaul reserves                                     3,330             3,190
                                                                                        ---------          --------
                                                                                        $  61,960          $ 35,254
                                                                                        =========          ========


                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

7.     NOTES PAYABLE AND LONG-TERM DEBT

       Notes payable and long-term debt consist of the following:


                                                                                                  December 31,
                                                                                        ------------------------------
                                                                                            2000             1999
                                                                                        ------------      ------------
         $150,000 revolving credit agreement with a syndicated bank group               $    26,000       $    15,500

         Notes payable issue by RPI to a bank                                                   298                 -

         Other obligations                                                                        -               481
                                                                                        -----------       -----------

         Total long-term debt                                                                26,298            15,981
         Less current portion                                                                   217               481
                                                                                        -----------       -----------

         Long-term debt, less current portion                                           $    26,081       $    15,500
                                                                                        ===========       ===========

       The Company and certain affiliated companies have a $150,000 credit agreement with a syndicated bank group which was amended effective June 30, 2000. The credit agreement subjects the $100,000 revolving portion of the credit facility to borrowing base requirements. The entire facility, less amounts used under the revolving portion of the facility, may be used for standby and commercial letters of credit. Borrowings are payable at termination on February 20, 2003. Interest is payable quarterly at a Base Rate plus a margin of 2.25% or a Eurodollar Rate plus a margin of 3.5%. A commitment fee on the unused portion of the credit agreement is payable quarterly at 0.75%. The credit agreement is collateralized by substantially all of the Company's assets, including stock of the principal subsidiaries of the Company. The credit agreement restricts the payment of cash dividends and requires the Company to maintain certain financial ratios. The borrowing base is calculated using varying percentages of cash, accounts receivable, accrued revenue, contract cost and recognized income not yet billed, property, plant and equipment, and spare parts. Debt issue costs of $1,046, net of accumulated amortization of $272, are included in other assets at December 31, 2000.

       As of December 31, 2000, there was $26,000 borrowed under the credit agreement at an average interest rate of 10.3% and $29,918 of letters of credit outstanding leaving $20,407 available for borrowings and $94,082 available for standby and commercial letters of credit.

       At December 31, 2000, there was $298 of notes payable issued by RPI to a bank, collaterallized by vehicles and machinery, and payable in monthly installments up to $8, including interest from 6.7% to 9.7% per annum. The notes mature in 2002, of which $217 is due in 2001.

       The Company has unsecured credit facilities with banks in certain countries outside the United States. Borrowings in the form of short-term notes and overdrafts, are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $9,800 at December 31, 2000. There were no outstanding borrowings at December 31, 2000 ($481 at December 31, 1999).

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

8.     RETIREMENT BENEFITS

       The Company has defined benefit plans (pension plans) covering substantially all regular employees which are funded by employee and Company contributions. The Company's funding policy is to contribute at least the minimum required by the Employee Retirement Income Security Act of 1974 in accordance with annual actuarial valuations. Benefits under the plans are determined by employee earnings and credited service. The Company has a postretirement medical benefits plan which covers substantially all regular employees and is funded by Company and retiree contributions based on estimated cost. Benefit expense for these plans includes the following components:

                                                          Pension Benefits              Postretirement Medical Benefits
                                                --------------------------------------  --------------------------------
                                                       Year Ended December 31,               Year Ended December 31,
                                                --------------------------------------   --------------------------------
                                                     2000         1999         1998          2000       1999       1998
                                                ------------ ------------ ------------   ---------- ---------- ----------

         Service cost                            $    1,084   $    1,692   $    1,658     $    119   $    157   $    179
         Interest cost                                2,347        2,244        2,225          365        274        296
         Expected return on plan assets              (3,155)      (2,914)      (2,560)           -          -          -
         Recognized net actuarial loss (gain)          (960)        (188)           -          (93)      (108)       (81)
         Amortization of transition asset               (29)         (29)         (29)           -          -          -
         Amortization of prior service cost             133           95          145          (22)       (22)       (22)
         Amendments                                     170            -            -            -          -          -
                                                -----------  -----------   ----------     --------  ---------   --------

                                                $      (410) $       900  $     1,439     $    369  $     301  $     372
                                                ===========  ===========  ===========     ========  =========  =========


       The retirement benefit obligations are determined using a weighted-average discount rate of 7.75 percent at December 31, 2000 (8.0 percent at December 31, 1999, and 6.75 percent at December 31, 1998). For pension benefits the rate of increase in future pay increases is 5.5 percent at December 31, 2000 (5.5 percent at December 31, 1999, and 5.5 percent at December 31,
1998), and assets are expected to have a long-term rate of return of 8.5 percent. The transition asset is amortized over 15 years.

       The following table sets forth the changes in benefit obligations and plan assets and the reconciliation of the funded status of the plans to the accrued benefit cost:

                                                        Pension Benefits              Postretirement Medical Benefits
                                             ---------------------------------------  ---------------------------------
                                                    Year Ended December 31,               Year Ended December 31,
                                             --------------------------------------- ----------------------------------
                                                2000         1999          1998        2000        1999        1998
                                             ------------ ------------ -------------  --------- ----------- -----------
        Change in benefit obligations:
          Benefit obligations, beginning
             of year                          $   30,107   $   34,278   $   32,407    $  4,557   $  4,057    $   4,236
          Service cost                             1,084        1,692        1,658         119        157          179
          Interest cost                            2,347        2,244        2,225         364        274          296
          Plan participants' contribution            390          407          493         121        110           86
          Amendments                                 170            -            -           -          -            -
          Actuarial loss (gain)                       92       (6,416)      (1,035)        778        243         (494)
          Benefits paid                           (1,901)      (2,098)      (1,470)       (399)      (284)        (246)
                                              ----------   ----------   ----------    --------   --------    ---------
          Benefit obligations, end of year        32,289       30,107       34,278       5,540      4,557        4,057
                                              ----------   ----------   ----------    --------   --------    ---------

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

8.     RETIREMENT BENEFITS (CONTINUED)



                                                       Pension Benefits              Postretirement Medical Benefits
                                             -------------------------------------  ----------------------------------
                                                   Year Ended December 31,               Year Ended December 31,
                                             -------------------------------------  ----------------------------------
                                                2000         1999         1998        2000        1999        1998
                                             ------------ ------------ -----------  ---------- ----------- -----------

        Change in plan assets:
          Plan assets at fair value,
             beginning of year                $   37,709   $   34,699   $  30,514    $      -   $      -    $       -
          Actual return on plan assets              (754)       4,468       4,823           -          -            -
          Employer contribution                        -            -           -         278        174          160
          Plan participants' contribution            390          407         493         121        110           86
          Benefits paid                           (1,901)      (1,865)     (1,131)       (399)      (284)        (246)
                                              ----------   ----------   ---------    --------   --------    ---------
          Plan assets at fair value,
             end of year                          35,444       37,709      34,699           -          -            -
                                              ----------   ----------   ---------   ---------  ---------    ---------
        Reconciliation:
          Funded status, plan assets over
             (under) benefit obligations           3,155        7,602         421      (5,540)    (4,557)      (4,057)
          Unrecognized net actuarial gain         (8,466)     (13,427)     (5,391)       (514)    (1,384)      (1,735)
          Transition asset at
             January 1, 1987                         (29)         (57)        (86)          -          -            -
          Unrecognized prior service cost            844          976         816        (177)      (199)        (221)
          Adjustment for minimum liability             -            -         (50)          -          -            -
                                              ----------   ----------   ---------    --------   --------    ---------
          Accrued benefit cost                $   (4,496)  $   (4,906)  $  (4,290)   $ (6,231)  $ (6,140)   $  (6,013)
                                              ==========   ==========   =========    ========   ========    =========

       Plan assets of the pension plans consist primarily of listed stocks and bonds. Contributions of assets to a trust established by the Company to fund benefit payments under the Executive Benefit Restoration Plan, which was liquidated subsequent to December 31, 2000, are irrevocable but are subject to creditor claims under certain conditions and are, therefore, excluded from the determination of funded status. Assets held in trust, at cost which approximates market, included in other assets, are $1,588 at December 31, 2000, $1,438 at December 31, 1999, and $1,329 at December 31, 1998.

       The non-current portion of the postretirement medical benefit liability, $6,133 at December 31, 2000 ($6,042 at December 31, 1999), is included in other liabilities.

       The weighted-average annual assumed rate of increase in the per capita cost of covered postretirement medical benefits is 9.5 percent for 2001 and is assumed to decrease to 5.5 percent by the year 2009 and to remain at that level. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the postretirement medical benefits liability at December 31, 2000, by $666 and expense for 2000 by $68. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the postretirement medical benefits liability by $556 and expense for 2000 by $56.

       The Company has a defined contribution plan that is funded by participating employee contributions and the Company. The Company matches employee contributions, up to a maximum of 4 percent of salary, as follows: 100 percent in the form of cash or 125 percent in the form of WGI common stock, as elected by the employee. Company contributions for this plan were $616 (including $243 of WGI common stock) in 2000, $636 (including $314 of WGI common stock) in 1999, and $689 (including $332 of WGI common stock) in 1998.

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)


9.     INCOME TAXES

       The provision for income taxes represents income taxes arising as a result of operations, credits for revision of previous estimates of income taxes payable in a number of countries and a credit recognizing the tax benefit of a portion of the Company's tax losses carried forward. The Company is not subject to income tax in Panama on income earned outside of Panama. All income has been earned outside of Panama. The relationship between income (loss) before income taxes and the provision for income taxes is affected by the method of determining income taxes in the countries in which the Company operates. The effective consolidated tax rate differs from a statutory tax rate as taxable income and operating losses from different countries cannot be offset and tax rates and methods of determining taxes payable are different in each country.

       Income (loss) before income taxes and the provision for income taxes in the consolidated statements of operations consist of:

                                                                Year Ended December 31,
                                                     ------------------------------------------
                                                       2000             1999             1998
                                                     --------         --------         --------
          Income (loss) before income taxes:
               Other countries                       $(12,240)        $(19,197)        $  3,036
               United States                            1,905            2,479           (2,831)
                                                     --------         --------         --------
                                                     $(10,335)        $(16,718)        $    205
                                                     ========         ========         ========
          Provision for income taxes:
               Current provision:
                   Other countries                   $  5,818         $  2,851         $  4,567
                   United States:
                       Federal                            365              190               --
                       State                              267              259               --
                                                     --------         --------         --------
                                                        6,450            3,300            4,567
               Deferred tax benefit:
                   United States                       (1,193)              --               --
                                                     --------         --------         --------
          Total provision                            $  5,257         $  3,300         $  4,567
                                                     ========         ========         ========


       The Company has a deferred tax asset in the United States of $10,121 at December 31, 2000, and $13,621 at December 31, 1999, relating to United States net operating loss and investment tax credit carryforwards and temporary differences primarily related to employee benefit expenses; and a deferred tax liability of $632 at December 31, 2000, and $684 at December 31, 1999, relating to temporary differences between book and tax depreciation. The net deferred tax asset is reduced to $1,193 at December 31, 2000 and zero at December 31, 1999, by a valuation allowance. The Company has assessed its United States operations including past earnings history and projected future earnings, and the limitations and expiration dates of the U.S. net operating loss and investment tax credit carryforwards, and has determined that it is more likely than not that the $1,193 of deferred tax asset at December 31, 2000, will be realized.

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)


9.     INCOME TAXES (CONTINUED)

       The Company has $18,228 in United States net operating loss carryforwards and $427 of United States investment tax credit carryforwards at December 31, 2000. The United States net operating loss carryforwards will expire, unless utilized, beginning in 2001 and ending December 31, 2012. The carryforwards available on an annual basis are limited. At December 31, 2000, the Company has nonexpiring operating loss carryforwards in the United Kingdom of $26,640 (Pound Sterling18,761), and a net operating loss carryforward expiring over three years in Venezuela of $358 (Bolivars 250,000). The deferred tax asset applicable to these operating loss carryforwards is reduced to $1,193 and zero at December 31, 2000 and 1999, respectively, by a valuation allowance.

       In connection with the acquisition of RPI in 2000, the Company recorded a $515 deferred tax liability relating primarily to differences between the financial statement carrying values of the assets acquired and their tax basis.

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

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)


11.    STOCK OWNERSHIP PLANS (CONTINUED)

       Options granted under the 1996 Plan vest 25 percent at the date of grant and 25 percent each January 1 thereafter. Options granted under the Director Plan vest six months after the date of grant. At December 31, 2000, the 1996 Plan has 236,500 shares and the Director Plan has 75,000 shares available for grant.

       The per share weighted-average fair value of options granted was calculated using the Black Scholes option-pricing model, assuming the options have a life of three years, the weighted-average risk-free interest rate at the dates of grant was 6.45 percent in 2000 (5.86 percent in 1999 and 4.63 percent in 1998) and the weighted-average volatility was 59.14 percent in 2000 (52.78 percent in 1999 and 59.12 percent in 1998).

       The Company's stock option activity and related information consist of:

                                                                      Year Ended December 31,
                                         ---------------------------------------------------------------------------------
                                                   2000                        1999                        1998
                                         -------------------------   -------------------------   -------------------------
                                                      Weighted-                    Weighted-                   Weighted-
                                                       Average                      Average                     Average
                                          Shares    Exercise Price    Shares    Exercise Price    Shares    Exercise Price
                                         ---------  --------------   ---------  --------------   ---------  --------------
          Outstanding, beginning
            of year                      1,479,550     $    8.20     1,093,050     $    9.37       484,500     $    9.19
          Granted                          651,500          5.70       416,000          5.28       655,000          9.50
          Exercised                         40,500          5.12           500          6.63        46,450          9.19
          Forfeited                        231,000          6.34        29,000         10.51           500          6.63
                                         ---------     ---------     ---------     ---------     ---------     ---------
          Outstanding, end of year       1,859,550     $    7.62     1,479,550     $    8.20     1,093,050     $    9.37
                                         =========     =========     =========     =========     =========     =========
          Exercisable at end of year     1,186,425     $    8.42       904,800     $    8.84       517,550     $    9.30
                                         =========     =========     =========     =========     =========     =========


       The weighted-average fair value of options granted during the year was $2.56 in 2000 ($2.17 in 1999, $3.75 in 1998). Exercise prices for options outstanding, weighted-average remaining life and weighted-average exercise price by ranges of exercise prices at December 31, 2000 are:


           Range of          Options        Weighted- Average     Weighted-Average
        Exercise Prices     Outstanding      Remaining Life        Exercise Price
        ---------------     -----------     -----------------     ----------------
        $ 5.06 - $ 6.94      1,228,750          8.9 years              $ 5.85
        $ 8.67 - $11.75        420,050          5.8 years                9.07
        $14.94 - $19.44        210,750          7.1 years               15.02
                             ---------          ---------              ------
        $ 5.06 - $19.44      1,859,550          8.0 years              $ 7.62
                             =========          =========              ======

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)


11.    STOCK OWNERSHIP PLANS (CONTINUED)

       The number of vested options and weighted-average exercise price by ranges of exercise prices at December 31, 2000 are:

           Range of                                                  Weighted-Average
        Exercise Prices                     Vested Options            Exercise Price
        ---------------                     --------------           ----------------
        $ 5.06 - $ 6.94                         595,125                   $ 6.05
        $ 8.67 - $11.75                         420,050                     9.08
        $14.94 - $19.44                         171,250                    15.04
                                              ---------                   ------
        $ 5.06 - $19.44                       1,186,425                   $ 8.42
                                              =========                   ======

       No compensation expense for the options granted under the 1996 Plan and the Director Plan has been recorded. Had compensation expense for vested options been recorded, the Company's net loss would have been $(16,397) in 2000 ($(21,232) in 1999 and $(5,234) in 1998), and basic and diluted loss per share would have been $(1.17) in 2000 ($(1.63) in 1999 and $(.35) in 1998).

       Under employee stock ownership plans established in 1992 and 1995, certain key employees were issued options to purchase common stock at a discount from fair value and were allowed to finance up to 90 percent of the option price with three-year non-interest bearing recourse notes.

12.    EARNINGS (LOSS) PER SHARE

       Basic and diluted earnings (loss) per share are computed as follows:

                                                                           Year Ended December 31,
                                                             --------------------------------------------------
                                                                 2000               1999               1998
                                                             -------------      -------------      ------------
          Net income (loss) applicable to common shares      $     (15,592)     $     (20,018)     $     (4,362)
                                                             =============      =============      ============

          Weighted average number of common shares
              outstanding for basic earnings per share          14,017,857         13,029,665        14,744,622

          Weighted average number of dilutive potential
              common shares outstanding                                 --                 --                --
                                                             -------------      -------------      ------------

          Weighted average number of common shares
              outstanding for diluted earnings per share        14,017,857         13,029,665        14,744,622
                                                             =============      =============      ============
          Earnings (loss) per common share:

               Basic                                         $       (1.11)     $       (1.54)     $       (.30)
                                                             =============      =============      ============
               Diluted                                       $       (1.11)     $       (1.54)     $       (.30)
                                                             =============      =============      ============


       At December 31, 2000, there were 1,859,550 potential common shares (1,479,550 at December 31, 1999, and 1,093,050 at December 31, 1998) excluded from the computation of diluted earnings (loss) per share because of their anti-dilutive effect.

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)


13.    SEGMENT INFORMATION

       The Company operates in a single operating segment providing construction, engineering and specialty services to the oil, gas and power industries. Due to a limited number of major projects and clients, the Company may at any one time have a substantial part of its operations dedicated to one project, client and country.

       Customers representing more than 10 percent of total contract revenue are as follows:

                                                                Year Ended December 31,
                                                         ------------------------------------
                                                            2000         1999         1998
                                                         ----------   ----------   ----------
                    Customer A                                   44%          36%          --%
                    Customer B                                   11           11           --
                    Customer C                                   --           --           22
                    Customer D                                   --           --           18
                                                         ----------   ----------   ----------
                                                                 55%          47%          40%
                                                         ==========   ==========   ==========

       Information about the Company's operations in its significant work countries is shown below:

                                                                  Year Ended December 31,
                                                            ----------------------------------
                                                              2000         1999         1998
                                                            --------     --------     --------
                   Contract revenue:
                        Nigeria                             $143,023     $ 75,928     $ 48,743
                        United States (1)                     92,998       42,981       91,151
                        Venezuela                             26,111       23,501       75,350
                        Australia                             20,687       18,774           --
                        Offshore West Africa                  17,727        1,282           --
                        Oman                                  12,908        8,026       17,806
                        Indonesia                                 --        3,205       25,804
                        Ivory Coast                               --        2,567       14,511
                        Pakistan                                  --           --        6,764
                        Other                                    836          300        1,489
                                                            --------     --------     --------
                                                            $314,290     $176,564     $281,618
                                                            ========     ========     ========

                   Long-lived assets:
                        Nigeria                             $ 24,541     $ 24,158     $ 33,005
                        United States                         15,404       11,680       15,088
                        Venezuela                              9,699       14,724       26,495
                        Offshore West Africa                   7,411        8,100           --
                        Oman                                   4,298        4,665        6,602
                        Indonesia                                 --        3,929        7,246
                        Ivory Coast                               57        2,953        4,213
                        Other                                  1,155        1,185        2,027
                                                            --------     --------     --------
                                                            $ 62,565     $ 71,394     $ 94,676
                                                            ========     ========     ========

----------

(1) Net of intercountry revenue of $6,481 in 2000, $3,176 in 1999 and $1,463 in 1998.

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)


14.    CONTINGENCIES, COMMITMENTS AND OTHER CIRCUMSTANCES

       The Company provides construction, engineering and specialty services to the oil, gas and power industries. The Company's principal markets are currently Africa, the Middle East, South America and the United States. Operations outside the United States may be subject to certain risks which ordinarily would not be expected to exist in the United States, including foreign currency restrictions, extreme exchange rate fluctuations, expropriation of assets, civil uprisings and riots, unanticipated taxes including income taxes, excise duties, import taxes, export taxes, sales taxes or other governmental assessments, availability of suitable personnel and equipment, termination of existing contracts and leases, government instability and legal systems of decrees, laws, regulations, interpretations and court decisions which are not always fully developed and which may be retroactively applied. Management is not presently aware of any events of the type described in the countries in which it operates that have not been provided for in the accompanying consolidated financial statements.

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

       The Company has certain operating leases for office and camp facilities. Rental expense, excluding daily rentals and reimbursable rentals under cost plus contracts, was $3,166 in 2000, $2,257 in 1999, and $3,254 in 1998. Minimum lease commitments under operating leases as of December 31, 2000, total $5,369 and are payable as follows: 2001, $1,631; 2002, $1,551; 2003, $788; 2004, $543; 2005,
$492 and later years, $364.

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)


15.    QUARTERLY FINANCIAL DATA (UNAUDITED)

       Selected unaudited quarterly financial data for the years ended December 31, 2000 and 1999, is as follows:

                                                         First         Second          Third         Fourth
                                                        Quarter        Quarter        Quarter        Quarter         Total
                                                       ---------      ---------      ---------      ---------      ---------
          December 31, 2000:
               Contract revenue                        $  78,773      $  81,772      $  74,934      $  78,811      $ 314,290
               Operating income (loss)                    (4,389)          (263)        (3,738)         3,085         (5,305)
               Income (loss) before
                 income taxes                             (4,623)        (1,270)        (3,782)          (660)       (10,335)
               Net income (loss)                          (5,914)        (4,344)        (5,742)           408        (15,592)
               Earnings (loss) per share,
                 basic and diluted                          (.42)          (.31)          (.41)           .03          (1.11)

          December 31, 1999:
               Contract revenue                        $  28,479      $  41,599      $  42,650      $  63,836      $ 176,564
               Operating income (loss)                    (8,574)        (9,178)        (1,932)         1,889        (17,795)
               Income (loss) before
                 income taxes                             (6,646)        (8,556)        (3,254)         1,738        (16,718)
               Net income (loss)                          (7,115)        (9,545)        (4,290)           932        (20,018)
               Earnings (loss) per share,
                 basic and diluted                          (.53)          (.74)          (.33)           .07          (1.54)


       The Company derives its revenue from contracts with durations from a few weeks to several months or in some cases, more than a year. Unit-price contracts provide relatively even quarterly results; however, major projects are usually fixed-price contracts that may result in uneven quarterly financial results due to the method by which revenue is recognized.

CORPORATE DATA

COMMON STOCK INFORMATION AND DIVIDEND POLICY

         The Company's common stock trades on the New York Stock Exchange under the symbol WG. As of December 31, 2000, there were 137 stockholders of record. The table below sets forth the common stock trading price by quarter for 1999 and 2000.

                                                          2000                    1999
                                                   -------------------------------------------
                                                    HIGH        LOW         HIGH         LOW
                                                   -------     ------      ------      -------
                  FIRST QUARTER                    $7-3/16     $4-1/8      $6-1/2      $4-9/16

                  SECOND QUARTER                   $7-5/8      $4-1/2      $9          $5-5/16

                  THIRD QUARTER                    $8-1/16     $5-1/8      $8-3/4      $6

                  FOURTH QUARTER                   $6-15/16    $4-3/8      $7-1/8      $4-5/8